Exhibit 10.2

Execution Version

SECOND LIEN CREDIT AGREEMENT

dated as of June 8, 2021

among

SOVOS BRANDS INTERMEDIATE, INC.,

as the Borrower,

SOVOS BRANDS HOLDINGS, INC.,
as Holdings,

THE FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders,

and

OWL ROCK CAPITAL CORPORATION,

as Administrative Agent

TABLE OF CONTENTS

Page

ARTICLE 1

DEFINITIONS

i

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Dutch Auction
Schedule 1.01(c)	–	Mortgages
Schedule 1.01(d)	–	Closing Date Collateral Documents and Loan Guarantees
Schedule 3.05	–	Fee Owned Real Estate Assets
Schedule 3.13	–	Subsidiaries
Schedule 4.01(b)	–	Local Counsel Opinions
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 5.15	–	Post-Closing Obligations
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.06	–	Existing Investments
Schedule 9.01	–	Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A-1	–	Form of Affiliated Lender Assignment and Assumption
Exhibit A-2	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Second Lien Intellectual Property Security Agreement
Exhibit D	–	Form of Compliance Certificate
Exhibit E	–	Form of Pari Passu Intercreditor Agreement
Exhibit F	–	Form of Intercompany Note
Exhibit G	–	Form of Junior Lien Intercreditor Agreement
Exhibit H	–	Form of Interest Election Request
Exhibit I	–	Form of Second Lien Loan Guaranty
Exhibit J	–	Form of Perfection Certificate
Exhibit K	–	Form of Joinder Agreement
Exhibit L	–	Form of Promissory Note
Exhibit M	–	Form of Second Lien Pledge and Security Agreement
Exhibit N	–	[Reserved]
Exhibit O-1	–	Form of Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For US Federal Income Tax Purposes)
Exhibit O-2	–	Form of Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For US Federal Income Tax Purposes)
Exhibit O-3	–	Form of Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For US Federal Income Tax Purposes)
Exhibit O-4	–	Form of Tax Compliance Certificate (For Foreign Participants That Are Partnerships For US Federal Income Tax Purposes)
Exhibit P	–	Form of Solvency Certificate

v

SECOND LIEN CREDIT AGREEMENT

SECOND LIEN CREDIT AGREEMENT, dated as of June 8, 2021 (this “Agreement”), by and among Sovos Brands Intermediate, Inc., a Delaware corporation (the “Borrower”), Sovos Brands Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party hereto, and Owl Rock Capital Corporation (“Owl Rock”), in its capacities as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities and together with its permitted successors and assigns, the “Administrative Agent”).

RECITALS

A.            Substantially concurrently with the occurrence of the Closing Date, all outstanding indebtedness for borrowed money of the Borrower and its subsidiaries under that certain Credit Agreement, dated as of November 20, 2018 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), among, inter alios, Holdings, the Borrower, the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent (other than letters of credit that are replaced, backstopped, cash collateralized or with respect to which other arrangements have been made in accordance with the terms of such credit agreement), will be repaid, redeemed, discharged, refinanced, replaced or terminated and in each case, the liens (other than with respect to any cash collateral agreement relating to any letter of credit that will remain outstanding after the Closing Date) and guarantees in support thereof shall be released or terminated (the “Closing Date Refinancing”).

B.          To fund the Closing Date Refinancing and a portion of the Special Dividend (as defined below), the Borrower (i) has requested that the Lenders extend credit under this Agreement in the form of Initial Loans in an aggregate principal amount on the Closing Date of $200,000,000 and (ii) intends (x) to borrow term loans under the First Lien Credit Agreement in an aggregate principal amount equal to $580,000,000 and (y) establish revolving credit commitments in with an initial available amount of $125,000,000.

C.           The Borrower will make a Restricted Payment for the purpose of paying a dividend in the aggregate amount equal to $400,000,000 to the direct or indirect equity holders of the Borrower (the “Special Dividend”).

D.           The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.           Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Debtor-In-Possession Financing” means any debtor-in-possession or similar financing (a) incurred by Holdings, the Borrower or a Restricted Subsidiary following a voluntary petition by Holdings, the Borrower or any of its Restricted Subsidiaries under or in connection with any Debtor Relief Law and (b) approved pursuant to an order of an applicable court under any Debtor Relief Law.

“ACH” means automated clearing house transfers.

“Additional Agreement” has the meaning assigned to such term in Section 8.10.

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 and/or 9.02(c).

“Additional Lender” means any lender with an Additional Commitment or an outstanding Additional Loan.

“Additional Loan” means any additional loan added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i).

“Adjusted Consolidated Net Income” means, in respect of any period, an amount determined for the Borrower and its Restricted Subsidiaries, on a consolidated basis, equal to (a) Consolidated Net Income for such period plus (b) the sum, without duplication (and to the extend deducted and not added back in calculating Consolidated Net Income for such period), for such period of:

(i)            (A) any depreciation, amortization (including, without limitation, amortization of goodwill, software and other intangible assets), (B) any impairment Charge, including any bad debt expense, and (C) any asset write-off and/or write-down; plus

(ii)          any amount that may be added back in the calculation of Consolidated Adjusted EBITDA for such period pursuant to clause (c)(viii) of the definition thereof.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.

“Advent” means Advent International Corporation.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of Holdings, the Borrower or any of its Restricted Subsidiaries, threatened in writing, against or affecting Holdings, the Borrower or any of its Restricted Subsidiaries or any property of Holdings, the Borrower or any of its Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” of the Borrower and/or any Restricted Subsidiary solely because it is an unrelated portfolio company of the Sponsor and none of the Administrative Agent, any Lender (other than any Affiliated Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any subsidiary thereof. Notwithstanding the foregoing, SoftBank and members of the SoftBank Group shall not be deemed Affiliates of Fortress Credit Corp. or of any of its Affiliates.

“Affiliated Lender” means any Non-Debt Fund Affiliate, the Borrower and/or any subsidiary of the Borrower.

“Affiliated Lender Assignment and Assumption” means (a) an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A-1 and/or (b) any other form approved by the Administrative Agent and the Borrower.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Agreement” has the meaning assigned to such term in the preamble to this Second Lien Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Published LIBO Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis and, for the avoidance of doubt, the Published LIBO Rate for any day shall be based on the rate determined on such day at 11 a.m. (London time)) plus 1.00%, (c) the Prime Rate and (d) solely in the case of Initial Loans, 1.75%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Published LIBO Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Published LIBO Rate, as the case may be.

“Applicable Percentage” means, with respect to any Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Loans and unused Additional Commitments of such Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Loans and unused Commitments of all Lenders under the applicable Class.

“Applicable Rate” means, with respect to any Initial Loan, (a) 8.00% per annum for LIBO Rate Loans and (b) 7.00% per annum for ABR Loans.

Notwithstanding the foregoing, upon the consummation of a Public Company Transaction, the Applicable Rate with respect to the Initial Loans will be automatically reduced by 0.25% per annum effective from and after the date on which such Public Company Transaction was consummated.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Assignment Agreement” means, collectively, each Assignment and Assumption and each Affiliated Lender Assignment and Assumption.

“Assignment and Assumption” means (a) an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-2 and/or (b) any other form approved by the Administrative Agent and the Borrower.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a)           the sum of:

(i)            the greater of $78,000,000 and 60% of Consolidated Adjusted EBITDA as of the end of the most recently ended Test Period; plus

(ii)          an amount, not less than zero for any period, equal to the CNI Growth Amount (provided, that no amount shall be available pursuant to this clause (ii) for any Restricted Payment pursuant to Section 6.04(a)(iii)(A) if an Event of Default under Sections 7.01(a), (f) or (g) exists); plus

(iii)        (A) the amount of any capital contribution in respect of Qualified Capital Stock or the proceeds of any issuance of Qualified Capital Stock after the Closing Date (other than any amount (1) constituting a Cure Amount, an Available Excluded Contribution Amount or a Contribution Indebtedness Amount, (2) received from the Borrower or any Restricted Subsidiary or (3) consisting of the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received or deemed to be received as Cash equity by the Borrower or any of its Restricted Subsidiaries, plus (B) the fair market value, as determined by the Borrower in good faith, of Cash Equivalents, marketable securities or other property received or deemed to be received by the Borrower or any Restricted Subsidiary as a capital contribution in respect of Qualified Capital Stock or in return for any issuance of Qualified Capital Stock (other than any amount (1) constituting a Cure Amount, an Available Excluded Contribution Amount or a Contribution Indebtedness Amount or (2) received from the Borrower or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv)         the aggregate principal amount of any Indebtedness (including any Disqualified Capital Stock), of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Company that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as determined by the Borrower in good faith) of any assets received by the Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v)         the Net Proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi)         to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment (pursuant to the definition thereof), the proceeds received (or deemed to be received) by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments and interest payments of loans, in each case, received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i); plus

(vii)          an amount equal to the sum of (A) the amount of any Investment by the Borrower or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary or any other Person (other than the Borrower or any Restricted Subsidiary) that has been re-designated as or has become, as applicable, a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary and (B) the fair market value (as determined by the Borrower in good faith) of the assets (including cash or Cash Equivalents) of any Unrestricted Subsidiary or any other Person (other than the Borrower or any Restricted Subsidiary) that have been distributed, conveyed or otherwise transferred to the Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii)       to the extent not already included in the CNI Growth Amount, the aggregate amount of any Cash dividend or other Cash distribution received (or deemed received) by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary after the Closing Date; plus

(ix)           the amount of any Declined Proceeds; plus

(x)            [reserved]; plus

(xi)           the amount of any De Minimis Proceeds; plus

(xii)         the fair market value of any First Lien Debt, Second Lien Debt and/or Junior Lien Debt that has been contributed to the Borrower and/or any of its Restricted Subsidiaries in accordance with Section 9.05(g) (or any comparable provision under any definitive documentation governing such First Lien Debt, Second Lien Debt or Junior Lien Debt, as applicable); plus

(xiii)         [reserved]; plus

(xiv)        the value of any transaction consideration in any Permitted Acquisition or other Investment attributable in the good faith determination of the Borrower to the Qualified Capital Stock of the Borrower or its applicable Parent Company issued in connection with such Permitted Acquisition or other Investment; minus

(b)           an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets (as determined by the Borrower in good faith, but excluding any Cure Amount and/or any Contribution Indebtedness Amount) received (or deemed received) by the Borrower or any of its Restricted Subsidiaries after the Closing Date from:

(a)           contributions (or deemed contributions) of assets (including cash) in respect of Qualified Capital Stock of the Borrower (other than any amount received from any Restricted Subsidiary); and

(b)         the sale or issuance of Qualified Capital Stock of the Borrower (other than (x) to any Restricted Subsidiary, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, designated by the Borrower as an Available Excluded Contribution Amount on or promptly after the date on which the relevant capital contribution is made (or deemed to be made) or the relevant proceeds are received (or deemed to be received), as the case may be, and which are excluded from the calculation of the Available Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliate (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following services: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, supply chain and/or supplier financing services and any arrangement and/or service similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Loan Party, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any arrangement in connection with Banking Services that is in effect on the Closing Date or entered into at any time on or after the Closing Date between any Loan Party and (a) a counterparty that is (or is an Affiliate of) the Administrative Agent or any Lender as of the Closing Date or at the time such arrangement is entered into and/or (b) any other Person, in each case of the Persons described in the foregoing clauses (a) and (b), that is designated in writing by the Borrower to the Administrative Agent as a provider of Banking Services Obligations for purposes of the Loan Documents, it being understood that each counterparty provider of Banking Services Obligations shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and any applicable Intercreditor Agreement as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 USC § 101 et seq.), as it has been, or may be, amended, from time to time.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Published LIBO Rate for U.S. dollar-denominated syndicated credit facilities and the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would in the case of Initial Loans, be less than 0.75%, the Benchmark Replacement will be deemed to be 0.75% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Published LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Published LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Published LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time. Each Benchmark Replacement Adjustment shall be subject to the consent of the Borrower (not to be unreasonably withheld or delayed).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent and the Borrower decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Published LIBO Rate:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of

(a)	the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Published LIBO Rate permanently or indefinitely ceases to provide the Published LIBO Rate; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Published LIBO Rate (with respect to Loans denominated in Dollars):

(1)	a public statement or publication of information by or on behalf of the administrator of the Published LIBO Rate announcing that such administrator has ceased or will cease to provide the Published LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Published LIBO Rate;

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the Published LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Published LIBO Rate, a resolution authority with jurisdiction over the administrator for the Published LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Published LIBO Rate, which states that the administrator of the Published LIBO Rate has ceased or will cease to provide the Published LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Published LIBO Rate; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Published LIBO Rate announcing that the Published LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent by notice to the Borrower, so long as the Administrative Agent has not received, by such date, written notice of objection to such Early Opt-In Election from the Borrower.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Published LIBO Rate and solely to the extent that the Published LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Published LIBO Rate for all purposes hereunder in accordance with Section 1.13 and (y) ending at the time that a Benchmark Replacement has replaced the Published LIBO Rate for all purposes hereunder pursuant to Section 1.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the US.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement and shall, for the avoidance of doubt, include any Successor Borrower.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a written request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Borrower.

“Burdensome Agreement” has the meaning assigned to such term in Section 6.05.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Business Optimization Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Capital Expenditures” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate amount, without duplication, of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) that would, in accordance with GAAP, are, or are required to be included as, capital expenditures on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided, that for the avoidance of doubt, the amount of obligations attributable to any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, preferred equity certificates, convertible preferred equity certificates or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Carlyle Fee Letter” means the Facility Fee Letter, dated as of the Closing Date, among the Borrower, TCG BDC, Inc., Carlyle Direct Lending CLO 2015-1R LLC, TCG BDC II SPV LLC, OCPC Credit Facility SPV LLC and Carlyle Skyline Credit Fund, L.P.

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the US government or (ii) issued by any agency or instrumentality of the US the obligations of which are backed by the full faith and credit of the US, in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (b) readily marketable direct obligations issued by any state of the US or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s or at least “A” from Fitch (or, if at any time neither S&P, Moody’s nor Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least “F2” from Fitch (or, if at any time neither S&P, Moody’s nor Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the US, any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies in each case organized under, or authorized to operate as bank under, the laws of any jurisdiction in which any subsidiary is organized or has operations and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000, (f) shares of any investment fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least “A” from Fitch (or, if at any time either S&P, Moody’s or Fitch are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency) and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law. “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or US or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means:

(a)          at any time prior to a Public Company Transaction, the Permitted Holders ceasing to beneficially own, either directly or indirectly (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), Capital Stock representing more than 50% of the total voting power of all of the outstanding voting common stock of Holdings;

(b)          at any time on or after a Public Company Transaction, a Responsible Officer of the Borrower becomes aware of the acquisition of the beneficial ownership by any Person or group (as used in this definition, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (ii) one or more Permitted Holders and (iii) any underwriter in connection with any Public Company Transaction), of voting common stock representing more than 50% of the total voting power of all of the outstanding voting common stock of the relevant Public Entity; provided, that notwithstanding the provisions of this clause (b), no “Change of Control” shall be deemed to have occurred under this clause (b) if the Permitted Holders have the right, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors of the relevant Public Entity; and

(c)           the Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings.

For purposes of this definition, (1) a Person or group shall not be deemed to beneficially own Capital Stock or voting power subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock or voting power pursuant to the transactions contemplated by such agreement, (2) if any group includes one or more Permitted Holders, the issued and outstanding Capital Stock of the relevant Person that is directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of this definition, (3) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of the Capital Stock or other securities of such other Person’s parent company (or any related contractual right) unless it beneficially owns or controls 50% or more of the total voting power of the Capital Stock entitled to vote for the election of directors of such Person’s parent company having a majority of the aggregate votes on the board of directors (or equivalent governing body) of such Person’s parent company and (4) it is understood and agreed that any transaction resulting in a Successor Borrower or Successor Holdings in accordance with the terms hereof shall not give rise to a Change of Control.

“Charge” means any fee, charge, expense, cost, accrual, reserve or loss of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Loans, Additional Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 and/or 9.02(c)(i), (b) any Commitment, refers to whether such Commitment is an Initial Commitment, an Additional Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 and/or 9.02(c)(i) and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means June 8, 2021, the date on which the conditions specified in Section 4.01 were satisfied (or waived in accordance with Section 9.02).

“Closing Date Refinancing” has the meaning assigned to such term in the recitals to this Agreement.

“CNI Growth Amount” means, at any date of determination, for the period (treated as one accounting period) from the first day of the Fiscal Quarter of the Borrower during which the Closing Date occurs and ending with the last Fiscal Quarter of the Borrower included in the most recently ended Test Period, an amount (which amount shall not be less than zero for any Fiscal Quarter) determined on a cumulative basis equal to 50% of Adjusted Consolidated Net Income for each such Fiscal Quarter included in such period (if Adjusted Consolidated Net Income for such Fiscal Quarter is positive).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and the terms of any applicable Intercreditor Agreement and (y) the time periods (and extensions thereof) set forth in Section 5.12 and/or Section 5.15, as applicable, the requirement that:

(a)         on the Closing Date, the Administrative Agent shall have received (A) each Collateral Document and Loan Guaranty listed on Schedule 1.01(d), duly executed by each Loan Party party thereto, (B) a pledge of all of the Capital Stock (together, in the case of Capital Stock that is certificated, with undated stock or similar powers for each such certificate executed in blank by a Responsible Officer of the pledgor thereof) listed on Schedule 3 to the Perfection Certificate, (C) each Material Debt Instrument listed on Schedule 4 to the Perfection Certificate, endorsed (without recourse) in blank or accompanied by executed transfer form in blank by the pledgor thereof and (D) Uniform Commercial Code financing statements in appropriate form for filing in the jurisdiction of organization of each Loan Party;

(b)           after the Closing Date, in the case of any Restricted Subsidiary that is required to become (or otherwise becomes) a Loan Party after the Closing Date the Administrative Agent shall have received:

(i)           (A) a Joinder Agreement, (B) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12 owns registrations of or applications for US Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement, (C) a completed Perfection Certificate, (D) Uniform Commercial Code financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request and (E) an executed joinder to each applicable Intercreditor Agreement in substantially the form attached as an exhibit thereto or such other form to which the Administrative Agent may reasonably agree;

(ii)           each item of Collateral that such Restricted Subsidiary is required to deliver under Section 4.02 of the Security Agreement (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a)); and

(iii)         in the case of any subsidiary that has been designated as a Discretionary Guarantor (A) with respect to any such subsidiary that is a Domestic Subsidiary, the documents described in clause (b)(i) above and (B) with respect to any such subsidiary that is a Foreign Subsidiary, (1) a Joinder Agreement and (2) such other documentation relating to such categories of assets (other than Excluded Assets) as the Borrower and Administrative Agent may reasonably agree;

(c)           with respect to any Material Real Estate Asset acquired after the Closing Date the Administrative Agent shall have received:

(i)           (A) evidence that (1) a counterpart of a Mortgage with respect to such Material Real Estate Asset has been duly executed, acknowledged and delivered by the relevant Loan Party and such Mortgage and, to the extent the same does not serve as a fixture filing in the relevant jurisdiction, any corresponding UCC or equivalent fixture filing, each in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the Administrative Agent for the benefit of the Secured Parties, (2) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed or delivered for recordation or filing, as applicable and (3) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and (B) a Flood Certificate; and

(ii)           customary legal opinions of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Estate Asset is located, and if applicable, in the jurisdiction of formation of the relevant Loan Party, in each case as the Administrative Agent may reasonably request.

Notwithstanding any provision of any Loan Document to the contrary, (a) if any mortgage tax or similar tax or charge is or will be owed on the entire amount of the Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable Requirements of Law, the amount of such mortgage tax or similar tax or charge shall be calculated based on the lesser of (x) the amount of the Obligations allocated to the applicable Material Real Estate Asset and (y) the fair market value of the applicable Material Real Estate Asset at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent and the Borrower, which in the case of clause (y) will result in a limitation of the Obligations secured by the Mortgage to such amount and (b) no Loan Party will be required to procure title insurance or any survey with respect to any Mortgaged Property.

“Collateral Documents” means, collectively, (a) the Security Agreement (and any supplement thereto delivered to the Administrative Agent), (b) each Mortgage, (c) each Intellectual Property Security Agreement, and (d) each of the other instruments and documents pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means any Initial Commitment and any Additional Commitment, as applicable, in effect as of such time.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 USC. § 1 et seq.).

“Company Competitor” means any competitor of the Borrower and/or any of its subsidiaries.

“Competitor Debt Fund Affiliate” means, with respect to any Company Competitor or any Affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any Disqualified Lending Institution or any Excluded Party) that is (a) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes (but not with a view towards (i) owning the borrower or issuer of any such loan or similar extension of credit or (ii) investing in special or opportunistic situations) and (b) managed, sponsored or advised by any person that is controlling, controlled by or under common control with the relevant Company Competitor or Affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Company Competitor or its Affiliates, or the management, control or operation thereof, (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to the Borrower and/or any entity that forms part of its business (including any of its subsidiaries).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D or such other form to which the Borrower and the Administrative Agent may reasonably agree.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Adjusted EBITDA” means, with respect to any Person on a consolidated basis for any period, the sum of:

(a)           Consolidated Net Income for such period; plus

(b)          to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy (whether or not then received so long as such Person in good faith expects to receive such proceeds); plus

(c)          without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(i)          Consolidated Interest Expense; plus

(ii)           losses or discounts on sales or other payments of receivables and related assets in connection with any Receivables Facility or similar arrangement; plus

(iii)         Taxes paid and any provision for Taxes, including income, capital, federal, provincial, state, franchise, excise, value added and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any intercompany distribution) of such Person paid or accrued during such period; plus

(iv)         (A) all depreciation and amortization (including, without limitation, amortization of goodwill, software and other intangible assets), (B) all impairment Charges, including any bad debt expense, and (C) all asset write-offs and/or write-downs, including any amortization or write-off of (1) intangible assets and non-cash organization costs, (2) deferred financing and debt issuance fees, costs and expenses, (3) capitalized expenditures (including capitalized software expenditures), customer acquisition costs and incentive payments, (4) media development costs, conversion costs and contract acquisition costs, (5) the amortization of original issue discount resulting from the issuance or incurrence of Indebtedness at less than par, (6) the amortization of favorable or unfavorable lease assets or liabilities and/or (7) capitalized fees relating to any Receivables Facility; plus

(v)         any earn-out and/or contingent consideration obligation (including those accounted for as bonuses, compensation or otherwise) and any adjustment thereof incurred in connection with the Transactions and/or any acquisition and/or other Investment (whether or not consummated) which is paid or accrued during such period and, in each case, adjustments thereof; plus

(vi)           any non-cash Charge, including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes (provided, that to the extent that any such non-cash Charge represents an accrual or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash Charge in the current period and (B) to the extent such Person elects to add back such non-cash Charge in the current period, the cash payment in respect thereof in such future period shall not be added back to Consolidated Adjusted EBITDA to such extent); plus

(vii)         any non-cash compensation Charge and/or any other non-cash Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement); plus

(viii)      (A) Transaction Costs, (B) any Charge incurred in connection with any transaction (in each case, whether or not consummated and whether or not permitted under this Agreement), including (1) any issuance and/or incurrence of Indebtedness (including any Charge that would constitute a Public Company Cost), any Receivables Facility (including commissions, discounts, yield, interest expense and similar fees and charges relating thereto) and/or any issuance and/or offering of Capital Stock (including, in each case, by any Parent Company), any acquisition or other Investment, any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, (2) in connection with any Public Company Transaction (whether or not consummated), including any Charge that would constitute a Public Company Cost and/or (3) equipment leases and/or equipment financings, (C) the amount of any Charge that is actually reimbursed or reimbursable by any third party pursuant to any indemnification or reimbursement provision or similar agreement (including any purchase price adjustment) or insurance; provided that in respect of any Charge that is added back in reliance on this clause (C), the relevant Person in good faith expects to receive reimbursement for such Charge and/or (D) Public Company Costs; plus

(ix)           any Charge or deduction that is associated with any Restricted Subsidiary and attributable to any non-controlling interest and/or minority interest of any third party; plus

(x)          without duplication of any amount referred to in clause (b) above, the amount of (A) any Charge to the extent that a corresponding amount is received in cash by such Person from a Person other than such Person or any Restricted Subsidiary of such Person under any agreement providing for reimbursement of such Charge or (B) any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy or (ii) without duplication of any amount included in a prior period under clause (B)(i) above, to the extent such Charge is covered by insurance proceeds received in cash during such period (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of any Charge paid during such period such excess amounts received may be carried forward and applied against any Charge in any future period); plus

(xi)          (A) the amount of management, monitoring, consulting, transaction and advisory fees and related indemnities and/or expenses (including reimbursements) pursuant to any sponsor management agreement (including prior to the Closing Date) and any payment made to any Investor (and/or its Affiliates or management companies) for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and/or payments to outside directors of the Borrower, Holdings or any other Parent Company actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided, that, in each case, such payment is permitted under this Agreement and (B) to the extent the relevant payment is permitted hereunder, the amount of any payment to any holder of any option in respect of the Capital Stock of the Borrower, Holdings and/or any other Parent Company in lieu of a Restricted Payment, which payment is made to compensate such optionholder as if it was an equity holder at the time of the relevant Restricted Payment; plus

(xii)          any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating improvements and/or expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, operational improvement, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility opening and/or pre-opening), any inventory optimization program and/or any curtailment, any business optimization Charge, any restructuring and/or integration Charge (including any Charge relating to any Tax restructuring), any Charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to any strategic initiative, any signing Charge, any Charge relating to any retention or completion bonus, any expansion and/or relocation Charge, any Charge associated with any modification to any pension or other post-retirement employee benefit plan, any Charge associated with system design, update and/or establishment, any upgrade Charge, any platform optimization Charge, any new system implementation Charge, any startup and/or expansion Charge (including administrative, overhead, staffing and related costs and expenses), any Charge in connection with new and/or expanded operations, any Charge in connection with unused warehouse space or unused manufacturing facilities, any Charge relating to a new contract, any consulting Charge, or any corporate development Charge, any Charge relating to any distribution network and/or sales channel, any Charge in connection with any exit from, wind down or termination of any line of business, any Charge related to any customer dispute and/or any Charge in connection with the implementation, replacement, development or upgrade of any operational, reporting and/or information technology system and/or technology initiative; plus

(xiii)         any Charge incurred or accrued in connection with any single or one-time event, including in connection with (A) any acquisition or similar Investment consummated after the Closing Date, (B) the closing, consolidation, opening or reconfiguration of any facility during such period, (C) any restructuring Charge, (D) one-time consulting costs or expenses and/or (E) any litigation or other legal matter; plus

(xiv)          any Charge relating to entry into a new market or the sale of products in new locations (including, without limitation, start-up costs, slotting fees (including in connection with the buyout of existing merchandise), new fixture freight costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any and all of the foregoing); plus

(xv)          excess owners’ and management compensation, perquisites, above-market rent, cash accrual and accounting differences and personal expenses paid or accrued prior to the Closing Date and/or attributable to the target of any acquisition or similar Investment permitted hereunder; plus

(xvi)        any add-back, adjustment and/or exclusion of the type reflected in (i) the Financial Model and/or (ii) any quality of earnings report prepared by any independent registered public accountant of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent, in each case, delivered to the Administrative Agent (including, for the avoidance of doubt, in connection with any acquisition or similar investment prior to or after the Closing Date); plus

(d)           to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period in respect of any non-cash income or gain that was deducted in the calculation of Consolidated Adjusted EBITDA (including any component definition) pursuant to clause (j) below for any previous period and not added back; plus

(e)           the full pro forma “run rate” expected cost savings, operating expense reductions, operational improvements and/or cost synergies (collectively, “Run-Rate Synergies”) (net of actual amounts realized) that are reasonably identifiable (in the good faith determination of such Person) related to (A) the Transactions, (B) any asset sale, merger or other business combination, Investment, Disposition, operating improvement, expense reduction, restructuring, cost savings initiative and/or any initiative similar to any of the foregoing (including the entry into or renegotiation of any contract and/or other arrangement (including any such contract and/or other arrangement in respect of which binding commitments have been provided)) and/or specified transaction (each, a “Business Optimization Initiative”), in each case, consummated or implemented prior to or on the Closing Date and (C) any Business Optimization Initiative consummated or implemented after the Closing Date; provided that, with respect to this clause (C), (i) the relevant action resulting in (or substantial steps towards the relevant action that would result in) such Run Rate Synergies must either be taken or expected to be taken within 24 months following the applicable date of determination and (ii) the amounts added back in reliance on this clause (C) in any Test Period shall not exceed 25% of Consolidated Adjusted EBITDA for such Test Period (calculated after giving full effect to the adjustments contemplated by this clause (C) and all other permitted addbacks and pro forma adjustments without giving effect to any cap set forth in any provision of this definition (the “Run-Rate Synergy Cap”); provided further, that the Run-Rate Synergy Cap shall not apply to (I) any other provision of this definition of “Consolidated Adjusted EBITDA” or any adjustment identified in the Financial Model (without regard to the amounts or time periods therein), or (II) any amount relating to any pro forma adjustment consistent with Regulation S-X under the Securities Act; plus

(f)            [Reserved]; plus

(g)           [Reserved]; plus

(h)          to the extent not otherwise included in calculating Consolidated Net Income, the amount of any distribution received by such Person from any Unrestricted Subsidiary; plus

(i)            [Reserved]; minus

(j)           any amount which, in the determination of Consolidated Net Income for such period, has been added for any non-cash income or non-cash gain, all as determined in accordance with GAAP; provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period; minus

(k)            the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash Charge that (A) is accounted for in a prior period, (B) was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and (C) does not otherwise reduce Consolidated Net Income for the current period.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and/or the amount of any basket based on a percentage of Consolidated Adjusted EBITDA for any period that includes any Fiscal Quarter listed in the table set forth below, Consolidated Adjusted EBITDA for any Fiscal Quarter referenced in the table set forth below shall be the amount set forth opposite such Fiscal Quarter in the table set forth below, in each case as adjusted on a Pro Forma Basis. It is understood and agreed for the avoidance of doubt that the “deemed” Consolidated Adjusted EBITDA numbers set forth below shall not reduce the amount available under any cap set forth in this definition of “Consolidated Adjusted EBITDA”.

Fiscal Quarter Ended On or About	Consolidated Adjusted EBITDA
June 27, 2020	$36,300,000
September 26, 2020	$27,400,000
January 2, 2021	$26,500,000
April 3, 2021	$38,500,000

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on substantially all of the Collateral and that constitutes First Lien Debt.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, (including, without limitation and without duplication, amortization of any debt issuance cost, original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder, any other bank, administrative agency (or trustee) and/or financing fee, to the extent not otherwise included in consolidated total interest expense, customary commissions, discounts, yield and other fees and charges (including interest expense) relating to any Receivables Facility and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)) plus (b) any cash dividend paid or payable in respect of Disqualified Capital Stock during such period other than to such Person or any Loan Party, plus (c) any net losses or obligations arising from any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case, determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, in respect of any period and as determined for any Person (the “Subject Person”) on a consolidated basis, an amount equal to the sum of net income, determined in accordance with GAAP, but excluding:

(a)          (i) the income of any Person (other than the Subject Person or a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any Restricted Subsidiary of the Subject Person) has a joint interest, except to the extent of the amount of dividends, distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period and (ii) the loss of any Person (other than the Subject Person or a Restricted Subsidiary of the Subject Person (or a Person who, if a subsidiary of the Subject Person, would be a Restricted Subsidiary of the Subject Person)) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed Cash or Cash Equivalents to such Person in respect of such loss during such period;

(b)            any gain or Charge attributable to any asset Dispositions (including asset retirement costs and including any abandonment of assets) or of returned surplus assets outside the ordinary course of business;

(c)           (i) any Charge from (A) any extraordinary item (as determined in good faith by such Person) and/or (B) any unusual, non-recurring, infrequent and/or exceptional item (as determined in good faith by such Person) and/or (ii) any Charge attributable to and/or payment of any legal settlement, fine, judgment or order;

(d)          any net gain or Charge with respect to, or in connection with, (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of such Person, any gain or Charge relating to any asset, property or operation held for sale or pending the divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation outside the ordinary course of business (including any asset retirement cost) (other than, at the option of such Person, any gain or Charge relating to assets or properties held for sale or pending the divestiture or termination thereof) and/or (iii) any facility that has been closed during such period;

(e)           (i) any write-off or amortization made of any deferred financing cost and/or premium paid and (ii) any Charge attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreement);

(f)            (i) any Charge incurred as a result of, pursuant to or in connection with any management equity plan, bonus or other incentive plan, profits interest plan or stock option plan or any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment plan (including any post-employment benefit scheme which has been agreed with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement) and (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management; provided, that, in the case of clause (ii), to the extent that any such Charge is a cash charge, such Charge shall only be excluded to the extent the same is funded with net cash proceeds contributed to relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock;

(g)            any Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP, (ii) within 12 months after the closing of any other acquisition or similar Investment that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (iii) as a result of any change in, or the adoption or modification of, accounting principles and/or policies in accordance with GAAP;

(h)            (i) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of purchase accounting, recapitalization accounting and/or acquisition method accounting, as applicable, in relation to the Transactions or any consummated acquisition or other Investment or the amortization or write-off of any amount thereof, and (ii) the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in, and/or any change resulting from the adoption or modification of, accounting principles or policies made in such period in accordance with GAAP which affect Consolidated Net Income (except that, if such Person determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change, adoption or modification of any such principles or policies may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made);

(i)             [reserved];

(j)          (i) any realized or unrealized gain and/or loss in the fair market value of (A) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging, and/or (ii) any realized or unrealized foreign currency translation or transaction gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk); provided, that notwithstanding anything to the contrary herein, any realized gain or loss in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income;

(k)          any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(l)            any non-cash (and, with respect to clause (ii), cash) Charge (including any implementation Charge) (other than any write-down of current assets) (including non-cash compensation expense and any amount representing any non-cash adjustment) required by the application of (i) FASB Statement No. 144, (ii) FASB Statement No. 141R, (iii) FASB Statement No. 142 and (iv) Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers;

(m)          any cash or non-cash Charge required by the application of FASB Statement No. 141R to be expensed by such Person and/or any Restricted Subsidiary during the applicable period; and

(n)         (i) any one-time cumulative effect adjustment resulting from any change in accounting for revenue required by Accounting Standards Codification 606 or its replacement) and/or (ii) any Charge incurred in connection with the implementation of ASC 606.

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on substantially all of the Collateral.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, (x) the aggregate outstanding principal amount of all third party debt for borrowed money (including LC Disbursements (as defined in the First Lien Credit Agreement)) that have not been reimbursed within three Business Days and excluding, for the avoidance of doubt, undrawn letters of credit), (y) to the extent constituting Indebtedness, obligations in respect of Capital Leases and (z) the aggregate outstanding principal amount of all purchase money Indebtedness, in each case, as such amount may be adjusted to reflect the effect (as determined by the Borrower in good faith) of any Debt FX Hedge, calculated on a mark-to-market basis; provided, that “Consolidated Total Debt” shall be calculated (a) net of the Unrestricted Cash Amount and (b) excluding (i) any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount, (ii) any debt the proceeds of which are held in Escrow, (iii) amounts owing under any Receivables Facility and (iv) obligations under the Noosa Lease Agreement.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Indebtedness Amount” has the meaning assigned to such term in Section 6.01(r).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means Indebtedness of the Public Entity (which may be guaranteed by any Loan Party) that is (a) permitted to be incurred hereunder and (b) either (i) convertible into common equity of the Public Entity (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common equity) or (ii) sold as a unit with any call option, warrant and/or right to purchase (or any substantially equivalent derivative transaction) that is exercisable for common equity of the Public Entity and/or cash (in an amount determined by reference to the price of such common equity).

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Corresponding Amount” has the meaning assigned to such term in Section 8.14(c).

“Covered Party” has the meaning assigned to such term in Section 9.26(a).

“Credit Party” has the meaning assigned to such term in Section 9.14.

“Cure Amount” has the meaning assigned to such term in the First Lien Credit Agreement.

“Cured Default” has the meaning assigned to such term in Section 1.15(b).

“Current Assets” means, at any date, (a) all assets of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Borrower and/or any Restricted Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred Taxes and (v) management fees receivables) and (b) in the event that any Receivables Facility is accounted for off-balance sheet, (i) gross receivables subject to such Receivables Facility minus (ii) collections against the amounts sold pursuant to such Receivables Facility.

“Current Liabilities” means, at any date, all liabilities of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (i) short term debts, including current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposure, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred Taxes, (vi) liabilities in respect of unpaid earnouts or unpaid acquisition, disposition or refinancing related expenses, deferred purchase price holdbacks, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Borrower and/or any Restricted Subsidiary, (ix) management fees payables, (x) the current portion of any Capital Lease Obligation, (xi) the current portion of any other long term liability for Indebtedness, (xii) accrued settlement costs, (xiii) non-cash compensation costs and expenses, (xiv) deferred revenue arising from cash receipts that are earmarked for specific projects and (xv) any other liabilities that are not Indebtedness and will not be settled in Cash or Cash Equivalents during the next succeeding twelve month period after such date.

“Customary Bridge Loans” means bridge loans with a maturity date of not longer than one year; provided that (a) the Weighted Average Life to Maturity of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces (or is to be exchanged for or otherwise replace) such bridge loans is not shorter than the Weighted Average Life to Maturity of any Class of then-existing Loans and (b) the final maturity date of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces (or is to be exchanged for or otherwise replace) such bridge loans is not earlier than the Latest Maturity Date on the date of the issuance or incurrence thereof.

“Customary Term A Loans” means term loans that (a) have scheduled amortization of 2.50% or more per annum in at least three years during the term thereof, (b) have a final maturity date of five years or less and (c) are primarily syndicated to commercial and/or investment banks (as determined by the Borrower in good faith).

“De Minimis Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“De Minimis Proceeds Threshold” has the meaning assigned to such term in Section 2.11(b)(ii).

“Debt Fund Affiliate” means any Affiliate of Advent (other than a natural Person) that is a bona fide debt fund or other investment vehicle (in each case with one or more bona fide investors to whom its managers owe fiduciary duties independent of their fiduciary duties to Advent) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Debt FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency related risks in respect of any Indebtedness of the type described in the definition of “Consolidated Total Debt”.

“Debtor Relief Laws” means the Bankruptcy Code of the US, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the US or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Person that has (a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including its obligation, to make a Loan within two Business Days of the date required to be made by it hereunder, unless such Person notifies the Administrative Agent in writing that such failure is the result of such Person’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Administrative Agent or the Borrower in writing that it does not intend to satisfy or perform any such obligation or has made a public statement to the effect that it does not intend to comply with its funding or other obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such Person’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) failed, within two Business Days after the request of the Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund any prospective Loan; provided that such Person shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e)(i) become (or any parent company thereof has become) either the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, (ii) has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or (iii) has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Person subject to this clause (e), the Borrower and the Administrative Agent have each determined that such Person intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower and the Administrative Agent), to continue to perform its obligations hereunder; provided that no Person shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Person or its parent by any Governmental Authority; provided that such action does not result in or provide such Person with immunity from the jurisdiction of courts within the US or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Person is a party.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-Cash consideration received by the Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Designated Operational FX Hedge” means any Hedge Agreement (a) entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of the Borrower and/or any of its subsidiaries and (b) designated at the time entered into (or on or prior to the Closing Date, with respect to any Hedge Agreement entered into on or prior to the Closing Date) as a Designated Operational FX Hedge by the Borrower in a writing delivered to the Administrative Agent.

“Discretionary Guarantor” has the meaning assigned to such term in Section 5.12(c).

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person, including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to the date that is 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued or (c) contains any mandatory repurchase obligation (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to the date that is 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock); provided that any (x) Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, Public Company Transaction or any other liquidity event or any Disposition occurring prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if the documentation governing such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions unless either (1) the relevant redemption is permitted by the terms of this Agreement or (2) the Termination Date has occurred and (y) for purposes of clause (a) through (c) above, it is understood and agreed that if any such maturity, redemption conversion, exchange, repurchase obligation or scheduled payment is in part, only such part coming into effect prior to the date that is 91 days following the Latest Maturity Date (determined at the time such Capital Stock is issued) shall constitute Disqualified Capital Stock.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Borrower or any Restricted Subsidiary and/or any Parent Company, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrower (or any Parent Company or any subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a)            (i) any Person identified in writing to the Administrative Agent on or prior to the Closing Date, (ii) any Person that is identified in writing to the Administrative Agent after the Closing Date (provided, that any Person so identified after the Closing Date must be reasonably acceptable to the Administrative Agent), (iii) any Affiliate of any Person described in clauses (i) or (ii) above that is reasonably identifiable on the basis of such Person’s name as an Affiliate of such Person, and (iv) any other Affiliate of any Person described in clauses (i), (ii) or (iii) above that is identified in a written notice to the Administrative Agent) (each such person, a “Disqualified Lending Institution”);

(b)            (i) any Person that is or becomes a Company Competitor and/or any Affiliate of any Company Competitor (other than a Competitor Debt Fund Affiliate, in each case, that is identified in writing to the Administrative Agent, (ii) any Affiliate of any Person described in clause (i) above (other than any Competitor Debt Fund Affiliate) that is reasonably identifiable on the basis of such Person’s name as an Affiliate of such Person and (iii) any other Affiliate of any Person described in clauses (i) or (ii) above that is identified in a written notice to the Administrative Agent; it being understood and agreed that no Competitor Debt Fund Affiliate of any Company Competitor may be designated as a Disqualified Institution pursuant to this clause (iii); and

(c)            any Affiliate or Representative of any Initial Lender as of the Closing Date that is engaged as a principal primarily in private equity, mezzanine financing or venture capital (any Person described in this clause (c), an “Excluded Party”);

provided that no written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in the Loans under the Term Facility prior to the delivery of such notice.

The Borrower shall be permitted to remove any Person from the list of Disqualified Institutions; provided, that at any time after the removal of such Person, the Borrower shall be permitted to redesignate such Person as a Disqualified Institution without the consent of the Administrative Agent or any other Person.

“Disqualified Lending Institution” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“Dollars” or “$” refers to lawful money of the US.

“Domestic Subsidiary” means any subsidiary of the Borrower incorporated or organized under the laws of the US, any state thereof or the District of Columbia.

“Dutch Auction” has the meaning assigned to such term on Schedule 1.01(b).

“Early Opt-in Election” means the occurrence of:

(1)	a determination by the Administrative Agent and the Borrower that at least twenty currently outstanding Dollar- denominated syndicated credit facilities for companies owned by top-tier sponsors (as determined by the Borrower in good faith) at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of the Published LIBO Rate, a new benchmark interest rate to replace the Published LIBO Rate, and

(2)	the election by the Administrative Agent to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent of written notice of such election to the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country (or, to the extent that the United Kingdom is not an EEA Member Country, the United Kingdom), which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country (or, to the extent that the United Kingdom is not an EEA Member Country, the United Kingdom), which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country (or, to the extent that the United Kingdom is not an EEA Member Country, the United Kingdom), which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Borrower in good faith in consultation with the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting, ticking, unused line and/or amendment fee (regardless of whether any such fee is paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by the issuer of such Indebtedness generally to all relevant lenders ratably; provided, however, that (A) to the extent that the Published LIBO Rate (with an Interest Period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the Indebtedness in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Published LIBO Rate (for a period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the Effective Yield is determined, the floor will be disregarded in calculating the Effective Yield.

“Electronic Signature” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided, that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g), the Borrower or any of its Affiliates.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all current or future applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to Holdings, the Borrower or any of its Restricted Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment Sale and Leaseback Transaction” means any equipment financing or similar arrangement that is not prohibited by Sections 6.01 and/or 6.02 and entered into by the Borrower and/or any Restricted Subsidiary in the ordinary course of business with any Person that requires the Borrower and/or any Restricted Subsidiary to purchase the equipment subject to such financing or similar arrangement, sell such equipment to the relevant financing provider and thereafter rent or lease such equipment from the relevant financing provider.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with Holdings, the Borrower or any Restricted Subsidiary and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate, notification of Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate, with respect to the termination of any Pension Plan; or (g) the conditions for imposition of a Lien under Section 303(k) of ERISA have been met with respect to any Pension Plan.

“Erroneous Payment” has the meaning assigned to such term in Section 8.14(a).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.14(c).

“Escrow” has the meaning set forth in the definition of “Indebtedness”.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a)           any asset the grant or perfection of a security interest in which would (i) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than assets subject to Capital Leases and purchase money financings), (ii) violate (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law) the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of Capital Leases and purchase money financings), or (iii) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision (to the extent such contract is binding on such asset at the time of its acquisition and not incurred in contemplation thereof); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right;

(b)            the Capital Stock of any (i) Captive Insurance Subsidiary, (ii) Unrestricted Subsidiary, (iii) not-for-profit subsidiary, (iv) Immaterial Subsidiary (other than an Immaterial Subsidiary that is a Loan Party) and/or (v) Receivables Subsidiary;

(c)            any intent-to-use (or similar) Trademark application prior to the filing and acceptance by the U.S. Patent and Trademark Office (or similar Governmental Authority) of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use (or similar) Trademark application under applicable Requirements of Law;

(d)           any asset (including Capital Stock), the grant or perfection of a security interest in which would (i) be prohibited under applicable Requirements of Law (including, without limitation, any rule and/or regulation of any Governmental Authority) (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law), (ii) require any governmental or regulatory consent, approval, license or authorization, in each case, to the extent such consent, approval, license or authorization has not been obtained (it being understood and agreed that no Loan Party shall have any obligation to procure any such consent, approval, license or authorization) (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clauses (d)(i) or (d)(ii) to the extent that the assignment of such proceeds or receivables is effective under the UCC or other applicable Requirements of Law notwithstanding the relevant requirement or prohibition or (iii) be reasonably likely to result in material adverse tax consequences (including as a result of the application of Section 956 of the Code or any similar Requirement of Law) to Holdings, the Borrower and any of their subsidiaries as determined by the Borrower in good faith;

(e)          (i) any leasehold Real Estate Asset, (ii) except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement, any other leasehold interest, and (iii) any owned Real Estate Asset that (A) is not a Material Real Estate Asset or (B) is or becomes located in a Special Flood Hazard Area;

(f)         the Capital Stock of (i) any Person that is not the Borrower or a Wholly-Owned Subsidiary of the Borrower and/or (ii) any subsidiary of any non-Wholly Owned Subsidiary of the Borrower;

(g)            any Margin Stock;

(h)        the Capital Stock of (i) any Foreign Subsidiary and (ii) any FSHCO, in each case, (A) in excess of 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of any such Foreign Subsidiary and/or FSHCO or (B) to the extent such Foreign Subsidiary or FSHCO is not a first-tier Subsidiary of any Loan Party;

(i)            any Commercial Tort Claim;

(j)            any Deposit Account, securities account and/or similar account (including any securities entitlement), escrow, fiduciary and/or trust account, payroll and other employee wage and benefit accounts, tax accounts (including, sales tax accounts), any cash collateral account, any Cash and Cash Equivalents and any funds and other property held or maintained in any such accounts (other than, in each case, proceeds of other Collateral as to which perfection may be accomplished by filing a UCC-1 financing statement or automatically in accordance with the UCC);

(k)          assets subject to any purchase money security interest, Capital Lease obligation, sale-leaseback obligation or similar arrangement, in each case, that is permitted or otherwise not prohibited by the terms of this Agreement and to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any subsidiary of Holdings); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (k) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation;

(l)           any Letter-of-Credit Right that does not constitute a supporting obligation, except to the extent the security interest therein may be perfected by filing of a financing statement under the UCC of any applicable jurisdiction;

(m)          motor vehicles and other assets subject to certificates of title, except to the extent the security interest therein may be perfected by filing of a financing statement under the UCC of any applicable jurisdiction;

(n)        any asset of a Person acquired by Holdings, the Borrower or any other Restricted Subsidiary that, at the time of the relevant acquisition, is encumbered to secure assumed Indebtedness permitted by this Agreement to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such asset from being pledged to secure the Secured Obligations and the relevant prohibition was not implemented in contemplation of the applicable acquisition;

(o)          any asset with respect to which the Borrower has in good faith determined that the cost, burden, difficulty or consequence (including (i) any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business and (ii) the cost of mortgage, stamp, intangible or other taxes or expenses) of obtaining or perfecting a security interest therein outweighs, or is excessive in light of, the practical benefit of a security interest to the relevant Secured Parties afforded thereby (and the Lenders acknowledge that the Collateral that may be provided by any Loan Party may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Secured Parties of increasing the secured amount is disproportionate to the level of such fees, taxes and duties);

(p)         any governmental license or state or local franchise, charter or authorization, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby, after giving effect to the anti-assignment provisions of the UCC of any applicable jurisdiction, other than any proceeds or receivable thereof to the extent the assignment of the same is effective under the UCC of any applicable jurisdiction notwithstanding such consent or restriction;

(q)            any asset subject to any Receivables Facility; and

(r)           aircraft, airframes, aircraft engines, helicopters and equipment and/or other assets that are affixed to, or otherwise constitute, such aircraft, airframes, aircraft engines and/or helicopters.

“Excluded Party” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Excluded Subsidiary” means:

(a)           any (i) Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower and (ii) any subsidiary of a Person described in the foregoing clause (i);

(b)            any Immaterial Subsidiary;

(c)          any Restricted Subsidiary that (i) is prohibited or restricted from providing a Loan Guaranty by (A) any Requirement of Law or (B) any Contractual Obligation that exists on the Closing Date or at the time such Restricted Subsidiary becomes a subsidiary (which Contractual Obligation was not entered into in contemplation of the acquisition of such Restricted Subsidiary (including pursuant to assumed Indebtedness)), (ii) would require a governmental (including regulatory) or third party consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) to provide a Loan Guaranty (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles), unless such consent, approval, license or authorization has been obtained (it being understood and agreed that none of Holdings, the Borrower and/or any of their respective subsidiaries shall have any obligation to obtain (or seek to obtain) any such consent, approval, license or authorization) or (iii) with respect to which the provision of a Loan Guaranty would reasonably be expected to result in material and adverse tax consequences to Holdings, the Borrower and/or any of their subsidiaries, as determined by the Borrower in good faith and in consultation with the Administrative Agent;

(d)            any not-for-profit subsidiary;

(e)            any Captive Insurance Subsidiary;

(f)            any Receivables Subsidiary;

(g)           any Foreign Subsidiary;

(h)           any Domestic Subsidiary that (i) is a FSHCO or (ii) is a direct or indirect subsidiary of any Foreign Subsidiary or FSHCO;

(i)            any Unrestricted Subsidiary;

(j)           (i) any Restricted Subsidiary acquired by the Borrower or any Restricted Subsidiary that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such subsidiary from providing a Loan Guaranty (which prohibition was not implemented in contemplation of such Restricted Subsidiary becoming a subsidiary in order to avoid the requirement of providing a Loan Guaranty) and (ii) any subsidiary of any Restricted Subsidiary described in the immediately preceding clause (i) that is subject to any prohibition described in such clause (i);

(k)        any other Restricted Subsidiary with respect to which, in the good faith determination of the Borrower, the burden or cost of providing a Loan Guaranty outweighs, or would be excessive in light of, the practical benefits afforded thereby as determined by the Borrower in good faith in consultation with the Administrative Agent;

(l)         solely in the case of any Swap Obligation that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act (which for the avoidance of doubt shall be determined after giving effect to any “keepwell, support or other agreement” (as such terms are used under the Commodity Exchange Act)), any Domestic Subsidiary that is not an “eligible contract participant” as defined under the Commodity Exchange Act and the regulations thereunder;

(m)        any subsidiary where the provision by such subsidiary of a Loan Guaranty could reasonably be expected to conflict with the fiduciary duties of such subsidiary’s directors or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for such subsidiary or any of its officers or directors or to the extent it is not within the legal capacity of such subsidiary to provide a Loan Guaranty (whether as a result of financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar rules or otherwise); and

(n)            any broker-dealer subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof, or any Governmental Authority succeeding to any or all of its functions) (a) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guaranty and any other “keepwell”, support or other agreement for the benefit of such Loan Guarantor) at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation or (b) in the case of any Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee provided by (or grant of such security interest by, as applicable) such Loan Guarantor becomes or would become effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Taxes imposed on (or measured by) such recipient’s net income (however denominated) or franchise Taxes, (i) imposed as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a), (c) any US federal withholding Tax that is imposed on amounts payable to or for the account of such Lender (other than a Lender that became a Lender pursuant to an assignment under Section 2.19) with respect to an applicable interest in a Loan or Commitment pursuant to a Requirement of Law in effect on the date on which such Lender (i) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires its interest in such Loan or (ii) designates a new lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Tax were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it designated a new lending office, (d) any Tax imposed as a result of a failure by such recipient to comply with Section 2.17(f) or (j), and (e) any Tax imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Extended Loans” has the meaning assigned to such term in Section 2.23(a).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.23) and the Borrower executed by each of (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, previously owned, leased, operated or used by Holdings, the Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” has the meaning assigned to such term in Section 1.13(a).

“FCPA” has the meaning assigned to such term in Section 3.17(c).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letters” means the OR Fee Letter, the Carlyle Fee Letter, the Fortress Fee Letter and the NB Fee Letter.

“Financial Model” means the final model made available by the Sponsor to the Administrative Agent prior to the Closing Date.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of the Closing Date, among, inter alios, the Borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent and the lenders from time to time party thereto.

“First Lien Collateral Agent” has the meaning assigned to “First Lien Credit Agreement Collateral Agent” in the Initial Intercreditor Agreement.

“First Lien Debt” means (a) the Initial Term Loans and the Initial Revolving Loans (in each case, as defined in the First Lien Credit Agreement) and (b) any other Indebtedness (other than any such Indebtedness among Holdings, the Borrower and/or their respective subsidiaries) that constitutes a First Lien Obligation. Any Indebtedness that is senior in terms of Lien priority to the Obligations pursuant to any Intercreditor Agreement shall be deemed to constitute First Lien Debt.

“First Lien Facility” means the credit facility governed by the First Lien Credit Agreement and one or more debt facilities or other financing arrangements (including indentures) providing for loans or other long-term indebtedness that replace or refinance all or a portion of such debt facility or other financing arrangement, including any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof, and whether by the same or any other agent, lender or group of lenders, and any amendment, supplement, modification, extension, renewal, restatement, amendment and restatement or refunding thereof or any such debt facility or other financing arrangement that replaces or refinances such debt facility or other financing arrangement (or any subsequent replacement and/or refinancing thereof), in each case to the extent permitted or not restricted by this Agreement.

“First Lien Incremental Debt” means any “Incremental Loan” and/or “Incremental Equivalent Debt”, each as defined in the First Lien Credit Agreement (or any equivalent term under any First Lien Facility).

“First Lien Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“First Lien Obligations” has the meaning set forth in the Initial Intercreditor Agreement. Any obligations that are senior in terms of Lien priority to the Obligations pursuant to any Intercreditor Agreement shall be deemed to constitute First Lien Obligations.

“First Lien Obligations Payment Date” means date of the occurrence of the Discharge of First Lien Obligations (as defined in the Initial Intercreditor Agreement).

“Fitch” means Fitch Ratings, Inc.

“Fiscal Month” means a fiscal month of any Fiscal Year.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means each fiscal year of the Borrower, ending on the date indicated in the table below for such Fiscal Year:

Fiscal Year	End Date
2021	December 25, 2021
2022	December 31, 2022
2023	December 30, 2023
2024	December 28, 2024
2025	December 27, 2025
2026	December 26, 2026
2027	December 25, 2027
2028	December 30, 2028

“Fixed Amount” has the meaning assigned to such term in Section 1.12(c).

“Flood Certificate” means a “Life-of-Loan” “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Foreign Lender” means any Lender that is not a US Person.

“Foreign Subsidiary” means any existing or future subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fortress Fee Letter” means the Facility Fee Letter, dated as of the Closing Date, among the Borrower and Fortress Credit Corp.

“FSHCO” means (a) any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock and/or Indebtedness of one or more Foreign Subsidiaries and (b) any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock and/or Indebtedness of one or more Persons of the type described in the immediately preceding clause (a).

“GAAP” means generally accepted accounting principles in the US in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the US, a foreign government or any political subdivision thereof, including any applicable supranational body (such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated under any Environmental Law or by any Governmental Authority or which poses a hazard to the Environment or to human health and safety, including without limitation, petroleum and petroleum by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, medical waste and pharmaceutical waste.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction (or any master agreement which is intended to govern multiple Derivative Transactions) between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement and shall, for the avoidance of doubt, include any Successor Holdings.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any subsidiary of the Borrower the contribution to Consolidated Adjusted EBITDA of which, when taken together with the contribution to Consolidated Adjusted EBITDA of all other subsidiaries that are Immaterial Subsidiaries, does not exceed 5.00% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements delivered pursuant to Section 4.01.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and/or daughter-in-law (including any adoptive relationship), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a)            the sum of:

(i)             the Shared Incremental Amount, minus (A) the aggregate outstanding principal amount of any Incremental Facility and/or Incremental Equivalent Debt previously incurred or issued in reliance on the Shared Incremental Amount minus (B) the aggregate outstanding principal amount of “Incremental Loans” and “Incremental Equivalent Debt” (each as defined in the First Lien Credit Agreement or any equivalent term under the documentation governing any First Lien Facility) incurred or issued in reliance on the Shared Incremental Amount, in each case after giving effect to any reclassification of such Incremental Facility, Incremental Equivalent Debt, “Incremental Loans” or “Incremental Equivalent Debt”, as applicable, as having been incurred in reliance on clause (e) of the definition of “Incremental Cap” hereunder or clause (e) of the definition of “Incremental Cap” (as defined in the First Lien Credit Agreement or any equivalent term under the documentation governing any First Lien Facility); it being understood and agreed that, unless the Borrower otherwise notifies the Administrative Agent, if all or any portion of any “Incremental Loan” or “Incremental Equivalent Debt” (as defined in the First Lien Credit Agreement or any equivalent term under any documentation governing any First Lien Facility) would be permitted under any “incurrence-based” capacity under the documentation governing the First Lien Facility on the applicable date of determination, such Indebtedness shall be deemed to have been incurred in reliance on such “incurrence-based” capacity prior to the utilization of all or any portion of the Shared Incremental Amount, minus (C) the aggregate outstanding principal amount of any Ratio Debt issued and/or incurred in reliance on the Shared Incremental Amount pursuant to Section 6.01(w)(i), in the case of clauses (A) and (C), after giving effect to (1) any reclassification of any Incremental Facility and/or Incremental Equivalent Debt as having been issued or incurred in reliance on the Incremental Incurrence-Based Component and/or (2) any reclassification of any Ratio Debt as having been incurred in reliance on Section 6.01(w)(iii); plus

(ii)            [reserved]; plus

(b)           in the case of any Incremental Facility or Incremental Equivalent Debt that effectively extends (i) the Maturity Date with respect to any Class of Loans and/or Commitments hereunder and/or (ii) the maturity date with respect to (A) any First Lien Debt, (B) any Second Lien Debt and/or (C) any Junior Lien Debt (it being understood that, in the case of this clause (B), the relevant Incremental Facility or Incremental Equivalent Debt incurred in reliance hereon will, at the option of the Borrower, either constitute Second Lien Debt, Junior Lien Debt or be unsecured), an amount equal to the portion of the relevant Class of Loans or Commitments or such other First Lien Debt, Second Lien Debt or such Junior Lien Debt, as applicable, that will be replaced by such Incremental Facility or Incremental Equivalent Debt; plus

(c)            [reserved]; plus

(d)           without duplication of clause (b) above, (x) (i) the amount of any voluntary prepayment, redemption, repurchase or other retirement of (A)(1) any First Lien Debt and/or (2) any Second Lien Debt and/or (B) the amount of any permanent reduction of (1) any revolving commitment in respect of any First Lien Debt and/or (2) any revolving commitment in respect of any Second Lien Debt and (ii) the amount of any reduction in the outstanding principal amount of (A) any First Lien Debt and/or Second Lien Debt to (and/or any purchase of such First Lien Debt and/or Second Lien Debt by) the Borrower and/or any subsidiary; provided that, in the case of each of clauses (x)(i) and (ii), the relevant prepayment, redemption, purchase, assignment, redemption or other retirement was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness) (this clause (d), the “Incremental Prepayment Amount”) minus (y) the outstanding principal amount of any Indebtedness incurred in reliance on Section 6.01(w)(ii); plus

(e)           an unlimited amount so long as, in the case of this clause (e), after giving effect to the relevant Incremental Facility and/or Incremental Equivalent Debt; as applicable:

(i)             if such Incremental Facility and/or Incremental Equivalent Debt constitutes Second Lien Debt or Junior Lien Debt, the Secured Net Leverage Ratio does not exceed 6.10:1.00 as of the last day of the most recently ended Test Period; or

(ii)            if such Incremental Facility and/or Incremental Equivalent Debt is unsecured, the Total Net Leverage Ratio does not exceed 6.35:1.00 as of the last day of the most recently ended Test Period;

in each case described in this clause (e), calculated on a Pro Forma Basis, including the application of the proceeds thereof (in the case of each of clauses (i) and (ii), without “netting” the cash proceeds of the applicable Incremental Facility or Incremental Equivalent Debt on the consolidated balance sheet of the Borrower) (this clause (e), the “Incremental Incurrence-Based Component”);

provided that any Incremental Facility and/or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (e) of this definition as selected by the Borrower in its sole discretion; provided, that unless the Borrower elects otherwise, any such Incremental Facility and/or Incremental Equivalent Debt will be deemed to have been incurred (I) first under the Incremental Incurrence-Based Component, to the maximum extent permitted thereunder and (II) second, under the Incremental Prepayment Amount, to the maximum extent permitted thereunder.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Equivalent Debt” means Indebtedness in the form of pari passu senior secured or unsecured notes or loans and/or junior secured or unsecured notes or loans and/or, in each case commitments in respect of any of the foregoing; provided, that:

(a)            the aggregate outstanding principal amount (or committed amount, if applicable under Section 1.12) thereof shall not exceed the sum of (i) Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination) and (ii) at the election of the Borrower, any additional amount of Indebtedness otherwise permitted to be incurred under this Agreement (and if such additional Indebtedness that is reallocated to Incremental Equivalent Debt is secured, the relevant Liens securing such additional Indebtedness are Permitted Liens other than by virtue of such additional Indebtedness being incurred as Incremental Equivalent Debt);

(b)           the Weighted Average Life to Maturity applicable to such notes or loans (other than Customary Bridge Loans, Customary Term A Loans and/or revolving Indebtedness) is no shorter than the Weighted Average Life to Maturity of the then existing Loans;

(c)            the final maturity date with respect to such notes or loans (other than Customary Bridge Loans, Customary Term A Loans and/or revolving Indebtedness) is no earlier than the Latest Maturity Date on the date of the issuance or incurrence, as applicable, thereof;

(d)           subject to clauses (b) and (c), such Indebtedness may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Equivalent Debt;

(e)            the currency, pricing (including any “MFN” or other pricing terms), interest rate margins, rate floors, fees, premiums (including prepayment premiums), funding discounts and the maturity and amortization schedule applicable to any Incremental Equivalent Debt shall be determined by the Borrower and the lender or lenders providing such Incremental Equivalent Debt; provided that, with respect to any Incremental Equivalent Debt that constitutes MFN Indebtedness, the Initial Loans shall benefit from the MFN Provision;

(f)            such Incremental Equivalent Debt will be documented pursuant to separate documentation from the credit agreement governing the Term Facility;

(g)           if such Indebtedness is (i) secured by the Collateral on a pari passu basis with the Secured Obligations that constitute Second Lien Debt, (ii) secured by the Collateral on a junior basis as compared to the Secured Obligations that constitute Second Lien Debt or (iii) subordinated to the Obligations in right of payment, then the holders of such Indebtedness shall be party to an Intercreditor Agreement; and

(h)            no such Indebtedness may be (A) issued or guaranteed by any subsidiary of the Borrower which is not a Loan Party (it being understood and agreed that the obligations of any Person with respect to any Escrow arrangement into which the proceeds of such Incremental Equivalent Debt are deposited shall not constitute a guarantee by any subsidiary that is not a Loan Party) or (B) secured by any asset that does not constitute Collateral; it being understood that any Incremental Equivalent Debt that is funded into Escrow pursuant to customary (in the good faith determination of the Borrower) escrow arrangements may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until the date on which such funds are released from Escrow.

“Incremental Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Borrower executed by each of (a) Holdings and the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Incurrence-Based Component” has the meaning assigned to such term in the definition of “Incremental Cap”.

“Incremental Lender” has the meaning assigned to such term in Section 2.22(b).

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Prepayment Amount” has the meaning assigned to such term in clause (d) of the definition of “Incremental Cap.”

“Incurrence-Based Amount” has the meaning assigned to such term in Section 1.12(c).

“Indebtedness” as applied to any Person means, without duplication:

(a)           all indebtedness for borrowed money;

(b)           that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(c)           all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d)           any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable, (ii) any such obligation incurred under ERISA, (iii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (iv) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of the incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument);

(e)           any monetary obligation of any other Person secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f)            the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g)           the Guarantee by such Person of the Indebtedness of another;

(h)           all obligations of such Person in respect of any Disqualified Capital Stock; and

(i)            all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided that (i) in no event shall any obligation under any Derivative Transaction be deemed to constitute “Indebtedness” for any calculation of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio or any other financial ratio under this Agreement, (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid principal amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iii) the term “Indebtedness” shall exclude (A) intercompany loans and/or advances arising from cash management, tax and accounting operations and (B) intercompany loans and/or advances made in the ordinary course of business that have a term that does not exceed 364 days.

For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided, that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (1) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (2) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement) and (ii) exclude (A) obligations incurred in connection with the consummation of any transaction solely to the extent the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available to such Person, (B) prepaid or deferred revenue and (C) obligations that constitute “Indebtedness” solely by virtue of a pledge of an Investment (without an accompanying guaranty) in any Unrestricted Subsidiary.

The amount of any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to any such discount.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 3.11(a).

“Initial Default” has the meaning assigned to such term in Section 1.15(b)(i).

“Initial Commitment” means, with respect to any Person, the commitment of such Person to make Initial Loans hereunder as set forth on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased pursuant to Section 2.22. The aggregate amount of the Initial Commitments as of the Closing Date is $200,000,000.

“Initial Intercreditor Agreement” means the Junior Lien Intercreditor Agreement, substantially in the form of Exhibit G, dated as of the Closing Date, among, inter alios, the Junior Lien Credit Agreement Collateral Agent (as defined therein), as agent for the Junior Lien Claimholders (as defined therein), the Administrative Agent, as agent for the First Lien Claimholders (as defined therein), and the Loan Parties from time to time party thereto.

“Initial Lender” means any Lender with an Initial Commitment or an outstanding Initial Loan.

“Initial Loans” has the meaning assigned to such term in Section 2.01(a)(i).

“Initial Maturity Date” means the date that is eight years after the Closing Date.

“Intellectual Property Security Agreement” means any agreement, or a supplement thereto, executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, required in accordance with this Agreement and the Security Agreement, including a Second Lien Intellectual Property Security Agreement substantially in the form of Exhibit C.

“Intercompany Note” means a promissory note substantially in the form of Exhibit F or such other form to which the Borrower and the Administrative Agent may reasonably agree.

“Intercreditor Agreement” means:

(a)            with respect to any Indebtedness that constitutes First Lien Debt, (i) if the Indebtedness under the First Lien Credit Agreement is outstanding on the relevant date of determination, the Initial Intercreditor Agreement or (ii) if Indebtedness under the First Lien Credit Agreement is not outstanding on the relevant date of determination, an intercreditor agreement substantially in the form of the Initial Intercreditor Agreement (which may, if applicable, be the Initial Intercreditor Agreement), with any changes thereto (whether material or immaterial) as the Borrower and the Administrative Agent may agree in their respective reasonable discretion

(b)           with respect to any Indebtedness that constitutes Second Lien Debt, a Pari Passu Intercreditor Agreement; and/or

(c)            with respect to any Indebtedness, any other intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision), as applicable, the terms of which are (i) consistent with market terms (as determined by the Borrower and the Administrative Agent in good faith) governing arrangements for the sharing and/or subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the relevant intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto and/or (ii) reasonably acceptable to the Borrower and the Administrative Agent.

“Interest Election Request” means a written request by the Borrower in the form of Exhibit H or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Scheduled Payment Date and the maturity date applicable to such ABR Loan and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, to the extent available to all relevant affected Lenders, 12 months or any period shorter than 12 months) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing (but subject to the proviso in the first sentence of this definition), the Interest Period for any Borrowing made on the Closing Date and prior to July 31, 2021 (which Interest Period shall commence on the date of such Borrowing), in each case, may, at the option of the Borrower, end on July 31, 2021.

“Interpolated Rate” means, in relation to any LIBO Rate Loan, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Published LIBO Rate for the longest period (for which the applicable Published LIBO Rate is available) that is shorter than the Interest Period of that LIBO Rate Loan and (b) the applicable Published LIBO Rate for the shortest period (for which the applicable Published LIBO Rate is available) that exceeds the Interest Period of that LIBO Rate Loan, in each case, as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Investment” means (a) any purchase or other acquisition for consideration by the Borrower or any of its Restricted Subsidiaries of any of the Capital Stock of any other Person (other than any Loan Party), (b) the acquisition for consideration by the Borrower or any of its Restricted Subsidiaries by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person constituting an operating division or operating line of business or other operating business unit of such other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrower, any Restricted Subsidiary, or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution in exchange for consideration by the Borrower or any of its Restricted Subsidiaries to any other Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustment for any increase or decrease in value, or any write-up, write-down or write-off with respect thereto, but giving effect to (i) any repayment of principal and/or interest in the case of any Investment in the form of a loan or other debt instrument and (ii) any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment). It is understood and agreed that the term “Investment” shall exclude (A) intercompany advances arising from cash management, tax and accounting operations and (B) intercompany loans, advances or Indebtedness made in the ordinary course of business that have a term that does not exceed 364 days.

“Investors” means (a) the Sponsor, (b) the Management Investors and (c) other investors that, directly or indirectly, beneficially own Capital Stock in Holdings on the Closing Date, which may include one or more of the Sponsor’s limited partners.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the US Internal Revenue Service.

“ISDA CDS Definitions” has the meaning assigned to such term in Section 9.02.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit K or such other form that is reasonably satisfactory to the Administrative Agent and the Borrower; it being understood and agreed that any Joinder Agreement executed by any Foreign Subsidiary may include such modifications as may be necessary to reflect the fact that such Foreign Subsidiary may not become party to the Security Agreement.

“Junior Lien Debt” means any Indebtedness (other than Indebtedness among Holdings, the Borrower and/or any of their respective subsidiaries) that is secured by a Lien on the Collateral that is expressly junior or subordinated to the Lien on the Collateral securing the Initial Loans.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time.

“Legal Reservations” means the application of the relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lender” means any Initial Lender and any Additional Lender, including any Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“LIBO Rate” means, the Published LIBO Rate, as adjusted to reflect applicable reserves prescribed by governmental authorities; provided that, solely with respect to the Initial Loans, in no event shall the LIBO Rate be less than 0.75% per annum.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Loan” means any Initial Loan and/or any Additional Loan.

“Loan Documents” means this Agreement, any Promissory Note, each Loan Guaranty, the Collateral Documents, any Intercreditor Agreement (if any) to which the Borrower is a party, any Perfection Certificate, each Refinancing Amendment, each Incremental Facility Amendment, each Extension Amendment, the Fee Letters and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantor” means (a) Holdings and (b) any Subsidiary Guarantor.

“Loan Guaranty” means the Second Lien Loan Guaranty, substantially in the form of Exhibit I hereto, executed by each Loan Party thereto and the Administrative Agent for the benefit of the Secured Parties, as supplemented in accordance with the terms of Section 5.12.

“Loan Parties” means the Borrower and each Loan Guarantor.

“Management Investors” means the current and former officers, directors, managers, employees and members of management of the Borrower, any Parent Company and/or any subsidiary of the Borrower.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Capitalization” means an amount, determined by the Borrower in good faith, equal to (a) the total number of issued and outstanding shares of common Capital Stock of the Borrower or the applicable Parent Company, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to Section 6.04(a)(vii) multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money owing from any Person other than any Loan Party) which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Real Estate Asset” means (a) on the Closing Date, each Real Estate Asset listed on Schedule 1.01(c) and (b) any “fee-owned” Real Estate Asset located in the US, any state thereof or the District of Columbia that is acquired by any Loan Party after the Closing Date having a fair market value (as determined by the Borrower in good faith after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $10,000,000 as of the date of the acquisition thereof.

“Maturity Date” means (a) with respect to any Initial Loan, the Initial Maturity Date, (b) with respect to any Replacement Loan, the final maturity date for such Replacement Loan set forth in the applicable Refinancing Amendment, (c) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment, and (d) with respect to any Extended Loan, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“MFN Indebtedness” means any Indebtedness that is a term loan that is pari passu with the Initial Loans in right of payment and with respect to security.

“MFN Provision” has the meaning assigned to such term in Section 2.22(a)(v).

“MichaelAngelo Business” means the assets, subsidiaries and operating activities comprising the business segment of the Borrower known as “MichaelAngelo”, including the MichaelAngelo Entity and the plant and equipment, product lines and IP Rights owned by the MichaelAngelo Entity or otherwise comprising the “MichaelAngelo” business segment.

“MichaelAngelo Entity” means, collectively, Bottom Line Food Processors, Inc., a Delaware corporation, and each other Restricted Subsidiary that is material to the operation of the MichaelAngelo Business (as determined by the Borrower).

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral, which shall contain such terms as may be necessary under applicable local Requirements of Law to perfect a Lien on the applicable Material Real Estate Asset.

“Mortgaged Property” means any Material Real Estate Asset that is encumbered by a Mortgage.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which Holdings, the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“NB Fee Letter” means the Facility Fee Letter, dated as of the Closing Date, among the Borrower, NB PD III Holdings (UO) LP, NB PD IV Holdings (UO-A) LP, NB Private Debt Fund IV Lux (B) SCSp and NB Flamingo Private Debt Fund LP.

“Net Insurance/Condemnation Proceeds” means an amount equal to:

(a)           any Cash payment or proceeds (including Cash Equivalents) received by the Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any asset of the Borrower or any of its Restricted Subsidiaries or (ii) as a result of the taking of any asset of the Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case other than any amount that is attributable to business interruption and/or lost profit; minus

(b)           the sum of the following:

(i)            any actual out-of-pocket cost and/or expense incurred by the Borrower or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or the relevant Restricted Subsidiary in respect thereof;

(ii)           payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans and any other Indebtedness that constitutes First Lien Debt, Second Lien Debt and/or Junior Lien Debt) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale;

(iii)          the reasonable out-of-pocket costs of putting any affected property in a safe and secure position;

(iv)          any selling costs and/or out-of-pocket expense (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any intercompany distribution)) in connection with any sale or taking of such assets as described in clause (a) of this definition; it being understood that the reduction of any net operating loss resulting from such Disposition shall be deemed to constitute an income Tax “paid or payable” for purposes of this clause (iv);

(v)           any amount provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amount is released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds); and

(vi)          in the case of any covered loss or taking from any non-Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof.

“Net Proceeds” means:

(a)            with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of:

(i)            selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to any Tax sharing arrangement and/or any intercompany distribution) in connection with such Disposition); it being understood that the reduction in the amount of any net operating loss resulting from such Disposition shall be deemed to constitute an income Tax “paid or payable” for purposes of this clause (i);

(ii)           amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amount is released from such reserve, such amounts shall constitute Net Proceeds);

(iii)           the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans and any other Indebtedness that constitutes First Lien Debt, Second Lien Debt and/or Junior Lien Debt) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset);

(iv)          any Cash escrow (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition;

(v)           in the case of any Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) that is attributable to any minority interest and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof; and

(vi)          any amount used to repay or return any customer deposit required to be repaid or returned as a result of such Disposition; and

(b)           with respect to any issuance or incurrence of Indebtedness, issuance of Capital Stock and/or any contribution in respect of any Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith, including any cost associated with the unwinding of any Hedge Agreement in connection with such Indebtedness).

“Net Short Lender” has the meaning assigned to such term in Section 9.02(e).

“Non-Debt Fund Affiliate” means any Investor (which is an Affiliate of Holdings) and any Affiliate of any such Investor, other than any Debt Fund Affiliate.

“Noosa Business” means the assets, subsidiaries and operating activities comprising the business segment of the Borrower known as “Noosa”, including the Noosa Entity and the plant and equipment, product lines and IP Rights owned by the Noosa Entity or otherwise comprising the “Noosa” business segment.

“Noosa Entity” means, collectively, Noosa Holdings, Inc., a Delaware corporation, and each other Restricted Subsidiary that is material to the operation of the Noosa Business (as determined by the Borrower).

“Noosa Lease Agreement” means that certain Amended and Restated Lease Agreement, dated as of January 1, 2018, by and between Morning Fresh Dairy Farm, LLC, a Colorado limited liability company, and Noosa Yoghurt, LLC, a Colorado limited liability company, and any amendments, restatements, amendments and restatements, replacements, modifications or supplements with respect thereto.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all accrued and unpaid fees and all expenses (including fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents in respect of any Loan, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Obligations Derivative Instrument” has the meaning assigned to such term in Section 9.05(d)(ii).

“OFAC” has the meaning assigned to such term in Section 3.17(a).

“OR Fee Letter” means, collectively (a) the Facility Fee Letter, dated as of the Closing Date, among, inter alios, the Borrower and the Administrative Agent and (b) the Arrangement Fee Letter, dated as of the Closing Date, between the Borrower and ORCA I LLC.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(ii).

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement or registration, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, but excluding (i) any Excluded Taxes, and (ii) any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.19).

“Owl Rock” has the meaning assigned to such term in the preamble.

“Parent Company” means any Person of which the Borrower is a direct or indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c)(i).

“Participant/SPC Register” has the meaning assigned to such term in Section 9.05(c).

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“Payment Recipient” has the meaning assigned to such term in Section 8.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCT Listco” means (a) the Public Entity or (b) any Wholly-Owned Subsidiary of Holdings formed in contemplation of a Public Company Transaction to become the Public Entity.

“PCT Reorganization Transaction” means, collectively, the transactions taken in connection with and reasonably related to consummating a Public Company Transaction, including:

(a)            formation and ownership of any PCT Shell Company;

(b)           entry into, and performance of, (i) a reorganization or similar agreement among any of the Borrower, one or more of its subsidiaries, any Parent Company and/or any PCT Shell Company that implements a transaction described in this definition of “PCT Reorganization Transaction” and any other reorganization transaction in connection with any Public Company Transaction, so long as after giving effect to such agreement and the transactions contemplated thereby, in the good faith determination of the Borrower, the security interests of the Lenders in the Collateral and the Loan Guaranty, taken as a whole, would not be materially impaired and (ii) any customary underwriting agreement in connection with a Public Company Transaction and any future follow-on underwritten public offering of common Capital Stock in the Public Entity, including the provision by any Public Entity and Holdings or the Borrower of customary representations, warranties, covenants and indemnification to the underwriters thereunder;

(c)            (i) the merger of any PCT Subsidiary with one or more direct or indirect holders of Capital Stock in Holdings, with such PCT Subsidiary as the survivor of such merger, and holding Capital Stock in Holdings and/or (ii) the dividend or other distribution by Holdings or the Borrower of Capital Stock of any PCT Shell Company or other transfer of ownership to any holder of Capital Stock of Holdings;

(d)           the issuance of the Capital Stock of any PCT Shell Company to holders of Capital Stock of Holdings in connection with any PCT Reorganization Transaction;

(e)            the making of Restricted Payments to (or Investments in) any PCT Shell Company or Holdings or any subsidiary to permit Holdings or the Borrower to make distributions or other transfers, directly or indirectly, to PCT Listco, in each case solely for the purpose of paying, and solely in the amount necessary for PCT Listco to pay, Public Company Transaction-related expenses and the making of any such distribution by Holdings;

(f)             the repurchase by PCT Listco of its Capital Stock from Holdings, the Borrower or any subsidiary;

(g)           the entry into any exchange agreement, pursuant to which holders of Capital Stock of Holdings and certain non-economic/voting Capital Stock in PCT Listco will be permitted to exchange such interests for certain economic/voting Capital Stock of PCT Listco;

(h)           any issuance, dividend or distribution of the Capital Stock of any PCT Shell Company or other Disposition of ownership thereof to any PCT Shell Company and/or the direct or indirect holders of Capital Stock of Holdings; and

(i)             any other transaction reasonably incidental to, or necessary for the consummation of, a Public Company Transaction so long as after giving effect to such transaction, in the good faith determination of the Borrower, the security interests of the Lenders in the Collateral and the Loan Guaranty, taken as a whole, would not be materially impaired.

“PCT Shell Company” means each of PCT Listco and any PCT Subsidiary.

“PCT Subsidiary” means any Wholly-Owned Subsidiary of PCT Listco formed in contemplation of, and to facilitate, any PCT Reorganization Transaction and any Public Company Transaction.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which Holdings, the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit J or such other form that is reasonably acceptable to the Administrative Agent and the Borrower.

“Perfection Requirements” means (a) with respect to the Loan Parties (other than any Discretionary Guarantor that is a Foreign Subsidiary), the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each Loan Party, the filing of Intellectual Property Security Agreements or other appropriate instruments or notices with the US Patent and Trademark Office and the US Copyright Office (solely as required under applicable Requirements of Law), the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Administrative Agent for the benefit of the Secured Parties and the delivery to the Administrative Agent (or the First Lien Collateral Agent, as gratuitous bailee for the Administrative Agent) of any stock certificate or promissory note, together with instruments of transfer executed in blank and (b) with respect to any Discretionary Guarantor that is a Foreign Subsidiary, any recording, filing, registration, notification or other action required to be taken in the applicable jurisdiction, in each case of the foregoing clauses (a) and (b), to the extent required by the applicable Loan Documents.

“Permitted Acquisition” means any acquisition made by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product) of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (a) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (b) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture) if (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transaction, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Borrower or any Restricted Subsidiary as a result of such Investment.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or any combination of Related Business Assets between the Borrower and/or any Restricted Subsidiary, on the one hand, and any other Person, on the other hand.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) with respect to the Public Entity’s common equity that is purchased by the Public Entity in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Public Entity from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Public Entity from the Convertible Indebtedness issued in connection with such Permitted Bond Hedge Transaction.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors and/or management form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant voting Capital Stock beneficially owned by the group.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) with respect to the Public Entity’s common equity sold by the Public Entity substantially concurrently with a related Permitted Bond Hedge Transaction.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by Holdings and/or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Platform” has the meaning assigned to such term in Section 5.01.

“Prepayment Asset Sale” means any non-ordinary course Disposition by the Borrower or any Restricted Subsidiary made pursuant to Section 6.07(h) (other than any Disposition of any asset of the Borrower or any Restricted Subsidiary acquired after the Closing Date that was (a) acquired with the proceeds of Qualified Capital Stock and/or any capital contribution in respect of Qualified Capital Stock and/or (b) contributed to the Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the US or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets (including any component definition thereof), that:

(a)            in the case of (i) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of the Borrower and/or any Restricted Subsidiary, (ii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and/or (iii) the implementation of any Business Optimization Initiative relating to a cost-savings action or (iv) if applicable, any Subject Transaction described in clauses (i) or (j) of the definition thereof, income statement items (whether positive or negative and including any expected cost saving) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;

(b)            in the case of (i) any Permitted Acquisition or other Investment, (ii) any designation of any Unrestricted Subsidiary as a Restricted Subsidiary, (iii) any transaction described in clause (h) of the definition of “Subject Transaction” of (iv) if applicable, any Subject Transaction described in clause (j) of the definition thereof, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;

(c)            [Reserved];

(d)           any retirement or repayment of Indebtedness by the Borrower or any of its Subsidiaries that constitutes a Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;

(e)           any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith that constitutes a Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower;

(f)             the acquisition of any asset included in calculating Consolidated Total Assets (other than the amount Cash or Cash Equivalents, which is addressed in clause (g) below), whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its subsidiaries, or the Disposition of any asset included in calculating Consolidated Total Assets described in the definition of “Subject Transaction”, shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made;

(g)            subject to Section 1.12, other than, for the avoidance of doubt, for purposes of Section 6.15(a), the Unrestricted Cash Amount shall be calculated as of the date of the consummation of such Subject Transaction after giving pro forma effect thereto, including any application of cash proceeds in connection therewith (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness that is the Subject Transaction for which such a calculation is being made); and

(h)           each other Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made.

Notwithstanding anything to the contrary set forth in this definition, any calculation of “Pro Forma Basis” or “pro forma effect” shall be subject to the express limitations and caps set forth in the definition of “Consolidated Adjusted EBITDA”.

“Projections” means the financial projections, forecasts, financial estimates and other forward-looking and/or projected information of or relating to the Borrower and its subsidiaries included in the Financial Model (or a supplement thereto).

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit L, evidencing the aggregate outstanding principal amount of Loans of the Borrower to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 (and, in each case, similar Requirements of Law under other jurisdictions) and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees (including auditors’ and accountants’ fees), listing fees, filing fees and other costs and/or expenses associated with being a public company.

“Public Company Transaction” means any transaction or series of related transactions (including any initial public offering) that results in any of the common Capital Stock of Holdings and/or any Parent Company (and/or any permitted successor thereto) being publicly traded on any US national securities exchange or over-the-counter market or any analogous exchange in any other jurisdiction.

“Public Entity” means, following any Public Company Transaction, the Person the Capital Stock of which is publicly traded as a result of such Public Company Transaction (which may, for the avoidance of doubt, be a Person the Capital Stock of which was publicly traded prior to such Public Company Transaction).

“Public Lender” has the meaning assigned to such term in Section 9.01(d).

“Published LIBO Rate” means, with respect to any Interest Period when used in reference to any Loan or Borrowing, (a) the rate of interest appearing on the applicable Bloomberg Screen Page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) as the London interbank offered rate for deposits in Dollars for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) or (b) if the rates described in clause (a) is not available at such time for any reason, then the “Published LIBO Rate” for such Interest Period shall be the Interpolated Rate.

“QFC Credit Support” has the meaning assigned to such term in Section 9.26.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Rao’s Business” means the assets, subsidiaries and operating activities comprising the business segment of the Borrower known as “Rao’s”, including the Rao’s Entity and the plant and equipment, product lines and IP Rights owned by the Rao’s Entity or otherwise comprising the “Rao’s” business segment.

“Rao’s Entity” means, collectively, Rao’s Specialty Foods, Inc., a New York corporation, and each other Restricted Subsidiary that is material to the operation of the Rao’s Business (as determined by the Borrower).

“Ratio Debt” has the meaning assigned to such term in Section 6.01(w).

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Person in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Receivables Facility Asset” has the meaning assigned to such term in the definition of “Receivables Facility”

“Receivables Facility” means any receivables, factoring and/or securitization facility, arrangement or program that is, other than in the case of any factoring arrangement, non-recourse to the Borrower and/or any Restricted Subsidiary that is not a Receivables Subsidiary (except for customary (in the good faith determination of the Borrower) representations, warranties, covenants, performance undertakings, indemnities, guarantees and liens) pursuant to which the Borrower and/or any of its Restricted Subsidiaries sells, contributes, transfers and/or grants a security interest in (i) receivables, payables or securitization assets (including royalty and other revenue streams or other rights to payment and the proceeds thereof) and/or similar and/or related assets and (ii) contract rights, lockbox accounts, deposit accounts, securities accounts and records with respect to the assets described in the foregoing clause (i) (each of the assets described in the foregoing clauses (i) and (ii), a “Receivables Facility Asset”) to either (A) a person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that, in turn, pledges, sells or otherwise transfers its Receivables Facility Assets to a Person that is not a Restricted Subsidiary (including any subsidiary of the Borrower).

“Receivables Subsidiary” means any subsidiary of the Borrower formed for the purpose of implementing, or that solely engages in activities relating to, any permitted securitization, receivables facility, receivables financing, any Receivables Facility and/or any other receivables arrangement and/or any other activity reasonably related thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Published LIBO Rate (with respect to Loans denominated in Dollars), 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the Published LIBO Rate (with respect to Loans denominated in Dollars), the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Borrower executed by (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Loans being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Regulated Bank” means any insured depository institution that is regulated by foreign, federal or state banking regulators, including, without limitation, the United States Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Board.

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any asset received by the Borrower or any Restricted Subsidiary in exchange for any asset transferred by the Borrower or any Restricted Subsidiary shall not be deemed to constitute a Related Business Asset if such asset consists of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, shareholders, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replaced Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent refinancing of such Replacement Debt).

“Replacement Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Required Lenders” means, at any time, Lenders having Loans or unused Commitments representing more than 50% of the sum of the total Loans and such unused Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer of such Person and any other individual or similar official thereof, any executive vice president, any senior vice president, any vice president or the chief operating officer or other officer responsible for the administration of the obligations of such Person in respect of this Agreement, any member of the board of directors (in the case of any Person that is not incorporated in the US), and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated in writing by the Borrower to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Amount” has the meaning set forth in Section 2.11(b)(iv).

“Restricted Debt” means any Indebtedness described in clause (a) of the definition of “Indebtedness” (other than such Indebtedness among Holdings, the Borrower or any of their respective subsidiaries) of any Loan Party that is contractually subordinated in right of payment to the Obligations with an individual outstanding principal amount in excess of the Threshold Amount.

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” means any Restricted Subsidiary of the Borrower.

“Run-Rate Synergies” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Run-Rate Synergy Cap” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the S&P Global, Inc.

“Sale and Lease-Back Transaction” means any arrangement providing for the lease by the Borrower and/or any Restricted Subsidiary of any real property or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary in contemplation of such lease arrangement.

“Scheduled Payment Date” means the last Business Day of each March, June, September and December (commencing September 30, 2021).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Lien Debt” means (a) the Initial Loans and (b) any Indebtedness that is pari passu with the Initial Loans in right of payment and secured by a Lien on the Collateral that is pari passu with the Lien securing the Initial Loans.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that is in effect on the Closing Date or entered into at any time on or after the Closing Date between any Loan Party and (a) a counterparty that is (or is an Affiliate of) the Administrative Agent or a Lender as of the Closing Date or at the time such Hedge Agreement is entered into and/or (b) any other Person designated by the Borrower to the Administrative Agent, in each case, for which such Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Hedging Obligation for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and any applicable Intercreditor Agreement as if it were a Lender.

“Secured Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) each counterparty to a Hedge Agreement with a Loan Party the obligations under which constitute Secured Hedging Obligations, (d) each provider of Banking Services to any Loan Party the obligations under which constitute Banking Services Obligations, and (e) any beneficiary of any indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security” means a fungible financial instrument that holds some monetary value, such as representing (a) an ownership interest in a publicly-traded company or rights to such ownership, or (b) a creditor relationship with a Governmental Authority or company.

“Security Agreement” means the Second Lien Pledge and Security Agreement, substantially in the form of Exhibit M, among the Loan Parties, as grantors, and the Administrative Agent for the benefit of the Secured Parties.

“Shared Incremental Amount” means the greater of $128,600,000 and 100% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 5.18 if the references to “Restricted Subsidiaries” in Section 5.18 were read to refer to such Person.

“SOFR” with respect to any Business Day means the secured overnight financing rate published for such Business Day on the immediately succeeding Business Day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“SoftBank” mean SoftBank Group Corp.

“Softbank Group” means any Person controlling, controlled by or under common control with SoftBank that is not also controlled by Fortress Investment Group LLC. For purposes of this definition, "control" means the power, through ownership of securities, contract or otherwise, to direct the policies of the applicable person or entity.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Special Dividend” has the meaning assigned to such term in the recitals to this Agreement.

“Special Flood Hazard Area” means an area that the Federal Emergency Management Agency has designated as an area subject to special flood or mud slide hazards.

“Specified Commitment” has the meaning assigned to such term in Section 1.12(g).

“Specified Commitment Notice” has the meaning assigned to such term in Section 1.12(g).

“Specified Guarantor Release Provision” has the meaning assigned to such term in Section 8.09.

“Specified Representations” means the representations and warranties set forth in Section 3.01(a)(i) (as it relates to organizational existence of the Loan Parties), Section 3.02 (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), Section 3.03(b)(i), Section 3.08, Section 3.12, Section 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral), Section 3.16, Section 3.17(a)(ii), Section 3.17(b) and Section 3.17(c)(ii) (solely as it relates to the use of proceeds in violation of FCPA).

“Specified Subsidiary” has the meaning assigned to such term in Section 2.11(b)(iv).

“Sponsor” means, collectively, Advent, its controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates.

“Standstill” has the meaning assigned to such term in Section 7.01(c).

“Subject Indebtedness” has the meaning assigned to such term in Section 1.03.

“Subject Loans” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means:

(a)            the Transactions;

(b)           any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (i) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (ii) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement;

(c)            any Disposition of (i) all or substantially all of the assets or (ii) Capital Stock of any subsidiary (or any business unit, line of business or division of the Borrower and/or any Restricted Subsidiary) not prohibited by this Agreement;

(d)           the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10;

(e)           any incurrence, retirement, redemption, repayment and/or prepayment of Indebtedness (other than any Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes);

(f)            any capital contribution in respect of Qualified Capital Stock or any issuance of Qualified Capital Stock (other than any amount constituting a Cure Amount);

(g)           the implementation of any Business Optimization Initiative;

(h)           at the election of the Borrower, any discontinued operation; and/or

(i)            any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case to the extent the relevant entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” means (a) on the Closing Date each subsidiary of the Borrower (other than any such subsidiary that is an Excluded Subsidiary on the Closing Date) and (b) thereafter, each subsidiary of the Borrower that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Successor Holdings” has the meaning assigned to such term in Section 6.09(b).

“Supported QFC” has the meaning assigned to such term in Section 9.26.

“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Term Facility” means the Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements of the type described in Sections 5.01(a) or (b), as applicable, have been delivered (or are required to have been delivered) or, if earlier, are internally available; it being understood and agreed that (i) prior to the first delivery (or required delivery) of financial statements under Sections 5.01(a) or (b), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which financial statements of the Borrower are available and (ii) at the election of the Borrower in its sole discretion, (A) the period of four consecutive Fiscal Quarters ending on the last day of the fourth Fiscal Quarter of any Fiscal Year may constitute a Test Period if financial statements of the type described in Section 5.01(a) for the fourth Fiscal Quarter of such Fiscal Year are internally available and/or (B) the period of the twelve consecutive Fiscal Months ending on the last day of the most recently ended Fiscal Month may constitute a Test Period if financial statements for such twelve Fiscal Months are internally available.

“Threshold Amount” means the greater of $78,000,000 and 60% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

“Total Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing, (b) all renewals of the foregoing, (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof, (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing and (e) all domestic rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Borrower, any Parent Company and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date, (b) the Closing Date Refinancing, (c) the execution, delivery and performance by the Loan Parties of the Loan Documents (as defined in the First Lien Credit Agreement) to which they are a party and the incurrence of Indebtedness under the First Lien Credit Agreement on the Closing Date, (d) the payment of the Special Dividend and (e) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the US federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person and (b) Cash and Cash Equivalents of such Person that are restricted in favor of the Term Facility and/or any First Lien Facility and/or other permitted senior, pari passu or junior secured Indebtedness (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on Collateral along with the Term Facility, any First Lien Facility and/or other permitted senior, pari passu or junior secured indebtedness), in each case (i) whether or not held in a pledged account and (ii) calculated in accordance with GAAP.

“Unrestricted Subsidiary” means (a) any subsidiary of the Borrower that is listed on Schedule 5.10 hereto or designated by the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.10 and (b) each subsidiary of any Person described in the preceding clause (a).

“US” means the United States of America.

“US Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Special Resolution Regimes” has the meaning assigned to such term in Section 9.26.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.          Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by Class and Type (e.g., a “LIBO Rate Initial Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Loan Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by Class and Type (e.g., a “LIBO Rate Initial Loan Borrowing”).

Section 1.03.          Terms Generally. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(b)           Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c)            The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d)            The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(e)            The words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof.

(f)            Any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document and the First Lien Credit Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein).

(g)           Any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

(h)           Any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns.

(i)             All references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document.

(j)             In the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”.

(k)            The words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

(l)             For purposes of determining compliance at any time with Sections 5.16, 6.01, 6.02, 6.04, 6.05, 6.06 and 6.07, in the event that any Affiliate transaction, Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment or Disposition, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 5.16, 6.01 (other than Sections 6.01(a) and (x); provided that it is understood that the provisions of this Section 1.03(l) shall apply to any amount incurred in reliance on any provision of the definition of “Incremental Cap” and/or the “Incremental Cap” (or any equivalent term) as defined in any First Lien Facility), 6.02 (other than Sections 6.02(a) and (t)), 6.04, 6.05, 6.06 and 6.07, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one or more clauses of each such Section and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that:

(i)             upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier, are or become internally available on the date of or following the initial incurrence of any portion of any Indebtedness incurred under Section 6.01 (other than Section 6.01(a) or (x); provided that it is understood that the provisions of this clause (i) shall apply to any amount incurred in reliance on any provision of the definition of “Incremental Cap” and/or the “Incremental Cap” (or any equivalent term) as defined in any First Lien Facility) (such portion of such Indebtedness, the “Subject Indebtedness”), if any such Subject Indebtedness could, based on such financial statements, have been incurred in reliance on Section 6.01 (w), such Subject Indebtedness shall automatically be reclassified as having been incurred under the applicable provisions of Section 6.01(w), as applicable (subject to any other applicable provision of Section 6.01(w)) and any associated Lien will be deemed to have been permitted under Section 6.02 upon any such reclassification; it being understood for the avoidance of doubt that this clause (i) shall not limit the provisions of the definition of “Incremental Cap”);

(ii)            upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier are or, become internally available on the date of or following the making of any Investment in reliance on Section 6.06 (other than Section 6.06(bb)), if all or any portion of such Investment could, based on such financial statements, have been made in reliance on Section 6.06(bb), such Investment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 6.06(bb);

(iii)           upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier are or, become internally available on the date of or, following the making of any Restricted Payment under Section 6.04(a) (other than Section 6.04(a)(xi)), if all or any portion of such Restricted Payment could, based on such financial statements, have been made in reliance on Section 6.04(a)(xi), such Restricted Payment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 6.04(a)(xi); and

(iv)          upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier are or, become internally available on the date of or, following the making of any Restricted Debt Payment under Section 6.04(b) (other than Section 6.04(b)(vii)), if all or any portion of such Restricted Debt Payment could, based on such financial statements, have been made in reliance on Section 6.04(b)(vii), such Restricted Debt Payment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 6.04(b)(vii);

provided, further, that it is understood and agreed that, (A) with respect to the fourth Fiscal Quarter of any Fiscal Year, prior to the date on which financial statements of the type described in Section 5.01(b) for such Fiscal Year are delivered or, if earlier, are or become internally available on the date of or, if earlier, are required to be delivered, the Borrower may, in its sole discretion, rely on financial statements of the type described in Section 5.01(a) that are internally available to trigger the reclassification of any transaction based on the financial results as of the end of the fourth Fiscal Quarter of such Fiscal Year and (B) the Borrower may, in its sole discretion, rely on financial statements for the period of the twelve consecutive Fiscal Months ending on the last day of the most recently ended Fiscal Month if financial statements for such twelve Fiscal Month period are or become internally available to trigger the reclassification of any transaction with respect to any matter described above.

(m)           It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction under Section 5.16, 6.01, 6.02, 6.04, 6.05, 6.06 or 6.07, respectively, and may instead be permitted in part under any combination thereof, but the Borrower will only be required to include the amount and type of such transaction (or portion thereof) in one such category (or combination thereof). To the extent the applicability of Section 5.16 or 6.07 with respect to any transaction is subject to a materiality threshold, such transaction shall only be required to comply with the provisions of such Sections to the extent of the amount of such transaction that is in excess of such materiality threshold.

(n)           For purposes of any amount herein expressed as a percentage of Consolidated Adjusted EBITDA, “Consolidated Adjusted EBITDA”, unless the context otherwise requires, shall be deemed to refer to Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries.

Section 1.04.          Accounting Terms; GAAP.

(a)           All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting nature that are used in calculating the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice have been withdrawn or such provision amended in accordance herewith; provided, further, that if the Borrower so requests, the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If the Borrower notifies the Administrative Agent that the Borrower (or its applicable Parent Company) is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Borrower cannot elect to report under GAAP).

(b)           Notwithstanding anything to the contrary herein, but subject to Section 1.12, all financial ratios and tests (including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (i) any Subject Transaction has occurred or (ii) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and/or Cash Equivalents), as of the last day of such Test Period).

(c)            Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,”, only those leases (assuming for purposes hereof that such leases were then in existence) that would constitute Capital Leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Capital Leases hereunder or under any other Loan Document, and all calculations and deliverables under this Agreement or any other Loan Document shall be made, prepared or available, as applicable, in accordance therewith; provided, that all financial statements required to be provided hereunder may, at the option of the Borrower, be prepared in accordance with GAAP without giving effect to the foregoing treatment of Capital Leases.

Section 1.05.          Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06.          Timing of Payment or Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07.          Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08.          Currency Equivalents Generally.

(a)            For purposes of any determination under Article 1, Article 5, Article 6 (other than the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to any Affiliate transaction, the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitment unutilized thereunder and (z) any additional amount permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness; provided that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be determined in accordance with the definition of “Consolidated Total Debt”.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.09.          Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Loans, Extended Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10.          [Reserved].

Section 1.11.          Guarantees and Collateral. Notwithstanding any provision of any Loan Document to the contrary, until the First Lien Obligations Payment Date, for purposes of any determination relating to the Collateral (including any determination with respect to any waiver or extension or any opportunity to request that is permitted or required under the definition of “Collateral and Guarantee Requirement” under this Agreement or under any other Loan Document) as to which the Administrative Agent is granted discretion hereunder or under any other Loan Document, the determination of the First Lien Collateral Agent (or the agent for the holders of any applicable First Lien Obligations) under the analogous provision of the corresponding Loan Document (as defined in the First Lien Credit Agreement (or any equivalent term under any First Lien Facility) or the documentation governing the other applicable First Lien Obligations) shall be deemed to be the determination of the Administrative Agent with respect thereto.

Section 1.12.          Certain Calculations and Tests.

(a)            Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test or any Total Net Leverage Ratio test) and/or any cap expressed as a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets, (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default), (iii) the making or accuracy of any representation and/or warranty or (iv) compliance with availability under any basket (including any basket expressed as a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets), in each case, a condition to (A) the consummation of any transaction in connection with any acquisition or similar Investment (including the assumption or incurrence of Indebtedness), (B) the making of any Restricted Payment and/or (C) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any acquisition or similar Investment (including with respect to any Indebtedness contemplated, assumed or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment, (y) in connection with an acquisition to which the United Kingdom City Code or Takeover and Mergers (or any comparable Requirement of Law) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of the target of an acquisition (or equivalent notice under comparable Requirements of Law) or (z) the consummation of such acquisition or Investment, (2) in the case of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect, on a Pro Forma Basis, to (I) the relevant acquisition, Investment, Restricted Payment, Restricted Debt Payment and/or any related Indebtedness (including the intended use of proceeds thereof) and (II) to the extent definitive documents in respect thereof have been executed, the Restricted Payment has been declared or delivery of notice with respect to a Restricted Debt Payment has been given (which definitive documents, declaration or notice has not terminated or expired without the consummation thereof), any other Subject Transaction that the Borrower has elected to treat in accordance with this clause (a).

(b)           For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test or any Total Net Leverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (a) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test or amount occurring after such calculation, or after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c)            Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement (including Section 6.01(x), as it relates to the incurrence of any “fixed” or similar amount available under any First Lien Facility) that does not require compliance with a financial ratio or test (including, without limitation, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test and/or any Total Net Leverage Ratio test) (any such amount, including any such amount drawn or deemed to have been drawn under any revolving credit facility and, for the avoidance of doubt, any amount that is expressed as a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement (including Section 6.01(x), as it relates to the incurrence of any “incurrence-based” or similar amount available under any First Lien Facility) that requires compliance with a financial ratio or test (including, without limitation, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test and/or any Total Net Leverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount and (ii) except as provided in clause (i), pro forma effect shall be given to the entire transaction. The Borrower may elect that any amount incurred or transaction entered into (or consummated) in reliance on one or more of any Incurrence-Based Amount or any Fixed Amount in its sole discretion; provided, that unless the Borrower elects otherwise and except as set forth in the definition of “Incremental Cap”, each such amount or transaction shall be deemed incurred, entered into or consummated first under any Incurrence-Based Amount to the maximum extent permitted thereunder.

(d)           The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

(e)            The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 6.02.

(f)            With respect to any pro forma calculation that is required to be made in connection with any acquisition or similar Investment in respect of which financial statements for the applicable target are not available for the same Test Period for which financial statements of the Borrower are available, the Borrower shall make the relevant calculation on the basis of the relevant available financial statements (even if for differing periods) or such other commercially reasonable basis as the Borrower may elect.

(g)           In connection with the implementation or assumption of any revolving commitment and/or any delayed draw commitment in reliance on any Incurrence-Based Amount, the Borrower may, in its sole discretion either (a) elect, by written notice to the Administrative Agent (a “Specified Commitment Notice”), to treat all or any portion of such revolving commitment and/or delayed draw commitment as having been fully drawn on the date of implementation or assumption (such commitment (or portion thereof), a “Specified Commitment”), in which case (i) the Borrower shall not be required to comply with any financial ratio or test in connection with any drawing thereunder after the date of incurrence or assumption and (ii) the amount of such Specified Commitment shall be deemed to have been an actual incurrence of Indebtedness thereunder on the date of implementation or assumption for purposes of calculating any Incurrence-Based Amount or (b) elect to test the permissibility of all or any portion of any drawing under such revolving commitment and/or delayed draw commitment on the date of such drawing (if any), in which case, such revolving commitment and/or delayed draw commitment (or portion thereof) shall only be treated as drawn for purposes of any Incurrence-Based Amount to the extent of any actual drawing thereunder that is outstanding at the applicable time of determination. It is understood and agreed that the Borrower may, at any time in its sole discretion, (x) deliver a Specified Commitment Notice with respect to any revolving commitment and/or delayed draw commitment and/or (y) withdraw any Specified Commitment Notice with respect to all or any portion of any revolving commitment and/or delayed draw commitment and instead elect to treat such revolving commitment and/or delayed draw commitment in accordance with clause (b) of the immediately preceding sentence.

(h)           Any determination of the Weighted Average Life to Maturity of any Indebtedness shall be made by the Borrower in good faith at the time of the incurrence of such Indebtedness.

(i)             It is understood and agreed that the Borrower and/or any Restricted Subsidiary may incur Indebtedness permitted under any provision of Section 6.01 to refinance Indebtedness originally incurred under the same provision of Section 6.01 while the Indebtedness being refinanced remains outstanding so long as the proceeds of the applicable refinancing Indebtedness are promptly deposited with the trustee or other applicable representative of the holders of the Indebtedness being refinanced, which proceeds will be applied to satisfy and discharge the Indebtedness being refinanced in accordance with the documentation governing such Indebtedness.

Section 1.13.          Effect of Benchmark Transition Event.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Published LIBO Rate (for Loans denominated in Dollars) with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent has provided such proposed amendment to the Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Lenders constituting the Required Lenders. No replacement of the Published LIBO Rate with a Benchmark Replacement pursuant to this Section 1.13 will occur prior to the applicable Benchmark Transition Start Date.

(b)           Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party hereto, other than the consent of the Borrower in accordance with the definition of “Benchmark Replacement Conforming Changes”.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 1.13 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in the Administrative Agent’s sole discretion and without consent from the Borrower, except, in each case, as expressly required pursuant to this Section 1.13.

(d)           Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBO Rate Borrowing of, conversion to or continuation of LIBO Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of Alternate Base Rate based upon the Published LIBO Rate will not be used in any determination of the Alternate Base Rate.

Section 1.14.          [Reserved].

Section 1.15.          Certain Determinations.

(a)            For the avoidance of doubt, in connection with any incurrence of Indebtedness under Section 2.22, “Required Lenders” shall be calculated on a Pro Forma Basis in accordance with Section 1.04, Section 2.22 and the definition of “Incremental Cap”; provided that any waiver, amendment or modification obtained on such basis (i) will become operative substantially contemporaneously with the incurrence of such Indebtedness and (ii) shall not affect the rights or duties under this Agreement of any Lender holding any Loan and/or Commitment under any then-outstanding Class in a manner that does not affect the rights or duties of the Lenders in respect of the Indebtedness incurred in reliance on Section 2.22 in connection with the relevant amendment.

(b)           It is understood and agreed that (i) with respect to any Default or Event of Default, the words “exists,” “is continuing” or any similar expression with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived; (ii) if any Default or Event of Default occurs due to (A) the failure by the Borrower and/or any Restricted Subsidiary to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Person takes such action or (B) the taking of any action by the Borrower and/or any Restricted Subsidiary that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (1) the date on which such action would be permitted at such time to be taken under this Agreement and (2) the date on which such action is unwound or modified to the extent necessary so that the modified action is permitted by this Agreement or the other relevant Loan Document; and (iii) if any Default or Event of Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or the taking of any action by any Loan Party or any subsidiary of any Loan Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneously with, the cure of the Cured Default, but only to the extent that a Responsible Officer of the Borrower was not aware of the existence of the Cured Default that caused the relevant subsequent Default or Event of Default to arise at the time of the making or deemed making of the relevant representation and warranty or the taking of the relevant action.

(i)             Notwithstanding anything to the contrary in the Section 1.15(b), an Event of Default (the “Initial Default”) may not be cured pursuant to Section 1.15(b)(ii):

(A)           if the taking of any action by any Loan Party or Subsidiary of a Loan Party that is not permitted during, and as a result of, the continuance of such Initial Default directly results in the cure of such Initial Default and a Responsible Officer of the Borrower had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing;

(B)           if such Event of Default arises under Section 7.01(f) or (g);

(C)           if such Event of Default arises under, Section 7.01(e) (solely with respect to non-compliance with Section 5.11 (other than as the result of a use of proceeds for a transaction prohibited by any other provision of the Loan Documents)); or

(D)           if such Event of Default arises under, Section 7.01(j) or (k) and such Event of Default directly results in a material impairment of the rights and remedies of the Lenders and the Administrative Agent under the Loan Documents that is incapable of being cured.

(c)           With respect to any determination under the terms of this Agreement that is vested in the Borrower, the Borrower shall have a right, in its sole discretion (but not any obligation), to deliver notice of such determination to the Administrative Agent, together with a reasonably detailed description thereof, which notice shall be conclusive evidence that such determination satisfied the applicable standard under this Agreement or the relevant other Loan Document unless, within five Business Days following receipt of notice of such determination (and the related description) from the Borrower, the Required Lenders deliver a written objection to such determination to the Borrower, which written objection states, with specificity, the basis upon which the Required Lenders object to such determination.

(d)           [Reserved].

(e)           With respect to determination of the permissibility of any transaction by Holdings, the Borrower and/or any subsidiary under this Agreement, (i) the delivery by the Borrower of a third party valuation report from (A) a nationally recognized accounting, appraisal, investment banking or consulting firm or (B) another firm reasonably acceptable to the Administrative Agent, in each case, shall be conclusive with respect to the value of the assets covered thereby and (ii) any determination of whether an action is taken “in the ordinary course of business” or “in a manner consistent with past practice” (or, in either case, any similar expression) shall be made by the Borrower in good faith.

(f)            It is understood and agreed for the avoidance of doubt that the carve-outs from the provisions of Section 5.16 and/or Article 6 may include items or activities that are not restricted by the relevant provision.

Section 1.16.          Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between any term or provision of this Agreement (excluding the Exhibits hereto) and any term or provision of any Exhibit to this Agreement, the term or provision of this Agreement shall govern, and the Borrower shall be entitled to make such revisions to the relevant term or provision of the applicable Exhibit to ensure that such term or provision is consistent with the corresponding term or provision of this Agreement.

ARTICLE 2

THE CREDITS

Section 2.01.          Commitments.

(a)            Subject to the terms and conditions set forth herein, each Initial Lender severally, and not jointly, agrees to make term loans (the “Initial Loans”) to the Borrower on the Closing Date in Dollars in a principal amount not to exceed its Initial Loan Commitment. Amounts paid or prepaid in respect of the Initial Loans may not be reborrowed.

(b)           Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment, or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

Section 2.02.          Loans and Borrowings.

(a)            Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b)           Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any US federal withholding tax with respect to such LIBO Rate Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c)           At the commencement of each Interest Period for any LIBO Rate Borrowing, such LIBO Rate Borrowing shall comprise an aggregate principal amount that is an integral multiple of $50,000 and not less than $250,000. Each ABR Borrowing when made shall be in a minimum principal amount of $50,000 and in an integral multiple of $50,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 different Interest Periods in effect for LIBO Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

Section 2.03.          Requests for Borrowings. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent, which may be given by a Borrowing Request or an Interest Election Request, as applicable (provided that any notice in respect of any Borrowing (x) to be made on the Closing Date may be conditioned on the occurrence of the Closing Date, (y) to be made in connection with any acquisition, investment or repayment or redemption of Indebtedness may be conditioned on the closing of such Permitted Acquisition, permitted Investment or permitted repayment or redemption of Indebtedness or (z) for any other purpose to which the Administrative Agent may consent (such consent not to be unreasonably withheld or delayed), may be conditioned on the occurrence of the relevant event). Each such notice must be in the form of a Borrowing Request or an Interest Election Request, as applicable, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent (by hand delivery or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 1:00 p.m. three Business Days prior to the requested day of any Borrowing of, conversion to or continuation of LIBO Rate Loans (or one Business Day in the case of any Borrowing of LIBO Rate Loans to be made on the Closing Date) and (ii) 10:00 a.m. one Business Day prior to the requested date of any Borrowing of or conversion to ABR Loans (or, in each case, such later time as is reasonably acceptable to the Administrative Agent); provided, however, that if the Borrower wishes to request LIBO Rate Loans having an Interest Period other than one, three or six months (or, to the extent available to all relevant affected Lenders, 12 months) in duration or such shorter period as provided in the definition of “Interest Period”, (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of the relevant Borrowing, conversion or continuation (or such later time as is reasonably acceptable to the Administrative Agent), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request, (B) the relevant requested Interest Period shall be deemed to be available to each appropriate Lender unless such Lender has delivered written notice to the Administrative Agent indicating that such Interest Period is not available to such Lender within one Business Day following the date on which the notice described in clause (A) above is posted by the Administrative Agent and (C) not later than 12:00 p.m. three Business Days before the requested date of the relevant Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period is available to the appropriate Lenders.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details and amount of any Loan to be made as part of the relevant requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (y) in the case of any LIBO Rate Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section.

Section 2.04.          [Reserved]

Section 2.05.          [Reserved].

Section 2.06.          [Reserved].

Section 2.07.          Funding of Borrowings.

(a)            Each Lender shall make each Loan to be made by it hereunder not later than 11:00 a.m. on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Loans (to the extent of the funds received by the Administrative Agent) available to the Borrower by promptly crediting the amounts so received on the same Business Day, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the Borrower.

(b)           Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the obligation of the Borrower to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08.          Type; Interest Elections.

(a)            Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall deliver an Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower, to the Administrative Agent in accordance with Section 2.03. If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)            If the Borrower fails to deliver (or cause to be delivered) a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to an ABR Borrowing.

(e)            It is understood and agreed that only a Borrowing denominated in Dollars may be made in the form of, or converted into, an ABR Loan.

Section 2.09.          Termination and Reduction of Commitments. Unless previously terminated, (i) the Initial Commitments on the Closing Date shall automatically terminate upon the making of the Initial Loans on the Closing Date and (ii) the Additional Commitments of any Class shall automatically terminate upon the making of the Additional Loans of such Class and, if any such Additional Commitment is not drawn on the date that such Additional Commitment is required to be drawn pursuant to the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, the undrawn amount thereof shall automatically terminate.

Section 2.10.          Repayment of Loans; Evidence of Debt.

(a)            (i)            The Borrower hereby unconditionally promises to repay the outstanding principal amount of the Initial Loans to the Administrative Agent for the account of each Lender on the Initial Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Loans outstanding on such date, together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii)            The Borrower shall repay the Additional Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 or repurchases in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Additional Loans of such Class pursuant to Section 2.22(a)).

(b)           [Reserved].

(c)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)            The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement, (ii) in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern and (iii) in the event of any inconsistency between the Register and any other accounts maintained by the Administrative Agent, the Register shall govern absent manifest error.

(f)            Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower. The obligation of each Lender to execute and deliver an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.

Section 2.11.          Prepayment of Loans.

(a)            Optional Prepayments.

(i)             Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Loans of one or more Classes (such Class or Classes to be selected by the Borrower in its sole discretion) in whole or in part without premium or penalty (but subject if applicable, to Section 2.16). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii)            [Reserved].

(iii)           The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.11(a) (i) in the case of any prepayment of a LIBO Rate Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment or (ii) in the case of any prepayment of an ABR Borrowing, not later than 11:00 a.m., one Business Day before the date of prepayment. Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion or each relevant Class to be prepaid; provided that any notice of prepayment delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid). Each prepayment of Loans shall be applied to the Class or Classes of Loans specified in the applicable prepayment notice.

(b)           Mandatory Prepayments.

(i)             [Reserved];

(ii)            Subject to Section 2.11(b)(vii), no later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of the greater of $30,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (the “De Minimis Proceeds Threshold”) in any Fiscal Year (any such Net Proceeds and/or Net Insurance/Condemnation Proceeds received in an amount in any Fiscal Year not in excess of the De Minimis Proceeds Threshold, “De Minimis Proceeds”), the Borrower shall apply (or cause to be applied) an amount equal to 100% of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of the De Minimis Proceeds Threshold (collectively, the “Subject Proceeds”) to prepay the outstanding principal amount of, and accrued interest on, the Loans then subject to ratable prepayment requirements (the “Subject Loans”) in accordance with clause (vi) below; provided, that

(A)          it is understood that (1) only the amount in excess of the De Minimis Proceeds Threshold shall be required to be applied to make a prepayment in accordance with this Section 2.11(b)(ii) and (2) if the amount of any prepayment that would have been required pursuant to this Section 2.11(b)(ii) (without giving effect to the De Minimis Proceeds Threshold) for any Fiscal Year is less than the De Minimis Proceeds Threshold for such Fiscal Year, an amount equal to (x) the De Minimis Proceeds Threshold for such Fiscal Year minus (y) the amount of the prepayment that would have been required but for the De Minimis Proceeds Threshold pursuant to this Section 2.11(b)(ii) for such Fiscal Year shall be applied to increase the De Minimis Proceeds Threshold in succeeding Fiscal Years;

(B)           other than with respect to the Net Proceeds of any Disposition consummated in reliance on Section 6.07(h)(i)(II), if prior to the date on which any such prepayment is required to be made, the Borrower notifies the Administrative Agent of its intention to reinvest the applicable Subject Proceeds in the business of the Borrower and/or any subsidiary (other than an investment in Cash or Cash Equivalents), then the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the applicable Subject Proceeds to the extent (1) the applicable Subject Proceeds are so reinvested within 18 months following receipt thereof, or (2) the Borrower or any subsidiary has committed to so reinvest the applicable Subject Proceeds during such 18 month period and the applicable Subject Proceeds are so reinvested within six months after the expiration of such 18 month period or (3) the Borrower or any subsidiary has committed to so reinvest the applicable Subject Proceeds during such 18 month period and such commitment is terminated and a new commitment is made within the six months after the expiration of such 18 month period and the application Proceeds are so reinvested within three months after the expiration of such 24 month period; it being understood that (x) if the applicable Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrowers shall promptly prepay the Subject Loans with the amount of applicable Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso) and (y) any Investment by the Borrower or its applicable subsidiaries (up to an amount equal to the amount of the applicable Subject Proceeds) after the earlier to occur of (i) the date on which the definitive agreement for the applicable Disposition was executed and (ii) the date on which the Borrower delivers notice to the Administrative Agent of a pending Disposition (but prior to the date on which the Borrower and/or any subsidiary receives the Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance Condemnation Proceeds) may, at the election of the Borrower, be deemed to constitute a reinvestment of the applicable Subject Proceeds in compliance with, and in satisfaction of the obligations under, this clause (B)); and

(C)           if, at the time that any such prepayment would be required hereunder, the Borrower or any of its Restricted Subsidiaries is required to repay or repurchase any Second Lien Debt of the type described in clause (b) of the definition thereof (such Indebtedness required to be so prepaid or offered to be so repurchased, “Other Applicable Indebtedness”) (or offer to repurchase such Other Applicable Indebtedness), then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds that is required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof and any other relevant Other Applicable Indebtedness with a corresponding requirement on a pro rata basis (determined in a manner consistent with that set forth in this clause (C); it being understood and agreed that if any Lender or holder of such Other Applicable Indebtedness declines any prepayment contemplated by clause (2) above, the Borrower shall not be required to subsequently offer the amount of the relevant declined prepayment to any Lender or any holder of Other Applicable Indebtedness.

(iii)           Subject to Section 2.11(b)(vii), in the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01, except to the extent the relevant Indebtedness constitutes (A) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of any Class of Loans pursuant to Section 6.01(p), (B) Incremental Loans incurred in reliance on clause (b) of the definition of “Incremental Cap” to refinance all or a portion of any Class of Loans pursuant to Section 2.22, (C) Replacement Loans incurred to refinance all or any portion of any Class of Loans in accordance with the requirements of Section 9.02(c) and/or (D) Incremental Equivalent Debt incurred in reliance on clause (b) of the definition of “Incremental Cap”, to refinance all or a portion of the Loans in accordance with the requirements of the definition thereof, in each case to the extent required by the terms thereof to prepay or offer to prepay such Indebtedness), the Borrower shall, promptly upon (and in any event not later than two Business Days thereafter) the receipt of such Net Proceeds by the Borrower or its applicable Restricted Subsidiary, apply (or cause to be applied) an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Class or Classes of Loans in accordance with clause (vi) below.

(iv)          Notwithstanding anything in this Section 2.11(b):

(A)          the Borrower shall not be required to prepay (or cause to be prepaid) any amount that would otherwise be required to be paid pursuant to Section 2.11(b)(ii) above to the extent that the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary or any Domestic Subsidiary of any Foreign Subsidiary (any such Person, a “Specified Subsidiary”) or the relevant Net Insurance/Condemnation Proceeds are received by any Specified Subsidiary, as the case may be, for so long as the repatriation and/or other transfer to the Borrower of any such amount would be, in the good faith determination of the Borrower, prohibited, restricted or delayed under any Requirement of Law (including for the avoidance of doubt, any Requirement of Law relating to financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on “upstreaming” and/or “cross-streaming” of Cash intra-group and Requirements of Law relating to the fiduciary and/or statutory duties of the directors (or equivalent Persons) of the Borrower and/or any of its Restricted Subsidiaries) or would conflict with the fiduciary and/or statutory duties of such Specified Subsidiary’s directors (or equivalent Persons), or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Specified Subsidiary (it being agreed that, if the repatriation and/or other transfer of the relevant Subject Proceeds is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary and/or statutory duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above within 365 days following the event giving rise to the relevant Subject Proceeds, the relevant Specified Subsidiary will promptly repatriate and/or transfer the relevant Subject Proceeds and the repatriated or transferred Subject Proceeds, as the case may be, will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional Taxes payable) to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)));

(B)           the Borrower shall not be required to prepay (or cause to be prepaid) any amount that would otherwise be required to be paid pursuant to Section 2.11(b)(ii) to the extent that the relevant Subject Proceeds are received by any joint venture for so long as the distribution and/or other transfer to the Borrower of such Subject Proceeds would, in the good faith determination of the Borrower, be prohibited under the Organizational Documents (or any relevant shareholders’ or similar agreement) governing such joint venture;

(C)           the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.11(b)(ii) to the extent that the relevant Subject Proceeds are received by any Foreign Subsidiary that is not a Loan Party for so long as the Borrower determines in good faith that the distribution to the Borrower of such Subject Proceeds would be prohibited under an agreement permitted pursuant to Section 6.05 by which such Foreign Subsidiary is bound governing any Indebtedness; and

(D)           if the Borrower determines in good faith that the repatriation (or other intercompany distribution or transfer) to the Borrower, directly or indirectly, from a Specified Subsidiary as a distribution or dividend (or other intercompany transfer) of any amount required to mandatorily prepay the Loans pursuant to Section 2.11(b)(ii) above would reasonably be expected to result in a material and adverse Tax liability (including any withholding Tax) being incurred by Holdings, the Borrower and/or any Restricted Subsidiary as determined by the Borrower in good faith (such amount, a “Restricted Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.11(b)(ii) above shall be reduced by the Restricted Amount; provided that to the extent that the repatriation (or other intercompany distribution or transfer) of the relevant Subject Proceeds, directly or indirectly, from the relevant Specified Subsidiary would no longer be reasonably expected to have a material and adverse Tax liability within the 365-day period following the event giving rise to the relevant Subject Proceeds an amount equal to the Subject Proceeds and to the extent available, not previously applied pursuant to this clause (D), shall be promptly applied to the repayment of the Term Loans pursuant to Section 2.11(b) as otherwise required above

(v)           The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.11(b) not later than 1:00 p.m. two Business Days before the date of prepayment. Any Lender may elect, by written notice to the Administrative Agent not later than 3:00 p.m. one Business Day prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Loans required to be made by the Borrower pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”) in which case such Declined Proceeds may be retained by the Borrower. For the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of (1) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the Loans pursuant to Section 6.01(p), (2) Incremental Loans incurred to refinance all or a portion of the Loans pursuant to Section 2.22, (3) Replacement Loans incurred to refinance all or any portion of the Loans in accordance with the requirements of Section 9.02(c) and/or (4) Incremental Equivalent Debt incurred to refinance all or a portion of the Loans in accordance with the requirements of the definition thereof. If any Lender fails to deliver a written notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Loans.

(vi)          Except as otherwise contemplated by this Agreement or provided in, or intended with respect to, any Refinancing Amendment, any Incremental Facility Amendment, any Extension Amendment or any Replacement Debt (provided, that such Refinancing Amendment, Incremental Facility Amendment or Extension Amendment may not provide that the applicable Class of Loans receive a greater than pro rata portion of any prepayment of Loans pursuant to Section 2.11(b) than would otherwise be permitted by this Agreement, it being understood that any such Incremental Amendment may provide for a greater than pro rata payment of the Incremental Loans established thereby with the proceeds of any Disposition in respect of any asset, business or Person the acquisition of which was financed, all or in part, with such Incremental Loan and the Disposition of which was contemplated in the definitive documentation in respect of such acquisition), in each case effectuated or issued in a manner consistent with this Agreement, each prepayment of Loans pursuant to Section 2.11(b) shall be allocated to prepay any Class of Loans as directed by the Borrower or, in the absence of such direction, ratably to each Class of Loans then outstanding that is pari passu with the Initial Loans in right of payment and with respect to security (provided that any prepayment of Loans with the Net Proceeds of any Incremental Facility incurred in reliance on clause (b) of the definition of “Incremental Cap” to extend the Maturity Date of all or any portion of any Class of Loans pursuant to Section 2.22, Incremental Equivalent Debt incurred in reliance on clause (b) of the definition of “Incremental Cap” to extend the Maturity Date of all or any portion of any Class of Loans and/or any Replacement Loan shall be applied to the applicable Class of Loans being extended, refinanced or replaced, as applicable). Any accepted prepayment under this Section 2.11(b) shall be paid to the Lenders in accordance with their respective Applicable Percentage of the applicable Class. If no Lender exercises the right to decline a prepayment of the Loans pursuant to Section 2.11(b)(v), the amount of such mandatory prepayment shall be applied first to the then outstanding Loans of the relevant Class that are ABR Loans to the full extent thereof and then to the then outstanding Loans of such Class that are LIBO Rate Loans in a manner that minimizes the amount of any payment required to be made by the Borrower pursuant to Section 2.16.

(vii)         Notwithstanding anything in this Section 2.11(b) to the contrary, until the First Lien Obligations Payment Date, no mandatory prepayment of outstanding Loans that would otherwise be required to be made under this Section 2.11(b) shall be required to be made, except with respect to the portion (if any) of the proceeds of any event giving rise to any corresponding mandatory prepayment under Section 2.11(b) of the First Lien Credit Agreement (or the equivalent provision under any other document governing any First Lien Obligation) that has been declined by the applicable lenders thereunder in accordance with Section 2.11(b)(v) of the First Lien Credit Agreement (or the equivalent provision under any other document governing any First Lien Obligation).

(viii)        Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13 (which may, at the election of the Borrower, be netted in the calculation of the applicable prepayment amount (and in the event such election is made, the amount of the applicable prepayment of principal and the amount of such accrued interest shall be determined by the Borrower in good faith in consultation with the Administrative Agent)), (B) subject to Section 2.16 and (C) in the case of prepayments of Initial Loans, shall be without premium or penalty.

Section 2.12.          Fees.

(a)            The Borrower agrees to pay to the Administrative Agent, for its own account, the annual administration fee described in the OR Fee Letter.

(b)           All fees payable hereunder shall be paid on the date due, in Dollars and in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstance except as otherwise provided in the Fee Letters.

(c)            [Reserved].

(d)           Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13.          Interest.

(a)           The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each LIBO Rate Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)            [Reserved].

(d)           Notwithstanding the foregoing but in all cases subject to Section 9.05(f), if any principal of or interest on any Loan or other amount payable by the Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00%; provided, that no amount shall accrue pursuant to this Section 2.13(d) on any overdue amount or other amount that is payable to any Defaulting Lender so long as such Lender is a Defaulting Lender.

(e)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date applicable to such Loan; provided that (A) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on demand, (B) except as provided in Section 2.11(b)(viii) hereof, in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.14.          Alternate Rate of Interest.

If, prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(a)           subject to, and without limitation of, Section 1.13, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders in writing that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone, facsimile or electronic mail promptly thereafter (but at least two Business Days prior to the first day of such Interest Period) and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15.          Increased Costs.

(a)            If any Change in Law:

(i)             imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate);

(ii)            subjects any Lender to any Taxes (other than (A) Indemnified Taxes and Other Taxes indemnifiable under Section 2.17, and (B) Excluded Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBO Rate Loans made by any Lender;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect of any LIBO Rate Loan in an amount deemed by such Lender to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the Borrower will pay (or cause to be paid) to such Lender, as applicable, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of requests for reimbursement under clause (iii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b)           If any Lender determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to liquidity or capital adequacy), then within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section 2.15 the Borrower will pay (or cause to be paid) to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Any Lender requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however that the Borrower shall not be required to compensate any Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16.          Break Funding Payments. Subject to Section 9.05(f), in the event of (a) the conversion or prepayment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any LIBO Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the actual amount of any actual out-of-pocket loss, expense and/or liability (including any actual out-of-pocket loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBO Rate loans, but excluding loss of anticipated profit) that such Lender has incurred or sustained as a result of such event. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrower that (A) sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (B) certifies that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17.          Taxes.

(a)            Payments Free of Taxes. Any payment by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax and/or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions or withholdings applicable to additional sums payable under this Section 2.17) each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall be entitled to make such withholding or deductions and (iii) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)           Payment of Other Taxes. In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law or at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes.

(c)            Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrower in accordance with Section 2.17(g)) at the expense of the Loan Parties, so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Loan Parties or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability. Notwithstanding anything to the contrary contained in this Section 2.17, no Borrower shall be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17 for any amount to the extent the Administrative Agent or such Lender fails to notify the Borrower of such possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific Tax assessment giving rise to such indemnification claim.

(d)           [Reserved].

(e)            Evidence of Payments. As soon as practicable after any payment of any Taxes pursuant to this Section 2.17 by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued, if any, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payment made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f). Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section 2.17) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(A)          each Lender that is a US Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from US federal backup withholding;

(B)           each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the US is a party, two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing any available exemption from, or reduction of, US federal withholding Tax;

(2)            two executed copies of IRS Form W-8ECI (or any successor forms);

(3)            in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a US trade or business (a “Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms); or

(4)            to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), two executed copies of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a Tax Compliance Certificate substantially in the form of Exhibit O-2 or Exhibit O-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate substantially in the form of Exhibit O-3 on behalf of each such direct or indirect partner(s);

(C)           each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to any Lender under any Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for US federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect (including any specific documentation required above in this Section 2.17(f)), it shall deliver to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(g)           Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund (whether received in cash or applied as a credit against any cash taxes payable) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the applicable Loan Party pursuant to this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h)           Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)             [Reserved].

(j)             Certain Documentation.      On or before the date on which the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower whichever of the following is applicable: (i) if the Administrative Agent is a US Person, two executed copies of IRS Form W-9 certifying that such Administrative Agent is exempt from US federal backup withholding or (ii) if the Administrative Agent is not a US Person, (A) with respect to payments received for its own account, two executed copies of IRS Form W-8ECI or W-8BEN-E, as applicable and (ii) with respect to payments received on account of any Lender, two executed copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is either a US branch and may be treated as a US person for purposes of applicable US federal withholding Tax or a qualified intermediary. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary in this Section 2.17(j), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

Section 2.18.          Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a)            Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m. on the date when due. Each such payment shall be made in immediately available funds (or such other form of consideration as the relevant Lender may agree), without set-off or counterclaim. Any amount received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.15, 2.16, 2.17 and/or 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b), 2.21, 2.22, 2.23, 9.02(c) and/or 9.05 and/or any other express provision of this Agreement, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. All payments hereunder shall be made in Dollars (or such other form of consideration as the relevant recipient may agree). Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)           Subject in all respects to the provisions of any applicable Intercreditor Agreement, all proceeds of Collateral received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied:

(i)             first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document,

(ii)            second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements constituting Secured Obligations then due to the Administrative Agent (other than those covered in clause first above),

(iii)           third, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations,

(iv)          fourth, as provided in any applicable Intercreditor Agreement, and

(v)           fifth, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct.

(c)            If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any Loan of any Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender with Loans of such Class, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided that (i) if any such participation is purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any Loan to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 9.02(c) and/or Section 9.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise rights of set-off and counterclaim against the Borrower with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchase or repayment. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after the date of such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d)           Unless the Administrative Agent has received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender the amount due. In such event, if the Borrower has not in fact made such payment (or caused such payment to be made), then each Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amount thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19.          Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15 or determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.15 or determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that assumes such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans, in each case of such Class of Loans and/or Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Loans and/or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or any payment required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payment and (C) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment Agreement (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment Agreement or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment Agreement or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).

Section 2.20.          Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Published LIBO Rate, or to determine or charge interest rates based upon the Published LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBO Rate Loans or to convert ABR Loans to LIBO Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Published LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (x) the Borrower shall, upon demand from the relevant Lender (with a copy to the Administrative Agent), at its election, prepay or convert all of such Lender’s LIBO Rate Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans until such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment); and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Published LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Published LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Published LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21.          Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Person becomes a Defaulting Lender, then the following provisions shall apply for so long as such Person is a Defaulting Lender:

(a)            [Reserved].

(b)           The Loans and the Commitments of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which (i) reduces the principal amount of any amount owing to such Defaulting Lender or (ii) affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amount made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amount owing by such Defaulting Lender to the Administrative Agent hereunder; second so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, as the Administrative Agent or the Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amount owing to the non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amount owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan was made or created at a time when applicable conditions to the funding of such Loan were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loan of such Defaulting Lender. Any payment, prepayment or other amount paid or payable to any Defaulting Lender that are applied (or held) to pay any amount owed by any Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.22.          Incremental Credit Extensions.

(a)           The Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment add one or more new Classes of term facilities and/or increase the principal amount of the Loans of any existing Class by requesting new commitments to provide such Loans (any such new Class or increase, an “Incremental Facility” and any loan made pursuant to an Incremental Facility, an “Incremental Loan”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided, that:

(i)            no Incremental Commitment may be in an amount that is less than $5,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree);

(ii)           except as the Borrower and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide any Incremental Commitment shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility);

(iii)           no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan;

(iv)          except as otherwise permitted herein (including with respect to currency, pricing (including any “MFN” or other pricing term), interest rate margins, rate floors, fees, premiums (including prepayment premiums), funding discounts, maturity and amortization) the terms of any Incremental Facility, if not substantially consistent with those applicable to any then-existing Class of Loans, must be reasonably acceptable to the Administrative Agent; it being agreed that any terms applicable to such Incremental Facility that (A) are applicable only after the then-existing Latest Maturity Date, (B) are, taken as a whole, in the good faith determination of the Borrower, not more favorable to the lenders or the agent of such Incremental Facility than those contained in the Loan Documents, (C) are more favorable to the lenders or the agent of such Incremental Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative Agent (i.e., by conforming or adding a term to the then-outstanding Loans pursuant to the applicable Incremental Facility Amendment) and/or (D) taken as a whole, reflect then current market terms and conditions at the time of the incurrence or issuance of such Incremental Facility (as determined by the Borrower in good faith), shall, in each case, be deemed to be satisfactory to the Administrative Agent; provided, that (x) any Incremental Facility that consists of Customary Term A Loans may include one or more financial maintenance covenants that do not apply for the benefit of any Lender that is not a lender under such Incremental Facility and (y) notwithstanding the foregoing, any Incremental Facility may be structured as a “delayed draw” facility with such conditions to borrowing thereunder as the Borrower and the relevant Incremental Lenders may agree;

(v)           the currency, pricing (including any “MFN” or other pricing term), interest rate margins, rate floors, fees, premiums (including any prepayment premium), funding discounts and, subject to clauses (vi), (vii) and (viii) below, the maturity and amortization schedule applicable to any Incremental Facility shall be determined by the Borrower and the lender or lenders providing such Incremental Facility; provided, that (A) in the case of any Incremental Facility that constitutes MFN Indebtedness, the Effective Yield applicable thereto may not be more than 0.75% higher than the Effective Yield applicable to the Initial Loans, unless the Applicable Rate (and/or, as provided in the following clause (B), the Alternate Base Rate floor or LIBO Rate floor) with respect to the Initial Loans is adjusted, or fees are paid to the relevant Initial Lenders, in each case, such that the Effective Yield in respect of such Initial Loans is not more than 0.75% per annum less than the Effective Yield with respect to such Incremental Facility and (B) any such Effective Yield applicable to any Initial Loan due to the application or imposition of an Alternate Base Rate floor or LIBO Rate floor on any Incremental Loan may, at the election of the Borrower, be effected solely through an increase in (or implementation of, as applicable) any Alternate Base Rate floor or LIBO Rate floor applicable to such Initial Loan (this proviso, the “MFN Provision”),

(vi)          other than with respect to any Incremental Facility consisting of Indebtedness in the form of Customary Bridge Loans and Customary Term A Loans, the final maturity date with respect to any Incremental Loan shall be no earlier than the then-existing Latest Maturity Date;

(vii)         other than with respect to any Incremental Facility consisting of Indebtedness in the form of Customary Bridge Loans or Customary Term A Loans, the Weighted Average Life to Maturity of any Incremental Facility shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing tranche of Loans (without giving effect to any prepayment thereof that would otherwise modify the Weighted Average Life to Maturity thereof);

(viii)        subject to clauses (vi) and (vii) above, any Incremental Facility may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Facility;

(ix)           subject to clause (v) above, to the extent applicable, any fee payable in connection with any Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility;

(x)            (A) any Incremental Facility may rank pari passu with or junior to any then-existing Class of Loans, in right of payment and/or security or may be unsecured (and to the extent the relevant Incremental Facility is secured on a junior lien basis or subordinated in right of payment, it shall be subject to an Intercreditor Agreement) and (B) no Incremental Facility may be (x) guaranteed by any subsidiary that is not a Loan Party (it being understood and agreed that the obligations of any subsidiary with respect to any escrow arrangement into which the proceeds of such Incremental Facility are deposited shall not constitute a guarantee by any subsidiary that is not a Loan Party) or (y) secured by any asset that does not constitute Collateral; it being understood that any Incremental Facility that is funded into Escrow pursuant to customary (in the good faith determination of the Borrower) escrow arrangements may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until the date on which such funds are released from Escrow;

(xi)           any Incremental Facility may participate (A) in any voluntary prepayment of Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Loans as set forth in Section 2.11(b)(vi), in each case, to the extent provided in such Sections;

(xii)          (A) no Event of Default shall exist immediately prior to or after giving effect to the incurrence or implementation of such Incremental Facility; provided that notwithstanding the foregoing, in the case of any Incremental Facility incurred or implemented in connection with any acquisition, Investment or irrevocable payment or redemption of Indebtedness, the condition set forth in this clause (A) shall require only that no Event of Default under Section 7.01(a), (f) or (g) exist immediately prior to giving effect to such Incremental Facility and (B) the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of the effectiveness of such Incremental Facility (after giving effect to the incurrence or implementation of the relevant Incremental Facility) with the same effect as though such representations and warranties had been made on and as of the date of the effectiveness of such Incremental Facility; provided, that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such periods; provided, further, that notwithstanding the foregoing in this clause (B), in the case of any Incremental Facility incurred or implemented in connection with any acquisition or similar Investment, the condition set forth in this clause (B) shall require only the making and accuracy of the Specified Representations before giving effect to such acquisition or Investment;

(xiii)         the proceeds of any Incremental Facility may be used for working capital needs and other general corporate purposes and any other use not prohibited by this Agreement;

(xiv)         on the date of the Borrowing of any Incremental Loans that will be of the same Class as any then-existing Class of Loans, and notwithstanding anything to the contrary set forth in Sections 2.08 or 2.13 above, such Incremental Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Borrower, have the same Interest Period as) each Borrowing of outstanding Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Lender providing such Incremental Loans will participate proportionately in each then-outstanding Borrowing of Loans of such Class; it being acknowledged that the application of this clause (a)(xiv) may result in new Incremental Loans having an Interest Period (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding LIBO Rate Loans of the relevant Class and which end on the last day of such Interest Period; and

(xv)          to the extent that any Incremental Facility does not rank pari passu with any then-existing Class of Loans in right of payment and security or is unsecured, such Incremental Facility will be documented pursuant to separate documentation from this Agreement (it being understood and agreed that any “last out” facility that is pari passu with any then-existing Class of Loans in right of security but which is “last out” with respect to payment priority may be documented hereunder).

(b)            Incremental Commitments may be provided by any existing Lender, or by any other Eligible Assignee (any such other lender being called an “Incremental Lender”); provided, that the Administrative Agent shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Incremental Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Incremental Lender; provided, further, that any Incremental Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Lender by way of assignment.

(c)            Each Lender or Incremental Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of the relevant Incremental Commitment, each Incremental Lender shall become a Lender for all purposes in connection with this Agreement.

(d)           As conditions precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loan:

(i)             upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel with respect to the Borrower, as well as such reaffirmation agreements, supplements and/or amendments as it may reasonably require;

(ii)            the Administrative Agent shall be entitled to receive, from each Incremental Lender, an Administrative Questionnaire and such other documents as it may reasonably require from such Incremental Lender;

(iii)          subject to Section 2.22(h), the Administrative Agent shall have received a Borrowing Request as if the relevant Incremental Loans were subject to Section 2.03 or another written request the form of which is reasonably acceptable to the Administrative Agent; and

(iv)          the Administrative Agent shall be entitled to receive a certificate of the Borrower signed by a Responsible Officer thereof certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Facility or Incremental Loans.

(e)            Notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Loan Document, the conditions to the availability or funding of any Incremental Facility shall be determined by the relevant Incremental Lenders providing such Incremental Facility and the Borrower.

(f)            [reserved].

(g)           [reserved].

(h)           The Lenders hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent shall (without the consent of any Lender (other than any Lender providing the applicable Incremental Facility)), enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document as may be necessary, appropriate or advisable in order to establish any Incremental Facility (including any new Class or sub-Class in respect of Loans or commitments pursuant to this Section 2.22) including (i) technical amendments as may be necessary, appropriate or advisable in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.22 and/or (ii) any other amendment contemplated by Section 9.02(d)(ii). In addition, the Incremental Facility Amendment with respect to any Incremental Facility may, without the consent of any Lender (other than any Lender providing such Incremental Loans) or the Administrative Agent, include such amendments to this Agreement as may be necessary, appropriate or advisable as reasonably determined by the Administrative Agent and the Borrower to make the applicable Incremental Loans “fungible” with the relevant existing Class of Loans (including by modifying the amortization schedule and/or extending the time period during which any prepayment premium applies).

(i)            This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23.          Extensions of Loans.

(a)            Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”; it being understood that any Extended Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted, so long as the following terms are satisfied:

(i)             [reserved];

(ii)           except as to (A) currency, pricing (including any “MFN” or other pricing term), interest rate margins, rate floors, fees, funding discounts, amortization, final maturity date, premium (including prepayment premiums), required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and any Lender who agrees to an Extension of its Loans and set forth in the relevant Extension Offer), (B) terms applicable to such Extended Loans (as defined below) that are, taken as a whole, in the good faith determination of the Borrower, more favorable to the lenders or the agent of such Extended Loans than those contained in the Loan Documents applicable to the relevant Loans and are then conformed (or added) to the Loan Documents for the benefit of the Lenders in respect of such Loans or, as applicable, the Administrative Agent (i.e., by conforming or adding a term to the then-outstanding Loans of the applicable Class pursuant to the applicable Extension Amendment), (C) terms, taken as a whole, that reflect then current market terms and conditions, taken as a whole, at the time of incurrence or issuance (as determined by the Borrower) and (D) any covenant or other provision applicable only to any period after the Latest Maturity Date (in each case, as of the date of such Extension), the Loans of any Lender extended pursuant to any Extension (any such extended Loans, the “Extended Loans”) shall have substantially consistent terms (or terms not less favorable to existing Lenders) as the tranche of Loans subject to the relevant Extension Offer;

(iii)           the final maturity date of any Extended Loans may be no earlier than the then applicable Latest Maturity Date at the time of Extension;

(iv)          the Weighted Average Life to Maturity of any Class of Extended Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Loans;

(v)           subject to clauses (iii) and (iv) above, any Extended Loans may otherwise have an amortization schedule as determined by the Borrower and the Lenders providing such Extended Loans;

(vi)          any Class of Extended Loans may participate (A) in any voluntary prepayment of Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Loans as set forth in Section 2.11(b)(vi), in each case, to the extent provided in such Sections;

(vii)         if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii)        unless the Administrative Agent otherwise agrees, any Extension must be in a minimum amount of $5,000,000;

(ix)           any applicable Minimum Extension Condition must be satisfied or waived by the Borrower; and

(x)            any documentation in respect of any Extension shall be consistent with the foregoing.

(b)           (i) No Extension consummated in reliance on this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11 and (ii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to the consummation of any Extension that a minimum amount (to be specified in the relevant Extension Offer in the Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable tranches be tendered; it being understood that the Borrower may, in its sole discretion, waive any such Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)            No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). All Extended Loans and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendment to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.23.

(d)            In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Sections 4.01, the Borrower hereby represents and warrants to the Lenders and the Administrative Agent that:

Section 3.01.          Organization; Powers. Holdings, the Borrower and each of its Restricted Subsidiaries (a) is (i) duly organized or incorporated (as applicable) and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01 (other than clause (a)(i) and clause (b), in each case, with respect to the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02.          Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party (a) are within such Loan Party’s corporate or other organizational power and (b) have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03.           Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party party thereto and the performance by such Loan Party of its obligations thereunder (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), would reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), would reasonably be expected to result in a Material Adverse Effect.

Section 3.04.           Financial Condition; No Material Adverse Effect.

(a)            The financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower on a consolidated basis as of such dates and for such periods in accordance with GAAP, (i) except as otherwise expressly noted herein, (ii) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end adjustments and (iii) if applicable, except as may be necessary to reflect any differing entities and/or organizational structure prior to giving effect to the Transactions.

(b)            Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that is continuing.

Section 3.05.           Properties.

(a)            As of the Closing Date, Schedule 3.05 sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple by any Loan Party.

(b)            Holdings, the Borrower and each of its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good and valid title to their personal property and assets, including the Collateral, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes, (ii) for any Lien permitted under Section 6.02 hereof, or (iii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

(c)            Holdings, the Borrower and its Restricted Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all copyrights embodied in software) and all other intellectual property rights (“IP Rights”) that are reasonably necessary to conduct their respective businesses as presently conducted without, to the knowledge of the Borrower, any infringement or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use would not, or where such infringement or misappropriation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06.           Litigation and Environmental Matters.

(a)            There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings, the Borrower or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)            Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither Holdings, the Borrower nor any of its Restricted Subsidiaries is subject to, or has received notice of, any Environmental Claim or Environmental Liability or knows of any basis for any Environmental Liability or Environmental Claim of Holdings, the Borrower or any of its Restricted Subsidiaries and (ii) neither Holdings, the Borrower nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorization, permit, license or other approval required under any Environmental Law.

(c)            Neither Holdings, the Borrower nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at, under or from any currently or formerly owned, leased or operated real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07.           Compliance with Laws. Each of Holdings, the Borrower and each of its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to the Requirements of Law covered by Section 3.17 below.

Section 3.08.           Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09.           Taxes. Each of Holdings, the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes that are not required to be paid in accordance with Section 5.03, (b) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (c) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10.           ERISA.

(a)            Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b)            In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred and is continuing that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11.           Disclosure.

(a)            As of the Closing Date, with respect to information relating to the Borrower and its subsidiaries, to the knowledge of the Borrower, all written information (other than the Projections, forecasts, financial estimates, other forward-looking information and/or projected information, information of a general economic or industry-specific nature and/or any third party report and/or memorandum (but not the written information (other than Projections, forecasts, financial estimates, other forward looking information and/or projected information and/or general economic or industry-specific information) on which such third party report and/or memorandum was based, if such written information was provided to any Initial Lender or the Administrative Agent)) concerning Holdings, the Borrower and its subsidiaries that was prepared by or on behalf of Holdings, the Borrower or its subsidiaries or their respective representatives and made available to any Initial Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date (collectively, the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time).

(b)            As of the Closing Date, the Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies (and such uncertainties and contingencies may be exacerbated by the current environment, including the rapidly evolving nature of the global Coronavirus (COVID-19) pandemic and the related impact thereof on, among other things, the global macro economy, the industry in which we operate and our business) many of which are beyond the Borrower's control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12.           Solvency. As of the Closing Date, after giving effect to the Transactions and the incurrence of the Indebtedness and obligations being incurred in connection with this Agreement on the Closing Date, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the capital of the Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iii) the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in accordance with their terms. For purposes of this Section 3.12, (A) it is assumed that the Indebtedness and other obligations under the Term Facility and the First Lien Facility will come due at their respective maturities and (B) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.13.           Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of Holdings, the Borrower, each subsidiary of the Borrower and the ownership interest therein held by Holdings, the Borrower or its applicable subsidiary, and (b) the type of entity of Holdings, the Borrower and each of its subsidiaries.

Section 3.14.           Security Interest in Collateral. Subject to the terms of the final paragraph of Section 4.01, the Legal Reservations, the Perfection Requirements and the provisions, limitations and/or exceptions set forth in this Agreement and/or any other Loan Document, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements and/or any other perfection action required under the terms of any Loan Document, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Collateral Document) on the Collateral (to the extent such Liens are then required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effect of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in the Capital Stock held by any Loan Party in any Person organized under the laws of any jurisdiction other than the jurisdiction in which such Loan Party is organized, or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, under the Requirements of Law of any jurisdiction other than the jurisdiction in which such Loan Party is organized, (B) the enforcement of any security interest, or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization approval or license under, any Requirement of Law or (C) on the Closing Date and until required pursuant to Section 5.12, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date.

Section 3.15.           Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of Holdings, the Borrower or any of its Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of Holdings, the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters.

Section 3.16.           Federal Reserve Regulations. No part of the proceeds of any Loan have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U.

Section 3.17.          OFAC; PATRIOT ACT and FCPA.

(a)            (i) None of Holdings, the Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Borrower, any director, officer or employee of any of the foregoing is subject to any US sanctions administered by the Office of Foreign Assets Control of the US Treasury Department (“OFAC”); and (ii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person that is subject to any US sanction administered by OFAC, except to the extent licensed or otherwise approved by OFAC or in compliance with applicable exemptions licenses or other approvals.

(b)            To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act.

(c)            Neither Holdings, the Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent (solely to the extent acting in its capacity as an agent for Holdings, the Borrower or any of its subsidiaries) or employee of Holdings, the Borrower or any Restricted Subsidiary, has taken any action, directly or, to its knowledge, indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including, without limitation, making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA; and (ii) the Borrower has not directly or, to its knowledge, indirectly, used the proceeds of the Loans or otherwise made available such proceeds to any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA.

The representations and warranties set forth in Section 3.17 above made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any such representation or warranty set forth in Section 3.17 as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirement of Law relating to anti-terrorism, anti-corruption or anti-money laundering that is applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization.

ARTICLE 4

CONDITIONS

Section 4.01.           Closing Date. The obligation of each Lender to make Loans on the Closing Date, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)            Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from the Borrower and each Loan Party, to the extent party thereto, (i) a counterpart signed by the Borrower or such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement and the Initial Intercreditor Agreement and (B) each Promissory Note requested by a Lender at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b)            Legal Opinions. The Administrative Agent (or its counsel) shall have received, on behalf of itself and the Lenders on the Closing Date, (i) a customary written opinion of Weil, Gotshal & Manges LLP, in its capacity as special counsel for Holdings and the Loan Parties and (ii) customary written opinions of local counsel to the Loan Parties organized in the jurisdictions set forth on Schedule 4.01(b), each dated the Closing Date and addressed to the Administrative Agent and the Lenders.

(c)            Financial Statements. The Administrative Agent shall have received:

(i)             the audited consolidated balance sheet of the Borrower for the Fiscal Year ended on January 2, 2021 and the audited consolidated statements of income and cash flows of the Borrower for the Fiscal Year then ended; and

(ii)            the unaudited consolidated balance sheet and the unaudited consolidated statements of income and cash flows of the Borrower for the Fiscal Quarter ended on April 3, 2021.

(iii)            a pro forma consolidated balance sheet and the related consolidated statement of income for the Borrower as of and for, as applicable, the 12-month period ended April 3, 2021, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income); provided that it is understood and agreed that the pro forma financial statements required by this clause (c)(iii) shall not be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standard Codification 805, Business Combinations (formerly SFAS 141R));

(d)            Secretary’s Certificate and Good Standing Certificates of Loan Parties. The Administrative Agent (or its counsel) shall have received:

(i)             a certificate of each Loan Party on the Closing Date, dated the Closing Date and executed by a Responsible Officer, which shall:

(A)            certify that attached thereto is a true and complete copy of the resolutions, written consents or extracts of minutes of a meeting, as applicable, of its board of directors, board of managers, supervisory board, shareholders, members or other governing body (as the case may be and in each case, to the extent required) authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect,

(B)            identify by name and title and bear the signatures of the Responsible Officer or authorized signatory of such Loan Party on the Closing Date that is authorized to sign the Loan Documents to which it is a party on the Closing Date, as applicable, and

(C)            certify (I) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association, articles of association or other equivalent thereof) of each Loan Party on the Closing Date (certified by the relevant authority of the jurisdiction of organization of such Loan Party) and a true and correct copy of its by-laws or operating, management, partnership or similar agreement (to the extent applicable) and (II) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date), and

(ii)       a good standing certificate (or equivalent), dated as of a recent date for each such Loan Party from the relevant office of its jurisdiction of organization (to the extent available in the jurisdiction of organization of such Loan Party).

(e)            Representations and Warranties. The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date; provided, that (i) to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period and (ii) to the extent that any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the same shall be true and correct in all respects.

(f)            Fees. Prior to or substantially concurrently with the funding of the Initial Loans hereunder, the Administrative Agent shall have received (i) all fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letters and (ii) all expenses required to be paid by the Borrower for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Borrower may agree (including the reasonable fees and expenses of legal counsel required to be paid), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans.

(g)            Closing Date Refinancing. Substantially concurrently with the initial funding of the Loans hereunder, including by use of the proceeds thereof, the Closing Date Refinancing shall be consummated and the Administrative Agent shall have received a customary payoff letter providing for the release of liens securing the obligations under the Existing Credit Agreement (to the extent required by the definition of “Closing Date Refinancing”) upon the consummation of the Closing Date Refinancing.

(h)            No Default or Event of Default. At the time of and immediately after giving effect to the making of the Loans to be made on the Closing Date, no Default or Event of Default has occurred and is continuing.

(i)             Solvency. The Administrative Agent (or its counsel) shall have received a certificate in substantially the form of Exhibit P from a Responsible Officer of the Borrower dated as of the Closing Date and certifying as to the matters set forth therein.

(j)             Perfection Certificate. The Administrative Agent (or its counsel) shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.

(k)            Filings Registrations and Recordings. Subject to the final paragraph of this Section 4.01 and except as may otherwise be agreed by the Administrative Agent, the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” shall be satisfied.

(l)             First Lien Credit Agreement. The “Loan Documents” (as defined in the First Lien Credit Agreement) required by the terms of the First Lien Credit Agreement to be executed on the Closing Date shall have been, or substantially concurrently with the making of the Loans hereunder on the Closing Date shall be, duly executed and delivered by each Loan Party that is party thereto.

(m)            Material Adverse Effect. Since January 2, 2021, there shall not have occurred a Material Adverse Effect.

(n)            USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by any Initial Lender at least 10 Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(o)            Beneficial Ownership Certification. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, no later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received a Beneficial Ownership Certification in relation to the Borrower to the extent reasonably requested by it at least 10 Business Days in advance of the Closing Date.

(p)            Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying the satisfaction of the conditions precedent set forth in Sections 4.01(e), (h) and (m).

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent that the Lien on any Collateral is not or cannot be created or perfected on the Closing Date (other than, to the extent required herein or in the other Loan Documents, the creation and perfection of a Lien on Collateral that is of the type that may be perfected by the filing of a Form UCC-1 financing statement under the UCC), then the creation and/or perfection of such Lien shall not constitute a condition precedent to the availability or initial funding of the Term Facility on the Closing Date, but may instead be delivered or perfected within the time period set forth in Section 5.15 (or such later date as the Administrative Agent may reasonably agree).

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in the manner prescribed by Section 2.18 (such date, the “Termination Date”), Holdings (solely to the extent applicable to it) and the Borrower hereby covenant and agree with the Lenders and the Administrative Agent that:

Section 5.01.           Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f), to each Lender:

(a)            Quarterly Financial Statements. Within 60 days (or, with respect to any Fiscal Quarter during which (A) the Borrower or any subsidiary has consummated a material (in the good faith determination of the Borrower) acquisition or similar Investment or (B) a material (in the good faith determination of the Borrower) accounting change has occurred, 90 days) after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending on or about June 30, 2021, the consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter and the related consolidated statements of income or operations and cash flows of the Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail; provided, that any comparison against the corresponding figures from the corresponding period in any prior Fiscal Year may reflect the financial results of any applicable predecessor entity;

(b)            Annual Financial Statements. Within 150 days (or, with respect to any Fiscal Year during which either (A) the Borrower or any subsidiary has consummated a material (in the good faith determination of the Borrower) acquisition or similar Investment or (B) a material (in the good faith determination of the Borrower) accounting change has occurred, 180 days) after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of the Borrower as at the end of such Fiscal Year and the related consolidated statements of income or operations and cash flows of the Borrower for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year (it being understood and agreed that no such comparison shall be required if (A) the relevant independent certified public accountant is not willing to provide the same or (B) the corresponding figures from the previous Fiscal Year are not available) and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall not be subject to (A) a “going concern” qualification (but not a “going concern” explanatory paragraph or like statement) (except as resulting from, in the good faith determination of the Borrower, (1) the impending maturity of any Indebtedness, (2) the breach or anticipated breach of any financial covenant and/or (3) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) or (B) a qualification as to the scope of the relevant audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its results of operations and cash flows for the periods indicated in conformity with GAAP;

(c)            Compliance Certificate. Together with each delivery of financial statements pursuant to Sections 5.01(a) and (b), (i) a duly executed and completed Compliance Certificate and (ii) (A) a summary of the pro forma adjustments (if any) necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each Unrestricted Subsidiary as of the last day of the Fiscal Quarter covered by such Compliance Certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list delivered pursuant to this clause (ii)(B);

(d)            [Reserved];

(e)             Notice of Default; Notice of Material Adverse Effect. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably-detailed written notice specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(f)             Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof from the Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g)            ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof from the Borrower;

(h)            Financial Plan. Together with each delivery of financial statements pursuant to Sections 5.01(b) for the preceding fiscal year, an annual consolidated financial budget prepared by management of the Borrower; provided, that notwithstanding the foregoing, no such financial budget shall be required at any time following a Public Company Transaction;

(i)             Information Regarding Collateral. Within 90 days of the relevant change (or such later date to which the Administrative Agent may agree in its reasonable discretion), written notice (i) with respect to Holdings, the Borrower or any other Loan Party that is a Domestic Subsidiary, of any change in (A) such Loan Party’s legal name, (B) such Loan Party’s type of organization, (C) such Loan Party’s jurisdiction of organization or (D) such Loan Party’s organizational identification number, in each case, to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change, and (ii) with respect to any Loan Party that is a Discretionary Guarantor, such types of changes affecting the perfection or priority of the Administrative Agent’s security interest in the applicable Collateral of such Discretionary Guarantor as the Borrower and the Administrative Agent have agreed in connection with such Loan Party becoming a Discretionary Guarantor; and

(j)             Certain Reports. Promptly upon their becoming available and without duplication of any obligation with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) following a Public Company Transaction, all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower, Holdings or its applicable Parent Company to all of its security holders acting in such capacity and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, publicly filed by the Borrower, Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities, in each case other than any prospectus relating to any equity plan; and

(k)            Other Information. Such customary additional information (financial or otherwise) that is readily available to the Borrower as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of the Borrower and its Restricted Subsidiaries; provided, that none of Holdings, the Borrower nor any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes a non-financial trade secret or non-financial proprietary information of any Person, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided, such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(k)); provided, that in the event that such information has not been provided in reliance on clause (iii) and/or (iv) above, notice that information is being withheld must be provided to the Administrative Agent.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) (A) posts such documents or (B) provides a link thereto at the website address listed on Schedule 9.01; provided that, other than with respect to items required to be delivered pursuant to Section 5.01(k) above, the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such document at the website address listed on Schedule 9.01 and provide to the Administrative Agent an electronic version (i.e., a soft copy) of any such document by electronic mail (which Schedule 9.01 may be updated from time to time); (ii) (A) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on IntraLinks/SyndTrak or another relevant website (the “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (B) on which the relevant documents are electronically mailed or otherwise transmitted to the Administrative Agent in a manner to which the Administrative Agent may reasonably agree or (iii) after the consummation of a Public Company Transaction, in respect of the items required to be delivered pursuant to Section 5.01(a), (b) and/or (j) above, on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange (including, for the avoidance of doubt, by way of “EDGAR”).

Notwithstanding the foregoing, the obligations in Section 5.01(a), (b) and (h) may instead be satisfied with respect to any relevant information of the Borrower by furnishing (i) the applicable financial statements or other information required by such clauses of Holdings (or any other Parent Company) or (ii) in the case of Sections 5.01(a) and (b), the Borrower’s or Holdings’ (or any other Parent Company thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs and without any requirement to provide notice of such filing to the Administrative Agent or any Lender; provided, that, with respect to each of clauses (i) and (ii), (A) to the extent (x) such financial statements relate to any Parent Company and (y) either (1) such Parent Company (or any other Parent Company that is a subsidiary of such Parent Company) has any material third party Indebtedness and/or material operations (as determined by the Borrower in good faith and other than any operations that are attributable solely to such Parent Company’s ownership of the Borrower and its subsidiaries) or (2) there are material differences (in the good faith determination of the Borrower) between the financial statements of such Parent Company and its consolidated subsidiaries, on the one hand, and the Borrower and its consolidated subsidiaries, on the other hand, such financial statements or Form 10-K or Form 10-Q, as applicable, shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company and its consolidated subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated subsidiaries on a consolidated stand-alone basis, on the other hand (other than any such difference relating to shareholders’ equity), and (B) to the extent such financial statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion with respect to the financial statements of the applicable Parent Company of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b).

No financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall be required to include any acquisition accounting adjustment relating to the Transactions or any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustment in such financial statement.

Section 5.02.           Existence. Except as otherwise permitted under Section 6.07 or Section 6.09, Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business, except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, that neither Holdings, the Borrower nor any of the Borrower’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of Holdings and the Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders (taken as a whole).

Section 5.03.           Payment of Taxes. Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, that no such Tax need be paid if (a) it is not more than 60 days overdue, (b) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax and/or (c) failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04.           Maintenance of Properties. Holdings and the Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof, in each case except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05.           Insurance. (a) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liability, loss or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall, subject to Section 5.15, (i) name the Administrative Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a lender loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties as the lender loss payee thereunder and, to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premium thereunder).

Section 5.06.           Inspections. Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of Holdings, the Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided, that the Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided, that (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (b) except as expressly set forth in clause (c) below during the continuance of an Event of Default under Section 7.01(a), (f) or (g), the Administrative Agent shall not exercise such rights more often than one time during any calendar year, (c) when an Event of Default under Section 7.01(a), (f) or (g) exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (d) notwithstanding anything to the contrary herein, neither the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of any Person, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided, that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06).

Section 5.07.           Maintenance of Book and Records. The Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08.           Compliance with Laws. Holdings and the Borrower will comply, and the Borrower will cause each of its Restricted Subsidiaries to comply, with all applicable Requirements of Law (including applicable ERISA and all Environmental Laws, any US sanctions administered by OFAC, the USA PATRIOT Act and the FCPA), except to the extent the failure of Holdings, the Borrower or the relevant Restricted Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect; provided, that the requirements set forth in this Section 5.08, as they pertain to compliance by any Foreign Subsidiary with any US sanctions administered by OFAC, the USA PATRIOT ACT and the FCPA, are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary in its relevant local jurisdiction and shall not apply to such Foreign Subsidiary to the extent the same conflict with relevant local Requirements of Law applicable to such Foreign Subsidiary

Section 5.09.           Environmental.

(a)            Environmental Disclosure. The Borrower will deliver to the Administrative Agent as soon as practicable following the sending or receipt thereof by the Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, would reasonably be expected to give rise to a Material Adverse Effect, (B) any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency or other Governmental Authority that would reasonably be expected to have a Material Adverse Effect, (C) any request made to the Borrower or any of its Restricted Subsidiaries for information from any governmental agency that suggests such agency is investigating whether Holdings, the Borrower or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity which would reasonably be expected to have a Material Adverse Effect and (D) such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a), in each case, subject to the limitations set forth in the proviso to Section 5.01(k);

(b)            Hazardous Materials Activities, Etc. The Borrower shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or its Restricted Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Materials at or from any Facility, in each case, that would reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.           Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (a) immediately after giving effect to such designation, no Event of Default exists (including after giving effect to the reclassification of any Investment in, Indebtedness of and/or Lien on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (b) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Borrower (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary), (c) no subsidiary may be designated an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for purposes of the First Lien Credit Agreement and (d) in no event shall any Rao’s Entity, MichaelAngleo Entity or Noosa Entity be designated as an Unrestricted Subsidiary without the prior written consent of the Required Lenders. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as estimated by the Borrower in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such subsidiary, as applicable; provided, that upon any re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower (or its applicable Restricted Subsidiary) shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s (or its applicable Restricted Subsidiary’s) “Investment” in such Restricted Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity therein at the time of such re-designation as estimated by the Borrower in good faith.

Section 5.11.           Use of Proceeds. The Borrower shall use the proceeds of the Initial Loans made on the Closing Date solely to (i) finance all or a portion of the Transactions (and the payment of Transaction Costs) and (ii) to the extent of any remaining proceeds, for general corporate purposes of the Borrower and its subsidiaries.

Section 5.12.          Covenant to Guarantee Obligations and Provide Security.

(a)            Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary, (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or (iii) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, on or before the date on which a Compliance Certificate is required to be delivered pursuant to Section 5.01(c), for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred (or such longer period as the Administrative Agent may reasonably agree), the Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent (which request may not be made unless the Consolidated Total Assets of the relevant Restricted Subsidiary constitutes more than 10% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries, taken as a whole, cause the relevant Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent and the Lenders.

(b)            Within 90 days (or such longer period as the Administrative Agent may reasonably agree) after the acquisition of any Material Real Estate Asset other than any Excluded Asset by the Borrower or any Loan Party that is a Domestic Subsidiary of the Borrower, the Borrower will give the Administrative Agent written notice of the acquisition of such Material Real Estate Asset and, if requested by the Administrative Agent, the Borrower shall, or shall cause such Loan Party, to comply with the requirements set forth in clause (c) of the definition of “Collateral and Guarantee Requirement” within 90 days of the receipt of such request (or such longer period as the Administrative Agent may reasonably agree). For purposes of this clause (b), any Material Real Estate Asset owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a) above shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a).

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower may, in its sole discretion, elect to cause any Restricted Subsidiary and/or Parent Company (any such Person, a “Discretionary Guarantor”) that is not otherwise required to be a Subsidiary Guarantor to provide a Loan Guaranty by causing such Person to execute a Joinder Agreement, and any such Person shall constitute a Loan Party and a Guarantor for all purposes hereunder; it being understood and agreed that such Person shall grant a security interest in such categories of assets pursuant to such documentation as the Borrower and the Administrative Agent may reasonably agree; provided that (i) in the case of any Discretionary Guarantor that is a Foreign Subsidiary, the jurisdiction of such person is reasonably satisfactory to the Administrative Agent and (ii) the Administrative Agent shall have received at least two Business Days prior to such person becoming a Guarantor, all documentation and other information in respect of such person required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA Patriot Act).

(d)            Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i)            the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which may apply retroactively) for the creation and perfection of security interests in, or obtaining of legal opinions or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary, and each Lender hereby consents to any such extension of time;

(ii)            any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” and/or any action requested in connection therewith shall be subject to the exceptions and limitations set forth in this Agreement and the Collateral Documents;

(iii)            perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of (A) pledged Capital Stock of the Borrower or any material first tier Restricted Subsidiary that is a Wholly-Owned Subsidiary and/or (B) any Material Debt Instrument owing from any Person that is not a Loan Party, in each case, to the extent the same otherwise constitute Collateral);

(iv)           no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;

(v)            no Loan Party (other than any Discretionary Guarantor that is organized under the laws of a jurisdiction outside of the US) will be required to (A) take any action to grant or perfect a security interest in any asset located outside of the US or (B) execute any security agreement, pledge agreement, mortgage, deed, charge or other collateral document governed by the laws of any jurisdiction other than the US, any state thereof or the District of Columbia; it being understood and agreed that no Loan Party (including any Discretionary Guarantor) will be required to take any action to perfect a security interest in the Collateral in any jurisdiction other than the jurisdiction in which such Loan Party is organized (other than (1) in the case of Mortgaged Property located in the US that is owned by any Loan Party that is a Domestic Subsidiary, the jurisdiction where such property is located and (2) with respect to the required pledge of the Capital Stock of any Discretionary Guarantor that is not organized under the laws of the United States or any state thereof, the jurisdiction of organization of such Discretionary Guarantor);

(vi)           in no event will (A) the Collateral include any Excluded Asset or (B) any Excluded Subsidiary be required to become a Subsidiary Guarantor;

(vii)          without limiting clause (xiv) below, no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title, (B) any Letter-of-Credit Right, (C) the Capital Stock of any Immaterial Subsidiary (other than any Immaterial Subsidiary that is a Loan Party) and/or (D) the Capital Stock of any Person that is not a subsidiary, which Person, if a subsidiary, would constitute an Immaterial Subsidiary and/or (E) any aircraft, in each case, except to the extent that a security interest therein can be perfected by filing a Form UCC-1 (or similar) financing statement under the UCC (without the requirement to list an “VIN” or similar number);

(viii)         no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (A) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), (B) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirement of Law or (C) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings) pursuant to any “change of control” or similar provision; it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirement of Law notwithstanding the relevant prohibition, violation or termination right;

(ix)            (A) no Loan Party shall be required to perfect a Lien in any asset to the extent the perfection of a security interest in such asset would be prohibited under any applicable Requirement of Law and (B) it is understood and agreed, for the avoidance of doubt, that no Loan Party shall be required to comply with the Federal Assignment of Claims Act or any similar statute;

(x)            any Joinder Agreement, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become (or otherwise becomes) a Loan Party pursuant to Section 5.12(a) above (including any Joinder Agreement) may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document;

(xi)            the Lenders and the Administrative Agent acknowledge and agree that the Collateral that may be provided by any Loan Party may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Secured Parties of increasing the secured amount is disproportionate to the cost of such fees, taxes and duties;

(xii)           (A) any required Mortgage will be permitted to be delivered after the Closing Date and (B) it is understood that no Loan Party will be required to procure title insurance or a survey with respect to any Material Real Estate Asset;

(xiii)          the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, any asset as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined in writing by the Borrower and the Administrative Agent;

(xiv)          except with respect to any Discretionary Guarantor that is organized under the laws of a jurisdiction outside the US, no Loan Party shall be required, and the Administrative Agent shall not be authorized, to perfect any security interest or Mortgage by means other than (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of any Loan Party’s jurisdiction of organization, (B) filings with the US federal government offices with respect to IP Rights as expressly required by the Security Agreement, (C) delivery to the Administrative Agent, for its possession (subject to the terms of any applicable Intercreditor Agreement), of any Collateral consisting of pledged Capital Stock held by any Loan Party in the Borrower or any Restricted Subsidiary that is a Wholly-Owned Subsidiary and/or any Material Debt Instrument issued to the Borrower or another Loan Party, in each case, to the extent required by the Security Agreement or (D) mortgages in respect of Material Real Estate Assets; and

(xv)          (A) no Collateral Document executed and delivered after the Closing Date, including any Mortgage, will impose any commercial obligation on any Loan Party or contain any representation, warranty or undertaking that is not required for the creation and/or perfection of a security interest in the relevant asset and (B) to the extent the subject matter of any representation, warranty or undertaking in any Collateral Document executed and delivered after the Closing Date is the same as any representation, warranty or covenant in the Credit Agreement, such representation, warranty or covenant shall be no more burdensome to the applicable Loan Party than the corresponding provision of this Agreement unless the relevant additional requirement is necessary for the creation and/or perfection of a security interest in the relevant asset.

(e)            It is understood and agreed for the avoidance of doubt that the Borrower may elect to join any Domestic Subsidiary that is not required to be or become a Subsidiary Guarantor solely because such Restricted Subsidiary is an Immaterial Subsidiary without (i) the consent of the Administrative Agent or (ii) delivery of an opinion of counsel.

Section 5.13.           [Reserved].

Section 5.14.           Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a)            the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable Requirement of Law and which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties; and

(b)            the Borrower will, and will cause each other applicable Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents.

Section 5.15.           Post-Closing Covenant. Take the actions required by Schedule 5.15 in each case within the time periods specified therein (or, in each case, such longer period to which the Administrative Agent may reasonably agree).

Section 5.16.           Transactions with Affiliates. The Borrower shall, and shall cause its Restricted Subsidiaries to, consummate any transaction with any Affiliate thereof that involves payment in excess of the greater of $36,000,000 and 24% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, on terms that are at least as favorable (as determined by the Borrower in good faith at the time of the execution of the definitive agreement relating thereto) to the Borrower or such Restricted Subsidiary, as the case may be, as those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate (or, if in the good faith judgment of Borrower, there is no comparable transaction on the basis of which to make the comparison described above, such transaction is fair to the Borrower or its applicable Restricted Subsidiary from a financial point of view); provided, that the foregoing requirement shall not apply to:

(a)            any transaction between or among Holdings, the Borrower and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b)            any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Borrower or any Restricted Subsidiary;

(c)            (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement (including salary or guaranteed payment and bonuses) entered into by the Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) any transaction pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d)            (i) transactions permitted by Sections 6.04 and 6.06 and (ii) issuances of Capital Stock, equity contributions and issuances and incurrences of Indebtedness not otherwise restricted by this Agreement;

(e)            transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous in any material respect to the Lenders than the relevant transaction in existence on the Closing Date;

(f)            (i) so long as no Event of Default under Section 7.01(a), (f) or (g) then exists or would result therefrom, the payment of management, monitoring, consulting, transaction, oversight, advisory and similar fees to any Investor in an amount not to exceed the greater of $6,000,000 and 2.4% of Consolidated Adjusted EBITDA per Fiscal Year; provided, that such fees may continue to accrue during the pendency of any such Event of Default and shall become payable upon the waiver, termination or cure of the relevant Event of Default and (ii) the payment or reimbursement of all indemnification obligations and expenses owed to any Investor and any of their respective directors, officers, members of management, managers, employees and consultants, in each case of clauses (i) and (ii) whether currently due or paid in respect of accruals from prior periods;

(g)            the Transactions and the payment of Transaction Costs;

(h)            customary compensation to, and reimbursement of expenses of, Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith;

(i)             Guarantees permitted by Section 6.01 or Section 6.06;

(j)             transactions that are otherwise permitted (or not restricted) under Article 6;

(k)            the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower or its subsidiaries;

(l)             transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the Borrower (or its board of directors (or similar governing body) or senior management) or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(m)            the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n)            (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Borrower and (ii) any intercompany loan made by the Borrower to Holdings or any Restricted Subsidiary;

(o)            any transaction (or series of related transactions) in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction or transactions, as applicable, is or are on terms that either (i) are no less favorable to the Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate or (ii) fair to the Borrower or the relevant Restricted Subsidiary from a financial point of view;

(p)            any issuance, sale or grant of securities or other payments, awards or grants in Cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership or incentive plans approved by a majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith;

(q)            any transaction in connection with any Receivables Facility;

(r)             any payment pursuant to any tax sharing agreement or arrangement (whether written or as a matter of practice), that would otherwise be permitted as a distribution pursuant to Section 6.04(a);

(s)            the licensing of any intellectual property right in the ordinary course of business to permit the commercial use of intellectual property between or among the Borrower and/or any subsidiary and/or Affiliate thereof;

(t)             any transaction (or series of related transactions) approved by a majority of the disinterested directors (or members of any similar governing body) of the Borrower or an applicable Parent Company;

(u)            any investment by any Investor or Parent Company in securities or Indebtedness of the Borrower and/or any Guarantor;

(v)            transactions not otherwise prohibited by this Agreement for the purpose of (i) reorganizing to facilitate any Public Company Transaction of any Parent Company, including any PCT Reorganization Transaction, (ii) forming a holding company and/or (iii) reincorporating the Borrower in a new jurisdiction;

(w)            any payment to or from, and/or any transaction with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activity related thereto);

(x)            (i) the existence and performance of any agreement and/or transaction with any Unrestricted Subsidiary that was entered into prior to the designation of such subsidiary as an Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and/or (ii) any transaction entered into by any Unrestricted Subsidiary with any Affiliate prior to the re-designation of such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or re-designation, as applicable;

(y)            any capital contribution (whether or not in exchange for the issuance of additional Capital Stock) or loan to any Unrestricted Subsidiary that is not otherwise prohibited by this Agreement;

(z)            transactions permitted pursuant to Section 9.05(g);

(aa)          (i) any investment by any Affiliate in securities or other Indebtedness of the Borrower and/or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (ii) payments and/or distributions to Affiliates in respect of securities or Indebtedness of the Borrower or any Restricted Subsidiary in connection with the securities and other Indebtedness contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness; and/or

(bb)          any transaction with any portfolio company of any Investor in the ordinary course of business.

Section 5.17.           Fiscal Year. In the event that the Borrower elects to change the end date of its Fiscal Year to a date other than as described in the definition of “Fiscal Year”, the Borrower shall notify the Administrative Agent in writing, in which case the Borrower and the Administrative Agent will, and are hereby authorized to, make any adjustment to this Agreement that is necessary to reflect such change in Fiscal Year.

Section 5.18.           Nature of Business. From and after the Closing Date, the Borrower shall, and shall cause its Restricted Subsidiaries to, ensure that any material line of business in which it engages is either (a) a business engaged in by the Borrower and/or any Restricted Subsidiary on the Closing Date or a similar, incidental, complementary, ancillary or related business or (b) another line of business to which, in the case of this clause (b), the Administrative Agent provides its consent.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date until the Termination Date, the Borrower (and, solely in the case of Section 6.09, Holdings) covenants and agrees with the Lenders and the Administrative Agent that:

Section 6.01.           Indebtedness. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a)            the Secured Obligations;

(b)            Indebtedness of (i) the Borrower to Holdings and/or any Restricted Subsidiary and/or (ii) any Restricted Subsidiary to Holdings, the Borrower and/or any other Restricted Subsidiary; provided, that (A) in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to the Borrower or any Restricted Subsidiary that is a Loan Party, the related Investment is permitted under Section 6.06, and (B) any Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party incurred in reliance on this clause (b) must be unsecured and expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent (it being understood that the subordination terms set forth in the Intercompany Note are acceptable to the Administrative Agent);

(c)            [reserved];

(d)            (i) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with the Transactions, any Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock or any other Investment, and (ii) Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(e)            Indebtedness of the Borrower and/or any Restricted Subsidiary (i) as a result of or pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business or pursuant to self-insurance obligations and not in connection with debt for borrowed money and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f)             Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of Banking Services and/or otherwise in connection with Cash management and Deposit Accounts;

(g)            (i) guaranties by the Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h)            Guarantees by the Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower, any Restricted Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06;

(i)             (A) Indebtedness of the Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date; provided, that any such Indebtedness or commitment having an outstanding principal amount in excess of $10,000,000 shall be described on Schedule 6.01 and (B) intercompany Indebtedness outstanding on the Closing Date;

(j)             Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided, that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $78,000,000 and 60% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(k)            Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l)            Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m)          Indebtedness of the Borrower and/or any Restricted Subsidiary with respect to Capital Leases and purchase money Indebtedness in an aggregate outstanding principal amount not to exceed the greater of $78,000,000 and 60% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided, that any Capital Lease entered into and/or purchase money Indebtedness incurred in the ordinary course of business shall not reduce the amount available under this clause (m);

(n)           Indebtedness of any Person that becomes a Restricted Subsidiary and/or Indebtedness assumed in connection with any acquisition or similar Investment; provided, that:

(i)             such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in contemplation of the applicable acquisition or similar Investment, and

(ii)            after giving effect to such Indebtedness on a Pro Forma Basis, either:

(A)            (1) if such Indebtedness is First Lien Debt, the First Lien Net Leverage Ratio does not exceed the First Lien Net Leverage Ratio as of the last day of the most recently ended Test Period (2) if such Indebtedness is Second Lien Debt or Junior Lien Debt, the Secured Net Leverage Ratio does not exceed the Secured Net Leverage Ratio as of the last day of the most recently ended Test Period or (3) if such Indebtedness is secured by a Lien on any asset that does not constitute Collateral or is unsecured, the Total Net Leverage Ratio does not exceed the Total Net Leverage Ratio as of the last day of the most recently ended Test Period;

(B)            the First Lien Leverage Ratio does not exceed 7.20:1.00 as of the last day of the most recently ended Test Period; or

(C)            such Indebtedness is in an aggregate principal amount outstanding not to exceed the greater of $36,000,000 and 24% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(o)           Indebtedness issued by the Borrower or any Restricted Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, the Borrower or any subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(p)           Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (i), (j), (m), (n), (r), (u), (w), (y), (z), (ii) and/or (jj) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that:

(i)             the principal amount of such Indebtedness does not exceed the principal amount of, and commitments in respect of, the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement and the related refinancing transaction, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided, that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02);

(ii)            in the case of Refinancing Indebtedness with respect to clauses (a), (w) and/or (z) (other than (I) Customary Bridge Loans and (II) Customary Term A Loans), such Indebtedness (other than revolving indebtedness) has (A) a final maturity equal to or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the Latest Maturity Date and (B)  a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the outstanding Loans at such time;

(iii)           the terms of any Replacement Debt with an original principal amount in excess of the Threshold Amount (excluding, to the extent applicable, pricing (including any “MFN” provision), fees, premiums, rate floors, optional prepayment, funding discounts, maturity, amortization schedule, redemption terms or subordination terms and security), are not, taken as a whole (as determined by the Borrower in good faith), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than (A) any covenant or any other provision applicable only to periods after the applicable maturity date of the debt then being refinanced as of such date, (B) any covenant or provision which constitutes a then-current market term for the applicable type of Indebtedness (as determined by the Borrower in good faith), or (C) any covenant or other provision which is conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative Agent, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii));

(iv)           in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (j), (m), (n)(ii)(C), (r), (u), (w) (solely as it relates to the Shared Incremental Amount), (y), (z) (solely as it relates to the Shared Incremental Amount), (ii) and/or (jj) of this Section 6.01, the incurrence thereof shall be without duplication of any amount outstanding in reliance on the relevant clause such that the amount available under the relevant clause shall be reduced by the amount of the applicable Refinancing Indebtedness;

(v)            except in the case of Refinancing Indebtedness constituting Replacement Debt, (A) (1) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), and (2) either (x) if the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Initial Loans, the Liens securing such Indebtedness are subordinated to the Liens on the Collateral securing the Initial Loans on terms not materially less favorable (as determined by the Borrower in good faith), taken as a whole, to the Lenders than those (I) applicable to the Liens securing the Indebtedness being refinanced, refunded or replaced, taken as a whole, or (II) set forth in any relevant Intercreditor Agreement or (y) the purchase, defeasance, redemption, repurchase, repayment, refinancing or other acquisition or retirement of such Indebtedness is permitted under Section 6.04(b) (other than Section 6.04(b)(i)); it being understood that the proceeds of any such Refinancing Indebtedness may be funded into Escrow pursuant to customary (in the good faith determination of the Borrower) escrow arrangements, (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01 (it being understood that (1) any entity that was a guarantor in respect of the relevant refinanced Indebtedness may be the primary obligor in respect of the refinancing Indebtedness, and any entity that was the primary obligor in respect of the relevant refinanced Indebtedness may be a guarantor in respect of the refinancing Indebtedness and (2) the obligation of any Person with respect to any Escrow arrangement into which the proceeds of such Refinancing Indebtedness are deposited shall not constitute a Guarantee) and (C) if the Indebtedness being refinanced, refunded or replaced was expressly contractually subordinated to the Obligations in right of payment, (x) such Indebtedness is contractually subordinated to the Obligations in right of payment, or (y) if not contractually subordinated to the Obligations in right of payment, the purchase, defeasance, redemption, repurchase, repayment, refinancing or other acquisition or retirement of such Indebtedness is permitted under Section 6.04(b) (other than Section 6.04(b)(i)); and

(vi)           in the case of Refinancing Indebtedness constituting Replacement Debt, (A) such Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or is unsecured; provided that any such Refinancing Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an Intercreditor Agreement, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any asset that does not constitute Collateral; it being understood that the proceeds of any such Refinancing Indebtedness may be funded into Escrow pursuant to customary (in the good faith determination of the Borrower) escrow arrangements, (C) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Restricted Subsidiary of the Borrower other than one or more Loan Parties (it being understood that the obligation of any Person with respect to any Escrow arrangement into which the proceeds of such Refinancing Indebtedness are deposited shall not constitute a Guarantee) and (D) such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement;

(q)           [Reserved];

(r)            Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of Net Proceeds received by the Borrower from (i) the issuance or sale of Qualified Capital Stock or (ii) any Cash contribution in respect of its Qualified Capital Stock with the Net Proceeds from the issuance and sale by any Parent Company of Capital Stock or a contribution to the Capital Stock of any Parent Company, in each case, (A) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, the Borrower or any of its Restricted Subsidiaries, (B) to the extent the relevant Net Proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder in reliance on a provision of Section 6.06 or Section 6.04, as applicable, with respect to which such Net Proceeds were required to permit the relevant transaction and (C) other than any Cure Amount and/or any Available Excluded Contribution Amount (the amount of any Net Proceeds or contribution utilized to incur Indebtedness in reliance on this clause (r), a “Contribution Indebtedness Amount”);

(s)           Indebtedness of the Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t)            Indebtedness of the Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers, and consultants of any Parent Company, the Borrower and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(u)           Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $120,000,000 and 90% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v)           [reserved];

(w)          Indebtedness of the Borrower and/or any Restricted Subsidiary (any Indebtedness incurred pursuant to this Section 6.01(w), the “Ratio Debt”) so long as, after giving effect thereto, including the application of the proceeds thereof (in each case, without “netting” the cash proceeds of the applicable Indebtedness being incurred), the outstanding principal thereof does not exceed an amount equal to the sum of (i) the Shared Incremental Amount, (ii) (A) the Incremental Prepayment Amount minus (B) the amount of any Incremental Facility and/or Incremental Equivalent Debt incurred or implemented in reliance on clause (d) of the definition of “Incremental Cap” and (iii) an additional unlimited amount, so long as, in the case of this clause (iii), on a Pro Forma Basis:

(A)            if such Ratio Debt constitutes First Lien Debt, the First Lien Net Leverage Ratio does not exceed 4.75:1.00 as of the last day of the most recently ended Test Period;

(B)            if such Ratio Debt constitutes Second Lien Debt or Junior Lien Debt, the Secured Net Leverage Ratio does not exceed 6.60:1.00 as of the last day of the most recently ended Test Period; or

(C)            if such Ratio Debt is not secured by the Collateral, the Total Net Leverage Ratio does not exceed 6.60:1.00 as of the last day of the most recently ended Test Period;

provided that (I) if such Ratio Debt consists of third party Indebtedness for borrowed money, (X) the final maturity date of such Indebtedness is no earlier than the Latest Maturity Date on the date of the issuance or incurrence thereof and (Y) the Weighted Average Life to Maturity applicable to such Indebtedness is no shorter than the Weighted Average Life to Maturity of the then-existing Loans, (II) with respect to any Ratio Debt that constitutes MFN Indebtedness, the Initial Loans shall benefit from the MFN Provision and (III) the aggregate outstanding principal amount of Ratio Debt incurred or guaranteed by Restricted Subsidiaries that are not Loan Parties in reliance on this Section 6.01(w) shall not, at any time, exceed an amount equal to the greater of $78,000,000 and 60% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

(x)            Indebtedness of the Borrower and/or any Subsidiary Guarantor incurred in respect of:

(i)             any First Lien Facility and any First Lien Incremental Debt in an aggregate outstanding principal amount that does not exceed $846,000,000, plus the aggregate outstanding principal amount of such First Lien Incremental Debt, in each case secured on a pari passu basis with the First Lien Facility, so long as the sum of the aggregate outstanding principal amount of any such First Lien Incremental Debt does not exceed 120% of the Incremental Cap (as defined in the First Lien Credit Agreement as in effect on the Closing Date),

(ii)            any refinancing of any First Lien Facility or any such First Lien Incremental Debt after the Closing Date so long as (A) the aggregate outstanding principal amount of such Indebtedness does not exceed the amount permitted to be incurred under preceding clause (i), plus (1) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon, (2) the amount of any underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, (3) an amount equal to any existing commitments unutilized thereunder and (4) any additional amount permitted to be incurred pursuant to this Section 6.01 (with additional amounts incurred in reliance on this clause (4) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (B) such Indebtedness, if secured, is secured by Liens permitted under Section 6.02, and

(iii)           “Banking Services Obligations” and Secured Hedging Obligations” (each as defined in the First Lien Credit Agreement (or any equivalent term in any document governing any First Lien Facility));

(y)           Indebtedness of the Borrower and/or any Restricted Subsidiary incurred in connection with any Sale and Lease-Back Transaction permitted pursuant to Section 6.07;

(z)            any Incremental Equivalent Debt;

(aa)         Indebtedness (including obligations in respect of letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment, property, casualty or liability insurance (including premiums related thereto) or self-insurance, other reimbursement-type obligations regarding workers’ compensation claims, other types of social security, pension obligations, vacation pay or health, disability or other employee benefits;

(bb)         Indebtedness representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Company, the Borrower or any Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any acquisition or any other Investment permitted hereby;

(cc)         Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any issuing bank to support any defaulting lender’s participation in Letters of Credit (as defined in the documentation governing any First Lien Facility) made under any First Lien Facility;

(dd)         Indebtedness of the Borrower or any Restricted Subsidiary supported by any Letter of Credit (as defined in the documentation governing any First Lien Facility) or any other letter of credit, bank guarantee or similar instrument permitted by this Section 6.01;

(ee)         unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ff)           customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(gg)         without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower and/or any Restricted Subsidiary hereunder;

(hh)         [reserved];

(ii)           Indebtedness in respect of Receivables Facilities;

(jj)           Indebtedness owed on a short-term basis to banks and other financial institutions in the ordinary course of business to manage cash balances; and

(kk)         Indebtedness in respect of earnouts, seller notes or similar deferred purchase price obligations incurred in connection with any acquisition or other Investment permitted hereby.

Section 6.02.          Liens. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien securing Indebtedness on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)           Liens securing the Secured Obligations;

(b)           Liens for Taxes which (i) are not then due, (ii) if due, are not at such time required to be paid pursuant to Section 5.03 or (iii) are being contested in accordance with Section 5.03;

(c)           statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 days, (ii) for amounts that are overdue by more than 60 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) for amounts with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d)           Liens granted or arising (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (A) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Borrower and its subsidiaries or (B) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)           Liens consisting of survey exceptions, easements, rights-of-way, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables, covenants, conditions, declarations, encroachments, zoning restrictions and other defects or irregularities in title or environmental deed restrictions, in each case, which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Restricted Subsidiaries, taken as a whole;

(f)            Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g)           Liens (i) solely on any Cash earnest money deposits and/or arising in connection with any escrow arrangement made by the Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder and (ii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 6.07;

(h)           (i) purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business, (ii) Liens arising from precautionary UCC financing statements or similar filings and (iii) any Lien relating to the sale of accounts receivable for which a UCC financing statement or similar financing statement is required;

(i)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)            Liens in connection with any zoning, building, environmental or similar Requirements of Law or right reserved to or vested in any Governmental Authority to control or regulate the use or dimensions of any real property or the structures thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k)           Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of (1) Indebtedness permitted pursuant to Sections 6.01(a), (i), (j), (m), (n), (r), (u), (w), (y), (z), (gg) and/or (ii) and (2) Indebtedness that is secured in reliance on Section 6.02(u) (provided that the granting of the relevant Lien shall be without duplication of any Lien outstanding under Section 6.02(u) such that the amount available under Section 6.02(u) shall be reduced by the amount of the applicable Lien granted in reliance on this clause (2))); provided, that (i) no such Lien extends to any asset not covered by the Lien securing (or permitted to secure) the Indebtedness that is being refinanced (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates), (ii) if the Lien securing the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) the Lien securing any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) the intercreditor arrangements governing the Lien securing the relevant refinancing Indebtedness shall be set forth in an Intercreditor Agreement, (iii) except as permitted by another provision of this Section 6.02, no such Lien shall be senior in priority as compared to the Lien securing the Indebtedness being refinanced and (iv) subject to clauses (i) through (iii) above, any such Lien may be subject to an Intercreditor Agreement to the extent the Lien securing the Indebtedness being refinanced was permitted to be subject to an Intercreditor Agreement;

(l)            Liens in existence on the Closing Date and any modification, replacement, refinancing, renewal or extension thereof; provided, that any such Lien securing Indebtedness having an aggregate principal amount outstanding on the Closing Date in excess of $10,000,000 shall be described on Schedule 6.02; provided, further that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m)          Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.07;

(n)           Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided, that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o)           Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary and/or any future subsidiary of such Restricted Subsidiary (including, for the avoidance of doubt, any after-acquired property of any such newly acquired subsidiary and/or any such subsidiary of such subsidiary); provided, that no such Lien (i) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon) (it being understood that (A) individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross collateralized to other financings of such type provided by such lender or its affiliates and (B) any such Lien may extend to after-acquired property of any such Person) or (ii) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(p)           (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 of the UCC on items in the ordinary course of business, (v) Liens in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction and (vii) any general banking Lien over any bank account arising in the ordinary course of business;

(q)           Liens on assets owned by, and/or Capital Stock of, Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(r)            Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Restricted Subsidiaries;

(s)           Liens securing Indebtedness incurred in reliance on, and subject to the provisions set forth in, Sections 6.01(w) and/or (z); provided, that any Lien that is granted on the Collateral in reliance on this clause (s) shall be subject to an Intercreditor Agreement unless, in the case of any Lien granted to secure Indebtedness incurred in reliance on Section 6.01(w), the holders of such Indebtedness and the Administrative Agent have not requested or required an intercreditor arrangement;

(t)            Liens securing Indebtedness and/or other obligations incurred pursuant to Section 6.01(x), subject to the Initial Intercreditor Agreement and/or any other applicable Intercreditor Agreement;

(u)           Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $120,000,000 and 90% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided that, except as permitted by another provision of this Section 6.02, no such Lien shall be senior in priority as compared to the Lien securing the Obligations;

(v)           (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w)          (i) leases, licenses, subleases or sublicenses in the ordinary course of business which do not secure any Indebtedness and (ii) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its subsidiaries are located;

(x)            Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y)           Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (aa) and (cc);

(z)            Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar Requirement of Law under any jurisdiction);

(aa)         Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of clauses (i) and (ii), securing intercompany Indebtedness permitted (or not restricted) under Section 5.16 or 6.01;

(bb)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)         (i) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof and (ii) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd)         Liens securing (i) obligations of the type described in Section 6.01(f) and/or (ii) obligations of the type described in Section 6.01(s);

(ee)          (i) Liens on Capital Stock of (A) joint ventures securing capital contributions to, or obligations of, such Persons and/or (B) Unrestricted Subsidiaries and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff)           Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg)         Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh)         Liens disclosed in any title insurance policy (or commitment) or survey delivered to the Administrative Agent with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(ii)           ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(jj)           Liens consisting of (i) any reservation, limitation, proviso and/or condition, if any, expressed in any original grant from the Crown of any real property or any interest therein and/or (ii) any right of expropriation, access, or user or any other right conferred or vested by statutes of Canada or any applicable province;

(kk)         Liens that do not secure Indebtedness for borrowed money and are customary in the operation of the business of the Borrower and its Restricted Subsidiaries;

(ll)           Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(mm)       Liens on Receivables Facility Assets granted or arising (or deemed to have been granted or arisen) in connection with any Receivables Facility;

(nn)         Liens arising in connection with escrow arrangements established in connection with the Transactions;

(oo)         Liens on assets that do not constitute Collateral; and

(pp)         Liens securing Indebtedness incurred in reliance on, and subject to the provisions set forth in, Section 6.01(r).

Notwithstanding anything to the contrary in this Section 6.02, if the proceeds of any Indebtedness the liens securing which are required or permitted to be subject to an Intercreditor Agreement are funded into Escrow, at the election of the Borrower, either (x) the relevant Intercreditor Agreement shall not be required to be entered into or become effective until the release and/or termination of the relevant Escrow arrangement, so long as, prior to such release and/or termination, the relevant Indebtedness is secured only by a Lien on such proceeds so funded into Escrow or (y) the property subject to the applicable Escrow arrangement is not required to be subject to the relevant Intercreditor Agreement.

Section 6.03.          [Reserved].

Section 6.04.          Restricted Payments; Restricted Debt Payments.

(a)           The Borrower shall not pay or make any Restricted Payment, except that:

(i)             the Borrower may make, directly or indirectly, Restricted Payments to the extent necessary to permit any Parent Company:

(A)            to pay general administrative and operating costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to any director, officer, employee, member of management, manager and/or consultant of any Parent Company) and franchise Taxes, and similar fees and expenses required to maintain the organizational existence or qualification to do business of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus the amount of any reasonable and customary indemnification claim made by any director, officer, member of management, manager, employee and/or consultant of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries);

(B)            for so long as the Borrower, or its regarded owner, is a member of a group filing a consolidated, combined, unitary or similar tax return of which Holdings or a Parent Company is the common parent, to pay (or to make any distribution to such Parent Company to pay) the aggregate amount of consolidated, combined, unitary or similar group Tax liabilities attributable to the income of Holdings, the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such Taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that the amount of such payments for any taxable year does not exceed the amount that Holdings, the Borrower, its Restricted Subsidiaries and (to the extent described above) its Unrestricted Subsidiaries would have been required to pay for such year had Holdings, the Borrower, such Restricted Subsidiaries and such Unrestricted Subsidiaries been a stand-alone group for applicable Tax purposes, taking into account any net operating losses or other attributes of Holdings, the Borrower and such subsidiaries and provided further that any such distribution shall be reduced to the extent any of the foregoing consolidated, combined, unitary or similar group Taxes are directly paid to any taxing authority by any of Holdings, the Borrower and its subsidiaries;

(C)            to pay audit and other accounting and reporting expenses of any Parent Company to the extent such expenses are attributable to such Parent Company, the Borrower and its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries);

(D)            for the payment of any insurance premium that is payable by or attributable to any Parent Company, the Borrower and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such premium, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries);

(E)             to pay (1) any fee and/or expense related to any debt and/or equity offering and/or any Public Company Transaction, investment or acquisition (whether or not consummated) and/or any expense of, or indemnification obligation in favor of, any trustee, agent, arranger, underwriter or similar role, and (2) Public Company Costs;

(F)             to finance any Investment permitted under Section 6.06 (other than Section 6.06(t)) (provided, that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment (except with respect to any deferred purchase price or other contingent consideration, the Restricted Payments in respect of which may be made after the closing of such Investment) and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Borrower or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if the relevant Investment was undertaken as a direct Investment by the Borrower or the relevant Restricted Subsidiary); and

(G)            to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses, severance and other benefits are attributable and reasonably allocated to the operations of the Borrower and/or its subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii)            the Borrower may pay (or make Restricted Payments to allow any Parent Company) to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Borrower or any subsidiary:

(A)            with Cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of promissory notes issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company, the Borrower or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Borrower or any subsidiary) in an amount not to exceed, in any Fiscal Year, (I) prior to the consummation of a Public Company Transaction, the greater of $18,000,000 and 12% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (II) from and following the consummation of a Public Company Transaction, the greater of $36,000,000 and 24% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case, which, if not used in such Fiscal Year, shall be carried forward to succeeding Fiscal Years;

(B)            with the proceeds of any sale or issuance of, or any capital contribution in respect of, the Capital Stock of the Borrower or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the Borrower or any Restricted Subsidiary); or

(C)            with the net proceeds of any key-man life insurance policy;

(iii)           the Borrower may make Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (iii)(A) and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (iii)(B);

(iv)           the Borrower may make Restricted Payments:

(A)            to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with any dividend, split or combination thereof in connection with any Investment permitted hereunder or the exercise or vesting of warrants, options, restricted stock units or similar incentive interests or other securities convertible into or exchangeable for Capital Stock of such Parent Company or otherwise to honor a conversion requested by a holder thereof or

(B)            consisting of (1) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Borrower, any subsidiary of the Borrower or Parent Company or any of their respective Immediate Family Members, (2) payments or other adjustments to outstanding Capital Stock in accordance with any management equity plan, stock option plan or any other similar employee benefit or incentive plan, agreement or arrangement in connection with any Restricted Payment and/or (3) repurchases of Capital Stock in consideration of the payments described in clauses (1) and/or (2) above, including demand repurchases, in connection with the exercise or vesting of stock options, restricted stock units or similar incentive interests;

(v)            the Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock;

(vi)           the Borrower may make Restricted Payments, the proceeds of which are applied (A) to effect the consummation of the Transactions (including the payment of the Special Dividend) and (B) to pay Transaction Costs;

(vii)          following the consummation of the first Public Company Transaction, the Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock in an annual amount not to exceed the sum of (A) an amount equal to 7.00% of the Net Proceeds received by or contributed to the Borrower from any Public Company Transaction and (B) an amount equal to 7.00% of Market Capitalization at the time of determinations;

(viii)         the Borrower may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Borrower and/or any Restricted Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of any Refunding Capital Stock;

(ix)           to the extent constituting a Restricted Payment, the Borrower may consummate any transaction permitted by Section 5.16 (other than Sections 5.16(d) and (j)), Section 6.06 (other than Sections 6.06(j) and (t)) and/or Section 6.07 (other than Section 6.07(g));

(x)            the Borrower may make Restricted Payments in an aggregate amount not to exceed the greater of $78,000,000 and 60% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(xi)           if no Event of Default under Section 7.01(a), (f) or (g) exists immediately before or after giving effect thereto, the Borrower may make Restricted Payments so long as the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 4.85:1.00 as of the last day of the most recently ended Test Period;

(xii)          the Borrower may declare and make dividend payments or other Restricted Payments payable solely in the Capital Stock of the Borrower or of any Parent Company;

(xiii)         the Borrower may make Restricted Payments (other than in the form of Cash and Cash Equivalents) in connection with and/or relating to any internal reorganization or restructuring activities (including related to tax planning activities or in connection with, or in preparation for, a Public Company Transaction); provided that such activities do not result in any Capital Stock of the Borrower becoming an Excluded Asset;

(xiv)         the Borrower may make payments or distributions to satisfy dissenters’ or appraisal rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 6.07;

(xv)          Restricted Payments necessary or advisable in connection with the consummation of any PCT Reorganization Transaction shall be permitted;

(xvi)         [reserved]; and/or

(xvii)        any payment in connection with (or to allow the Public Entity to make any payment in connection with) (A) any Permitted Bond Hedge Transaction and/or (B) the settlement of any Permitted Warrant Transaction by (1) delivery of shares of the Public Entity’s common equity upon settlement thereof or (2) by (x) set-off against the related Permitted Bond Hedge Transaction or (y) payment of an early termination amount in common equity upon any early termination thereof, in each case, shall be permitted.

It is understood and agreed that, for purposes of this Section 6.04(a), any determination of the value of any asset other than Cash shall be made by the Borrower in good faith.

Notwithstanding the foregoing, in no event shall the Borrower distribute, by dividend or otherwise, the Capital Stock of any Rao’s Entity.

(b)           The Borrower shall not, nor shall it permit any Restricted Subsidiary to make any voluntary prepayment in Cash in respect of principal outstanding of Restricted Debt, including any sinking fund or similar deposit, on account of the voluntary prepayment, repurchase, purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt, in each case, more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i)             with respect to any purchase, defeasance, redemption, refinancing repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Indebtedness permitted by Section 6.01;

(ii)            as part of an applicable high yield discount obligation catch-up payment;

(iii)           payments of regularly scheduled principal or regularly scheduled interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments that are prohibited by the subordination provisions thereof);

(iv)           Restricted Debt Payments in an aggregate amount not to exceed (A) the greater of $78,000,000 and 60% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, plus (B) at the election of the Borrower, the amount of Restricted Payments then permitted to be made by the Borrower in reliance on Section 6.04(a)(x) (it being understood that any amount utilized under this clause (B) to make a Restricted Debt Payment shall result in a reduction in the amount available under Section 6.04(a)(x));

(v)            (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower and/or any capital contribution in respect of Qualified Capital Stock of the Borrower, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Borrower or the Capital Stock of any Parent Company and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi)           Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi)(A) and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (vi)(B);

(vii)          if no Event of Default under Section 7.01(a), (f) or (g) exists immediately before or after giving effect thereto, Restricted Debt Payments in an unlimited amount; provided, that after giving effect thereto the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 5.10:1.00 as of the last day of the most recently ended Test Period;

(viii)         mandatory prepayments of Restricted Debt (and related payments of interest) made with Declined Proceeds (it being understood that any Declined Proceeds applied to make Restricted Debt Payments in reliance on this Section 6.04(b)(viii) shall not increase the amount available under clause (a)(ix) of the definition of “Available Amount” to the extent so applied); and/or

(ix)           Restricted Debt Payments in an aggregate amount not to exceed amount of Restricted Payments then permitted to be made in reliance on Sections 6.04(a)(ii) and/or Section 6.04(a)(vii) (it being understood that any amount utilized under this clause (ix) to make a Restricted Debt Payment shall result in a reduction in the amount available under Section 6.04(a)(ii) and/or Section 6.04(a)(vii), as applicable).

Section 6.05.          Burdensome Agreements. Except as provided herein or in any other Loan Document, the documentation governing any First Lien Facility, any document with respect to any First Lien Incremental Debt or any Incremental Equivalent Debt and/or in any agreement with respect to any refinancing, renewal or replacement of such Indebtedness that is permitted by Section 6.01, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement (any such agreement, a “Burdensome Agreement”) restricting the ability of (x) any Restricted Subsidiary of the Borrower that is not a Loan Party to pay dividends or other distributions to the Borrower or any Loan Party or (y) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations (after giving effect to the applicable anti-assignment provisions of the UCC and/or any other applicable Requirement of Law), except restrictions:

(a)           set forth in any agreement governing (i) Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (j), (m), (p) (as it relates to Indebtedness in respect of clauses (a), (m), (r), (u), (w), (y), (z), (ii) and/or (jj) of Section 6.01), (r), (u), (w), (y), (z), (ii) and/or (jj) of Section 6.01;

(b)           arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business;

(c)           that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d)           that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e)           set forth in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(f)            set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g)           imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h)           on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i)            set forth in documents which exist on the Closing Date;

(j)            arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower);

(k)           arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l)            arising in any Hedge Agreement and/or any agreement or arrangement relating to any Banking Services and/or any other obligation of the type permitted under Section 6.01(f);

(m)           relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement or that would result in the occurrence of the Termination Date;

(n)           set forth in any agreement relating to any Permitted Lien that limit the right of the Borrower or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto;

(o)           customary subordination and/or subrogation provisions set forth in guaranty or similar documentation (not relating to Indebtedness for borrowed money) that is entered into in the ordinary course of business;

(p)           any restriction created in connection with any factoring program implemented in the ordinary course of business, so long as in the case of any prohibition on Liens, the relevant restriction relates solely to assets subject to such factoring program and the Capital Stock of any Person participating in such factoring program; and/or

(q)           imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (p) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06.          Investments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a)           Cash or Investments that were Cash Equivalents at the time made;

(b)           (i) Investments existing on the Closing Date in the Borrower or in any subsidiary and (ii) Investments made after the Closing Date, in, between and among the Borrower and/or one or more Restricted Subsidiaries;

(c)           Investments (i) constituting deposits, prepayments and/or credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts or (iii) made in distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Restricted Subsidiary;

(d)           Investments in joint ventures and Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of $65,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(e)           (i) Permitted Acquisitions and (ii) any Investment in any Restricted Subsidiary that is not a Loan Party in an amount required to permit such Restricted Subsidiary to directly, or indirectly through one or more other Restricted Subsidiaries, consummate a Permitted Acquisition, which amount is applied, by such Restricted Subsidiary, directly or indirectly, through one or more other Restricted Subsidiaries to consummate such Permitted Acquisition;

(f)            Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date; provided that, to the extent the outstanding amount (or contractually committed or contemplated amount) of any such Investment on the Closing Date exceeds $10,000,000, such Investment is described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;

(g)           Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h)           loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, the Borrower, its subsidiaries and/or any joint venture to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company or the Borrower, either (i) in an aggregate principal amount not to exceed $3,000,000 at any one time outstanding or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed (or deemed to have been contributed) to the Borrower for the purchase of such Capital Stock;

(i)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)            Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii)(B) of the proviso thereto), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k)           Investments (i) in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers and/or (ii) in the ordinary course of business and/or consistent with industry practice consisting of loans or advances made to distributors;

(l)            Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m)           loans and advances of payroll payments or other compensation (including deferred compensation) to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries)), the Borrower and/or any subsidiary in the ordinary course of business;

(n)           Investments to the extent that payment therefor is made with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control; provided that in connection with any such Investment, any payment (or portion thereof) not made with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Restricted Subsidiary must otherwise be permitted under this Section 6.06;

(o)           (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such acquired Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the original amount of such Investment, except as otherwise permitted by this Section 6.06;

(p)           Investments made in connection with the Transactions;

(q)           Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i)             (A) the greater of $65,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, plus (B) at the election of the Borrower, the amount of Restricted Payments then permitted to be made by the Borrower in reliance on Section 6.04(a)(x) (it being understood that any amount utilized under this clause (B) to make an Investment shall result in a reduction in the amount available under Section 6.04(a)(x)), plus (C) at the election of the Borrower, the amount of Restricted Debt Payments then permitted to be made by the Borrower or any Restricted Subsidiary in reliance on Section 6.04(b)(iv)(A) (it being understood that any amount utilized under this clause (C) to make an Investment shall result in a reduction in the amount available under Section 6.04(b)(iv)(A)), plus

(ii)            in the event that (A) the Borrower or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;

(r)            Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (r)(i) and/or (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (r)(ii);

(s)            (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t)            Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a) (other than Section 6.04(a)(i)(F)); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u)           Investments in Similar Businesses in an aggregate outstanding amount not to exceed the greater of $65,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v)           Investments in the Borrower and/or any subsidiary in connection with internal reorganizations and/or restructurings and/or activities related to tax planning; provided, that, after giving effect to any such reorganization, restructuring or activity, in the good faith determination of the Borrower, neither the Loan Guaranty, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired;

(w)          Investments under Derivative Transactions of the type permitted under Section 6.01(s);

(x)            [reserved];

(y)           Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;

(z)            Investments made in connection with any nonqualified deferred compensation plan or arrangement for any present or former employee, director, member of management, officer, manager or consultant or independent contractor (or any Immediate Family Member thereof) of any Parent Company, the Borrower, its subsidiaries and/or any joint venture;

(aa)         Investments in the Borrower, any Restricted Subsidiary and/or joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb)         any Investment so long as, after giving effect thereto on a Pro Forma Basis, the Secured Net Leverage Ratio does not exceed the 5.75:1.00 as of the last day of the most recently ended Test Period;

(cc)         any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(dd)         Investments consisting of the licensing, sublicensing or contribution of IP Rights, including pursuant to joint marketing, collaboration or joint development arrangements with other Persons in the ordinary course of business;

(ee)         any loan and/or advance to any Parent Company not in excess of the amount (after giving effect to any other loan, advance or Restricted Payment in respect thereof) of Restricted Payments that are permitted to be made to such Parent Company in accordance with Section 6.04(a)(i), such Investment being treated for purposes of the applicable provision of Section 6.04(a), including any limitation, as a Restricted Payment made pursuant to such clause;

(ff)           Investments in an aggregate outstanding amount not to exceed amount of Restricted Payments then permitted to be made in reliance on Sections 6.04(a)(ii) and/or Section 6.04(a)(viii) (it being understood that any amount utilized under this clause (ff) to make an Investment shall result in a reduction in the amount available under Section 6.04(a)(ii) and/or Section 6.04(a)(vii), as applicable);

(gg)         Investments (i) of Receivables Facility Assets in connection with any Receivables Facility, (ii) necessary to permit the payment of fees, expenses and/or indemnification obligations and/or the satisfaction of any repurchase obligation in connection with any Receivables Facility and/or (iii) consisting of residual equity in any Receivables Subsidiary;

(hh)         [reserved];

(ii)           Investments made in connection with any PCT Reorganization Transaction; and/or

(jj)           any Permitted Bond Hedge Transaction;

(kk)         Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(ll)           Investments in receivables owing to the Borrower and/or any Restricted Subsidiary in the ordinary course of business on customary trade terms, including such concessionary trade terms as the Borrower or the relevant Restricted Subsidiary may deem reasonable under the applicable circumstances; and/or

(mm)       any contribution to a “rabbi” trust for the benefit of any employee, director, consultant, independent contractor or other service provider or any other grantor trust.

Notwithstanding the foregoing, in no event shall the Borrower or any of its Restricted Subsidiaries (i)  contribute the Capital Stock of any Rao’s Entity, MichaelAngelo Entity or Noosa Entity, as applicable, or the assets comprising the Rao’s Business, MichaelAngelo Business or Noosa Business, as applicable, to any Unrestricted Subsidiary or (ii) contribute the Capital Stock of any Rao’s Entity or substantially all of the assets comprising the Rao’s Business to any Restricted Subsidiary that is not a Loan Party.

Section 6.07.          Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, merge, consolidate, amalgamate, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any voluntary Disposition of assets outside the ordinary course of business having a fair market value in excess of the greater of $36,000,000 and 24% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any single transaction or series of related transactions (including, in each case, pursuant to a Delaware LLC Division), except:

(a)           the Borrower or any Subsidiary Guarantor may be merged, consolidated or amalgamated with another Person or, if applicable, effect a Delaware LLC Division, or any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary or, if applicable, effect a Delaware LLC Division; provided that:

(i)             in the case of any such merger, consolidation or amalgamation with or into the Borrower or any Delaware LLC Division relating to the Borrower, (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation, amalgamation or Delaware LLC Division is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the law of the US, any state thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume the Obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent and (3) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (1) through (3) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents, and

(ii)            in the case of any such merger, consolidation, amalgamation or Delaware LLC Division with or into any Subsidiary Guarantor, either (A) the Borrower or a Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person (or, in the case of an amalgamation, the Person formed as a result thereof) shall expressly assume the obligations of such Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (B) the relevant transaction shall be treated as an Investment and shall comply with Section 6.06;

(b)           Dispositions (including of Capital Stock) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise);

(c)           (i) the liquidation, dissolution or Delaware LLC Division of any Restricted Subsidiary if the Borrower determines in good faith that (A) such liquidation, dissolution or Delaware LLC Division is in the best interests of the Borrower and (B) is not materially disadvantageous to the Lenders (taken as a whole) and (ii) the Borrower or any Restricted Subsidiary receives the assets (if any) of the relevant liquidated, dissolved or divided Restricted Subsidiary; provided that in the case of any liquidation, dissolution or Delaware LLC Division of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger, amalgamation, dissolution, liquidation, consolidation or Delaware LLC Division, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06 (other than Section 6.06(j)); and (iii) the conversion of the Borrower or any Restricted Subsidiary into another form of entity, so long as such conversion does not, in the good faith determination of the Borrower, adversely affect the value of the Loan Guaranty or Collateral, if any;

(d)            (i) Dispositions of inventory or equipment or immaterial assets in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;

(e)            Dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith judgment of the Borrower, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of the Borrower) or (B) otherwise economically impracticable to maintain, including any property abandoned in connection with the termination of any lease;

(f)            Dispositions of Cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(g)            Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (or would result in) (i) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), (ii) Permitted Liens and (iii) Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix));

(h)            Dispositions for fair market value; provided, that

(i)            with respect to any such Disposition (other than any Permitted Asset Swap) with a purchase price in excess of the greater of $36,000,000 and 24% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, either (I) at least 75% of the consideration for such Disposition (other than the portion of any such Disposition consisting of a Permitted Asset Swap) shall consist of Cash or Cash Equivalents, or (II) at least 50% of the consideration for such Disposition (other than the portion of any such Disposition consisting of a Permitted Asset Swap) shall consist of Cash or Cash Equivalents;

(ii)            for purposes of the 75% Cash consideration requirement and the 50% Cash consideration requirement described immediately above:

(A)            the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto)) that are assumed by the transferee of any such assets (or that are otherwise terminated or cancelled in connection with the transaction with such transferee) and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing,

(B)            the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition,

(C)            any Security received by the Borrower or any Restricted Subsidiary from such transferee that will be converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and

(D)            any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding, not in excess of the greater of $48,000,000 and 36% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash.

(i)            to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k)            Dispositions, discounting or forgiveness of notes receivable or accounts receivable in the ordinary course of business (including to insurers which have provided insurance as to the collection thereof) or in connection with the collection or compromise thereof (including sales to factors);

(l)            Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and its Restricted Subsidiaries (taken as a whole) or (ii) which relate to closed facilities or the discontinuation of any product line;

(m)            (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n)            Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o)            Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p)            [reserved];

(q)            Dispositions of non-core (as determined by the Borrower in good faith) assets acquired in connection with any acquisition or other Investment permitted hereunder and sales of Real Estate Assets acquired in any acquisition or other Investment permitted hereunder; provided, that no Event of Default under Sections 7.01(a), (f) or (g) exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(r)            exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as determined by the Borrower in good faith) for like assets (including Related Business Assets); provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the assets received do not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the Real Estate Assets so exchanged or swapped;

(s)            Dispositions of assets that do not constitute Collateral for fair market value;

(t)            (i) any Disposition, licensing, sublicensing and/or cross-licensing arrangement involving any technology, intellectual property or IP Right of the Borrower or any Restricted Subsidiary in the ordinary course of business, and (ii) any Disposition, abandonment, cancellation or lapse of any IP Right, or any issuance or registration, or application for issuance or registration, of any IP Right, which, in the good faith determination of the Borrower is not material to the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or are no longer economical to maintain in light of its use;

(u)            Dispositions in connection with the termination or unwind of Derivative Transactions or Banking Services Obligations;

(v)            [reserved];

(w)            Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Borrower and/or any Restricted Subsidiary;

(x)            Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law (including as a condition to, or in connection with, the consummation of the Transactions);

(y)            any merger, consolidation, Disposition or conveyance the purpose of which is to reincorporate or reorganize (i) any Restricted Subsidiary in another jurisdiction in the US and/or (ii) any Foreign Subsidiary in the US or any other jurisdiction;

(z)            any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa)     Dispositions involving assets having a fair market value of not more than the greater of $60,000,000 and 42% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any Fiscal Year, which, if not used in such Fiscal Year, shall be carried forward to succeeding Fiscal Years;

(bb)     Dispositions in connection with reorganizations and/or restructurings and/or activities related to tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, in the good faith determination of the Borrower, neither the Loan Guaranty, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired;

(cc)     Dispositions of assets in connection with the closing or sale of an office in the ordinary course of business of the Borrower and the Restricted Subsidiaries, which consist of leasehold interests in the premises of such office, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such office; provided, that any such sale shall be at a commercially reasonable price and on commercially reasonable terms in a bona fide arm’s-length transaction;

(dd)     [Reserved];

(ee)     (i) Equipment Sale and Leaseback Transactions, (ii) Sale and Lease-Back Transactions with respect to property or assets built or constructed after the Closing Date and (iii) other Sale and Lease-Back Transactions; provided, that in the case of this clause (iii), the fair market value of all property so Disposed of after the Closing Date shall not exceed the greater of $78,000,000 and 60% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(ff)     any transaction in connection with any PCT Reorganization Transaction;

(gg)     any Disposition of any Receivables Facility Asset (and/or any participation therein) in connection with any Receivables Facility;

(hh)     the Borrower may merge with or into any Person that is not a Restricted Subsidiary (other than Holdings) as long as (i) the Borrower is the continuing or surviving Person and (ii) the relevant transaction does not result in a Change of Control or otherwise violate the terms of this Agreement;

(ii)        the settlement or early termination of any Permitted Bond Hedge Transaction and/or any related Permitted Warrant Transaction; and

(jj)        Dispositions of any asset acquired with the proceeds of an Available Excluded Contribution Amount.

It is understood and agreed that (a) to the extent that any Collateral is Disposed of as permitted by this Section 6.07, such Collateral shall be Disposed of free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition, and the Administrative Agent shall be authorized to take, and shall take, any action reasonably requested by the Borrower in order to effect the foregoing; provided, that in the case of a Disposition made to any Loan Party, the relevant transferred assets shall become part of the Collateral of the transferee Loan Party (except to the extent such assets constitute Excluded Assets), (b) any determination of the fair market value of any asset other than Cash for purposes of this Section 6.07 shall be made by the Borrower in good faith at its election either (1) at the time of the execution of the definitive agreement governing such Disposition or (2) the date on which such Disposition is consummated and (c) notwithstanding the foregoing, in no event shall the Borrower or any Restricted Subsidiary (i) Dispose of the Capital Stock of any Rao’s Entity, MichaelAngelo Entity or Noosa Entity, as applicable, or the assets comprising the Rao’s Business, MichaelAngelo Business or Noosa Business, as applicable, to any Unrestricted Subsidiary or (ii) Dispose of the Capital Stock of any Rao’s Entity or substantially all of the assets comprising the Rao’s Business to any Restricted Subsidiary that is not a Loan Party.

Section 6.08.     Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the subordination terms set forth in the documentation governing any Restricted Debt if the effect of such amendment or modification, together with all other amendments or modifications made, is, in the good faith determination of the Borrower, materially adverse to the interests of the Lenders (in their capacities as such); provided, that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is otherwise permitted to be incurred under this Agreement in respect thereof.

Section 6.09.     Holdings. At any time prior to a Public Company Transaction, Holdings shall not:

(a)            create or suffer to exist any Lien on any asset now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Permitted Liens secure Guarantees of Indebtedness or other obligations of the Borrower and/or any Restricted Subsidiary that are otherwise permitted hereunder and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted under Section 6.02 (other than in respect of Indebtedness for borrowed money); or

(b)            consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise Dispose of all or substantially all of its assets to, any Person; provided, that (A) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Borrower and any of its Subsidiaries) so long as (x) Holdings is the continuing or surviving Person or (y) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings (any such successor Person or acquirer referred to in clause (B) below, “Successor Holdings”), (i) Successor Holdings shall be an entity organized or existing under the law of the US, any state thereof or the District of Columbia and (ii) Successor Holdings shall expressly assume all Obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent, (B) Holdings may otherwise convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Borrower and any of its Subsidiaries) so long as (x) no Change of Control results therefrom, (y) Successor Holdings shall be an entity organized or existing under the law of the US, any state thereof or the District of Columbia and (z) Successor Holdings shall expressly assume all of the Obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent; provided, further, that (1) if the conditions set forth in the preceding proviso are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and (2) it is understood and agreed that Holdings may convert into another form of entity organized or existing under the law of the US, any state thereof or the District of Columbia so long as such conversion does not adversely affect the value of its Loan Guaranty or the Collateral and/or (C) Holdings may consummate any PCT Reorganization Transaction.

Section 6.10.     Anti-layering. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to create, incur, assume or otherwise become or remain liable with respect to any Indebtedness for borrowed money permitted (without giving effect to any reclassification) pursuant to (a) Section 6.01(n)(ii), (r), (u), (w) or (z) or (b) Section 6.01(p) (with respect to such Sections identified in the preceding clause (a)), in each case, of clauses (a) and (b), that would be senior, in terms of payment priority or Lien priority, to the Obligations and junior, in terms of payment priority or Lien priority, to the obligations under the First Lien Credit Agreement that constitute First Lien Debt.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01.     Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)            Failure To Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b)            Cross Acceleration. (i) Failure by any Loan Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of First Lien Debt for borrowed money of such Loan Party (other than intercompany Indebtedness) with an individual outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other term of (A) one or more items of First Lien Debt for borrowed money of such Loan Party (other than intercompany Indebtedness) with an individual outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of First Lien Debt (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case beyond the grace period, if any, provided therefor; and (I) the holders of the applicable First Lien Debt have caused the same to become due and payable prior to the scheduled maturity date thereof as a result thereof or (II) such default, event or condition results from the failure to pay at maturity the Loans (as defined in the First Lien Credit Agreement or the equivalent term in the relevant documentation governing the applicable First Lien Obligation); provided that clause (ii) of this paragraph (b) shall not apply to First Lien Debt that becomes due as a result of the voluntary sale or transfer of the property securing such First Lien Debt if such sale or transfer is permitted hereunder; or

(c)            Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with Section 5.01(e)(i) (provided that any Event of Default arising from a failure to deliver any notice of Default or Event of Default shall automatically be deemed to have been cured (and no longer continuing) immediately upon the earlier to occur of (x) the delivery of notice of the relevant Default or Event of Default and (y) the cessation of the existence of the underlying Default or Event of Default), in either case unless a Responsible Officer of the Borrower (1) had knowledge of the underlying Default or Event of Default and (2) was aware that delivery of such notice was required), Section 5.02 (as it applies to the preservation of the existence of the Borrower), or Article 6; or

(d)            Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) being untrue in any material respect as of the date made or deemed made; it being understood and agreed that (i) any breach of any representation, warranty or certification resulting from the failure of the Administrative Agent to file any Uniform Commercial Code financing statement, amendment and/or continuation statement or the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it shall not result in an Event of Default under this Section 7.01(d) or any other provision of any Loan Document and (ii) if the relevant representation and warranty is capable of being cured (including by the delivery of a restated certification or calculation or restated financial statements), no Default or Event of Default may arise under this Section 7.01(d) with respect to such representation and warranty unless such representation and warranty remains incorrect in any material respect for a period of 30 days following the delivery of a written notice by the Administrative Agent of the relevant inaccuracy to the Borrower; or

(e)            Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief in respect of the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) shall be granted under any applicable federal, state or local Requirements of Law, which relief is not stayed; or (ii) the commencement of an involuntary case against the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers over the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary), or over all or a material part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) for all or a material part of its property, which remains, in any case under this Section 7.01(f), undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; provided that it is understood and agreed that the occurrence of any event described in this clause (f)(ii) will not result in a Default or Event of Default under this Agreement prior to the expiration of such 60 consecutive day period; or

(g)            Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) of an order for relief in, or the commencement by the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) of, a voluntary case under any Debtor Relief Law, or the consent by the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other like official for or in respect of itself or for all or a material part of the property of the Borrower and any Subsidiary Guarantor (other taken any Immaterial Subsidiary), taken as a whole or (ii) the making by the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or

(h)            Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against any Loan Party individually or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case, to the extent not adequately covered by indemnity from a third party (including any escrow arrangement), by self-insurance (if applicable) or by insurance as to which, in the case of any such third party insurance, the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days; provided that it is understood and agreed that the occurrence of any event described in this clause (h) will not result in a Default or Event of Default under this Agreement prior to the expiration of such 60 consecutive day period; or

(i)            Employee Benefit Plans. The occurrence of one or more ERISA Events with respect to any Loan Party, which individually or in the aggregate result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j)            Change of Control. The occurrence of a Change of Control; or

(k)            Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any material Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared, by a court of competent jurisdiction, to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (in each case, other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof and other than as a result of any act or omission by the Administrative Agent or any Lender), (ii) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared, by a court of competent jurisdiction, to be null and void or any Lien on a material portion of the Collateral created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than (A) Collateral consisting of Material Real Estate Assets to the extent that the relevant losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (B) solely by reason of (1) such perfection not being required pursuant to the Collateral and Guarantee Requirement, the Collateral Documents, this Agreement or otherwise, (2) the failure of the Administrative Agent (or the First Lien Collateral Agent as its gratuitous bailee) to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file Uniform Commercial Code financing statements, amendments or continuation statements, (3) a release of Collateral in accordance with the terms hereof or thereof or (4) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, any Loan Party shall contest in writing, the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents on any material portion of the Collateral or any Loan Guaranty) or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any other Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to file any Uniform Commercial Code financing statement, amendment or continuation statement and/or maintain possession of any physical Collateral shall not result in an Event of Default under this Section 7.01(k) or any other provision of any Loan Document;

(l)            Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Restricted Debt or any such subordination provision being invalidated by a court of competent jurisdiction in a final non-appealable order, or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than (x) an event with respect to the Borrower described in Section 7.01(f) or Section 7.01(g), at any time thereafter during the continuance of such event, the Administrative Agent may and at the request of the Required Lenders, shall by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon such Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that upon the occurrence of an event with respect to the Borrower described in Section 7.01(f) or Section 7.01(g), any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower without further action of the Administrative Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders, shall exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01.     Appointment and Authorization of Administrative Agent. Each of the Lenders, on behalf of itself and its applicable Affiliates in their respective capacities as such and as counterparties under Hedge Agreements and/or providers of Banking Services, as applicable, hereby irrevocably appoint Owl Rock (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02.     Rights as a Lender. Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

Section 8.03.     Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing:

(a)            the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b)            the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02 or as required under Section 1.11 upon the determination of the First Lien Collateral Agent); provided, that the Administrative Agent shall not be required to take any such action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law;

(c)            except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; it being understood that the Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein; and

(d)            the Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender and such written notice is clearly identified as a “notice of default”, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

Section 8.04.     Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Administrative Agent and each Secured Party agree that:

(a)            (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the provisions of any Loan Document, including this Agreement, the Security Agreement and/or the Loan Guaranty; it being understood that any right to enforce any such provision (including to realize upon the Collateral or enforce any Loan Guaranty) against any Loan Party pursuant hereto or pursuant to any other Loan Document may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof or thereof, (ii) each Lender and/or each counterparty to a Hedge Agreement and/or any agreement governing any Banking Services Obligation that is a Secured Party, in each case in their respective capacities as such, waives its right to commence any action, suit or litigation against any Loan Party in connection with the Loan Documents without the consent of the Required Lenders and (iii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition;

(b)            no holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement; and

(c)            each Secured Party agrees that the Administrative Agent may in its sole discretion, but is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral.

Section 8.05.     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.06.     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Section 8.07.     Successor Administrative Agent.

(a)            The Administrative Agent may resign at any time by giving 30 days’ prior written notice to the Lenders and the Borrower; provided that if no successor agent is appointed in accordance with the terms set forth below within such 30-day period, the Administrative Agent’s resignation shall not be effective until the earlier to occur of (i) the date of the appointment of the successor agent or (ii) the date that is specified in such notice (which shall be no earlier than 30 days after the date thereof) (or such later date as the resigning Administrative Agent may agree). If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon ten days’ notice, remove the Administrative Agent; provided that if no successor agent is appointed in accordance with the terms set forth below within such 30-day period, the Administrative Agent’s removal shall, at the option of the Borrower, not be effective until the earlier to occur of (A) the date of the appointment of the successor agent or (B) the date that is 30 days after the last day of such 30-day period (or such later date as the Borrower may agree). Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank, trust company or other Person acceptable to the Borrower, in each case, with offices in the US having combined capital and surplus in excess of $1,000,000,000; provided, that during the existence of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Sections 7.01(f) or (g), no consent of the Borrower shall be required.

(b)            If no successor has been appointed as provided above and accepted such appointment within 30 days after the resigning Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal (or such later date as the resigning Administrative Agent may agree), then (i) in the case of a resignation, the resigning Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower) or (ii) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that (A) in the case of a resignation, if the Administrative Agent notifies the Borrower and the Lenders that no qualifying Person has accepted such appointment or (B) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with the provisos to the first two sentences in Section 8.07(a), as applicable (unless the resigning Administrative Agent has agreed in its sole discretion to extend the effectiveness of its resignation) and (1) the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the resigning Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly (and each Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided above in this Article 8.

(c)            Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent (other than any rights to indemnity payments owed to the resigning Administrative Agent), and the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as expressly provided above in this Section 8.07) (other than its obligations under Section 9.13 hereof).

(d)            The fees payable by the Borrower to any successor Administrative Agent shall not be greater than those payable to its predecessor unless otherwise expressly agreed in writing between the Borrower and such successor Administrative Agent.

(e)            After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such resigning or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the resignation or removal of the Administrative Agent).

(f)            Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Section 8.08.     Non-Reliance on Administrative Agent. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Section 8.09.     Collateral and Guarantee Matters. Each Lender and each other Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a)            release (or evidence the release of) any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or otherwise Disposed of (or to be sold or otherwise Disposed of) as part of or in connection with any Disposition permitted under (or not restricted by) the Loan Documents (subject to the last paragraph of Section 6.07), (iii) that does not constitute (or ceases to constitute) Collateral (and/or otherwise becomes an Excluded Asset), (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below, (vi) pursuant to the provisions of any applicable Loan Document or (vii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(b)            subject to Section 9.22, release (or evidence the release of) any Subsidiary Guarantor from its obligations under the Loan Guaranty (i) if such Person ceases to be a Restricted Subsidiary (or is or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions not prohibited hereunder) and/or (ii) in the case of any Discretionary Guarantor, at the election of the Borrower at any time so long as (x) the Borrower shall have delivered written notice of such election to the Administrative Agent and (y) after giving pro forma effect to such release and the consummation of the relevant transaction (if applicable), (1) the Borrower is deemed to have made a new Investment in such Person in an amount equal to the aggregate outstanding amount of all Investments made in such Person while such Person was a Discretionary Guarantor and (2) no Event of Default shall exist (including after giving effect to clause (1)); provided that if any Subsidiary Guarantor ceases to constitute a Wholly-Owned Subsidiary, such Subsidiary Guarantor shall not be released from its Loan Guaranty unless (A) such Subsidiary Guarantor is no longer a direct or indirect subsidiary of the Borrower, (B) after giving pro forma effect to such release and the consummation of the relevant transaction, the Borrower is deemed to have made a new Investment in such Person (as if such Person was then newly acquired) and such Investment is permitted by the Loan Documents or (C) such Dispositions of Capital Stock is a good faith Disposition to a bona fide unaffiliated third party (as determined by the Borrower in good faith) for fair market value and for a bona fide business purpose (as determined by the Borrower in good faith); it being understood that this proviso shall not limit the release of any Subsidiary Guarantor that otherwise constitutes an Excluded Subsidiary for any reason other than not constituting a Wholly-Owned Subsidiary of the Borrower (this proviso, the “Specified Guarantor Release Provision”);

(c)            subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g)(i), 6.02(l), 6.02(m), 6.02(n), 6.02(o) (other than any Lien on the Capital Stock of any Subsidiary Guarantor), 6.02(q), 6.02(r), 6.02(s), 6.02(t), 6.02(u), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd) (in the case of clause (ii) thereof, to the extent the relevant Lien covers cash collateral posted to secure the relevant obligation), 6.02(ee), 6.02(ff), 6.02(gg), 6.02(hh), 6.02(ii), 6.02(mm) and/or 6.02(pp) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)) (and, in each case, any Lien securing any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k));

(d)            enter into subordination, intercreditor, collateral trust and/or similar agreements (including any Intercreditor Agreement and/or any amendment to any Intercreditor Agreement) with respect to any Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and with respect to which Indebtedness, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement, with each of the Lenders and the other Secured Parties irrevocably agreeing to the treatment of the Lien on the Collateral securing the Secured Obligations as set forth in any such agreement and that it will be bound by and will take no action contrary to the provisions of any such agreement; and

(e)            execute and/or deliver, as applicable, any amendment to any UCC financing statement and/or any other document evidencing the security interest granted pursuant to the Collateral Documents to indicate that Excluded Assets and/or other assets that do not constitute Collateral are not subject to the security interest granted pursuant to the Collateral Documents.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guaranty or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender hereby authorizes the Administrative Agent to), without recourse or warranty (other than as to the Administrative Agent’s authority to execute and deliver the same) and at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

Notwithstanding anything to the contrary in this Section 8.09 or in any other provision of any Loan Document, each Lender and each other Secured Party hereby authorizes the Administrative Agent to, and the Administrative Agent shall, execute and deliver any instruments, documents, consents, acknowledgments, and agreements necessary or desirable to evidence, effectuate or confirm the release of any Subsidiary Guarantor or Collateral or the subordination of any Lien pursuant to the provisions of this Section 8.09.

It is understood and agreed that, notwithstanding anything to the contrary herein, in any other Loan Document and/or in the documentation governing any Hedge Agreement and/or any agreement governing Banking Services, (a) unless otherwise agreed to by the Borrower and any applicable counterparty to any agreement governing any Secured Hedging Obligation and/or any Banking Service, the obligations of Holdings, the Borrower or any subsidiary under any such agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Loan Guaranty only to the extent that, and for so long as, the Obligations are so secured and guaranteed and (b) any release of any Lien on any Collateral and/or any Guarantor effected in a manner permitted by this Agreement and/or any other Loan Document shall not require the consent of any such counterparty.

Section 8.10.     Intercreditor Agreements. The Administrative Agent is authorized by the Lenders and each other Secured Party to, and shall, enter into any Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted hereunder to be subordinated in right of payment or with respect to security and/or (B) secured by any Lien and (ii) which contemplates an intercreditor, subordination, collateral trust or similar agreement and/or (b) Secured Hedging Obligations and/or Banking Services Obligations, whether or not constituting Indebtedness (any such other intercreditor, subordination, collateral trust and/or similar agreement an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Intercreditor Agreement and any other Additional Agreement is binding upon them. Each Lender and each other Secured Party hereto hereby (a) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Intercreditor Agreement or any other Additional Agreement and (b) authorizes and instructs the Administrative Agent to enter into any Intercreditor Agreement and/or any other Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Lenders and the other Secured Parties to extend credit to the Borrower, and the Lenders and the other Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Intercreditor Agreement and/or any other Additional Agreement.

Section 8.11.     Indemnification of Administrative Agent. To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03(b) hereof, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 8.12.     Withholding Taxes. To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective or because such Lender failed to maintain a Participant/SPC Register in the manner required by Section 9.05(c)). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 8.13.     Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Secured Parties and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Section 8.14.     Erroneous Payments.

(a)            If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice from the Administrative Agent, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.

(b)            Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Article 8.

(c)            For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with clause (a) above, (i) the Administrative Agent may elect, in its sole discretion upon written notice to the relevant Lender or Secured Party, that all rights and claims of such Lender or Secured Party with respect to the Loans or other Obligations owed to such Person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Amount”) shall immediately vest in the Administrative Agent upon such election; after such election, with respect to Loans, the Administrative Agent (x) may reflect its ownership interest in the relevant Loans in a principal amount equal to the Corresponding Amount in the Register, and (y) upon five business days’ written notice to such Lender may sell such Loan (or portion thereof) to an Eligible Assignee in accordance with Section 9.05 in respect of the Corresponding Amount, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by such Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any Payment Recipient that receives funds on its behalf) and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Loans, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of such Lender or Secured Party with respect to the relevant Erroneous Payment Return Deficiency (determined after any reductions as a result of any such vesting described in clause (i)) (it being understood and agreed that aggregate Obligations of the Loan Parties shall not be increased as a result of the application of this clause (ii)). For the avoidance of doubt, no vesting or sale pursuant to this clause (c) will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(d)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(e)            No Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f)            Each party’s obligations, agreements and waivers under this Section 8.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, and the occurrence of the Termination Date.

(g)            This Section 8.14 shall not apply to the disbursement of any proceeds of a Loan to or at the express direction of the Borrower unless otherwise expressly agreed to in writing by the Borrower.

(h)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower and the Loan Parties shall have no obligations or liabilities for any actions, consequences or remediation (including the repayment of any amounts) contemplated by this Section 8.14; provided that under no circumstances shall this Section 8.14(h) affect the Borrower’s or any Loan Parties’ obligations or liabilities with respect to any Obligations that remain outstanding.

ARTICLE 9

MISCELLANEOUS

Section 9.01.     Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i)             if to any Loan Party, to such Loan Party in the care of the Borrower at:

Sovos Brands Intermediate, Inc.
1901 Fourth St, Suite 200

Berkeley, CA 94710

Attention: Chris Hall
Email: chris@sovosbrands.com

with copies to (which shall not constitute notice to any Loan Party):

Advent International Corporation

12 E. 49th Street, 45th Floor
New York, New York 10017
Attention: Ken Prince
Email: KPrince@AdventInternational.com

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Allison Liff
Email: allison.liff@weil.com

(ii)            if to the Administrative Agent, at:

Owl Rock Capital Corporation

399 Park Avenue, 38th Floor

New York, New York 10022

Attn: Bryan Cole

Phone: 212.419.3035

Email: accounting@owlrock.com; adminagent@owlrock.com; and

owlrockadminagent@alterdomus.com

and

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Jason Kyrwood
Email: jason.kyrwood@davispolk.com

(iii)           if to any Lender, to it at its physical address or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)            Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself and each Lender.

(d)            The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by, or on behalf of, Holdings or the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information within the meaning of the US federal securities laws with respect to Holdings, the Borrower or their respective securities) (each, a “Public Lender”). At the reasonable request of the Administrative Agent, the Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as information of a type that would (A) customarily be made publicly available (or could be derived from publicly available information), as determined by the Borrower, if the Borrower were to become a public reporting company or (B) would not be material with respect to Holdings, the Borrower, their respective subsidiaries, any of their respective securities or the Transactions, as determined in good faith by the Borrower, for purposes of the US federal securities laws and (iii) the Administrative Agent shall be required to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Loan Documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information (it being understood that the Borrower shall have a reasonable opportunity to review the same prior to distribution and comply with SEC or other applicable disclosure obligations).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including US federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of US Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS ON, OR THE ADEQUACY OF, THE PLATFORM, AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY SUCH COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY PARTY HERETO OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT.

Section 9.02.     Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, the making of any Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)            Except as expressly provided in this Section 9.02 (or otherwise in this Agreement or the applicable Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided, that, notwithstanding the foregoing:

(A)            the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:

(1)            increases the Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Incremental Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2)            reduces the principal amount of any Loan owed to such Lender;

(3)            (x) extends the scheduled final maturity of any Loan or (y) postpones any Interest Payment Date with respect to any Loan held by such Lender or the date of any scheduled payment of any fee or premium payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent);

(4)            reduces the rate of interest (other than to waive any Default or Event of Default or any obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.13(d), which shall only require the consent of the Required Lenders) or the amount of any fee or premium owed to such Lender;

(5)            extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; and

(6)            waives, amends or modifies the provisions of Sections 2.18(b) or (c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02 or otherwise in this Agreement);

(B)            no such agreement shall:

(1)            change any of the provisions of Section 9.02(a) or (b) or the definition of “Required Lenders”, in each case to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender;

(2)            (A) release all or substantially all of the Collateral from the Lien granted pursuant to the Collateral Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22), without the prior written consent of each Lender or (B) prior to the occurrence of an Event of Default under Section 7.01(f) or (g), subordinate the Lien on, and/or the right of payment with respect to, a material portion of the Collateral, taken as a whole (as determined by the Borrower in good faith), securing the Secured Obligations to any other Indebtedness for borrowed money (other than in connection with (I) any Acceptable Debtor-In-Possession Financing, (II) the implementation of an “asset-based” revolving credit facility, Receivables Facility or similar financing and/or (III) any other financing with respect to which each relevant Lender has been offered the opportunity to provide such financing) without the prior written consent of each Lender it being understood and agreed that the amendment of Section 2.22, 2.23, 6.01, 6.02 and/or 9.02 to permit the incurrence of any additional First Lien Debt shall not be subject to this clause (B); or

(3)            release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22), without the prior written consent of each Lender;

(C)            [reserved];

(D)            [reserved]; and

(E)            no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(c)            Notwithstanding the foregoing, this Agreement may be amended:

(i)            with the written consent of the Borrower and the Lenders providing the relevant Replacement Loans to permit the refinancing or replacement of all or any portion of the outstanding Loans under any Class (any such loans being refinanced or replaced, the “Replaced Loans”) with one or more replacement Loans hereunder (“Replacement Loans”) pursuant to a Refinancing Amendment; provided that:

(A)           the aggregate principal amount of any Class of Replacement Loans shall not exceed the aggregate principal amount of the relevant Replaced Loans (plus (1) any additional amount permitted to be incurred under Section 6.01 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02, plus (2) the amount of any accrued interest, fee, expense, penalty and/or premium (including any tender premium) on the relevant Replaced Loans, any committed but undrawn amount, and/or any underwriting discount, fees and/or initial yield payment associated therewith (including any upfront fee, original issue discount and/or initial yield payment, commission and/or expense associated with the relevant Replacement Loan);

(B)            any Class of Replacement Loans (other than Customary Bridge Loans) must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the applicable Replaced Loans at the time of the relevant refinancing;

(C)            any Class of Replacement Loans may be pari passu with or junior to any then-existing Class of Loans in right of payment and may be pari passu with or junior to such Class of Loans with respect to the Collateral or unsecured; provided that any Class of Replacement Loans that is junior to any then-existing Class of Loan in right of payment or security shall be subject to an Intercreditor Agreement;

(D)            any Class of Replacement Loans that is secured may not be secured by any asset other than Collateral;

(E)            any Class of Replacement Loans that is guaranteed may not be guaranteed by any subsidiary of the Borrower other than one or more Loan Parties;

(F)            any Class of Replacement Loans that is pari passu with the Initial Loans in right of payment and security may participate (A) in any voluntary prepayment of Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Loans as set forth in Section 2.11(b)(vi);

(G)            any Class of Replacement Loans may have pricing (including “MFN” or other pricing terms), interest, fees, rate margins, rate floors, premiums (including prepayment premiums), funding discounts, and, subject to preceding clause (F), optional prepayment and redemption terms and, subject to preceding clause (B), an amortization schedule, as the Borrower and the lenders providing such Class of Replacement Loans may agree;

(H)            the other terms and conditions of any Class of Replacement Loans (except as set forth above) shall be deemed satisfactory to the Administrative Agent so long as any such terms and conditions (1) that are not substantially consistent with those applicable to the relevant Replaced Loans are applicable after the Latest Maturity Date of such Class of Replaced Loans (in each case, as of the date of incurrence of such Class of Replacement Loans), (2) are substantially identical to, or (taken as a whole) no more favorable (as determined by the Borrower in good faith) to the lenders providing such Class of Replacement Loans than those applicable to the relevant Replaced Loans (other than such terms to which clause (1) is applicable), (3) reflect then-current market terms and conditions (as determined by the Borrower in good faith) for the applicable type of Indebtedness or (4) are reasonably acceptable to the Administrative Agent (it being agreed that terms and conditions of any Replacement Loans that are more favorable to the lenders or the agent of such Replacement Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment or otherwise shall be deemed to be satisfactory to the Administrative Agent); provided that any Replacement Loan that constitutes a Customary Term A Loan may include one or more financial covenants that do not apply for the benefit of any Lender that does not hold such Customary Term A Loan;

(I)             Replacement Loans may be provided by any existing Lender or by any other Eligible Assignee; provided that the Administrative Agent shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Person’s provision of Replacement Loans if such consent would be required under Section 9.05(b) for an assignment of Loans to such Person; and

(J)             the relevant outstanding Replaced Loans and all accrued but unpaid interest and fees then due and payable in connection therewith shall be paid in full, in each case on the date the applicable Replacement Loan is implemented; and

(ii)           [reserved];

provided, further, that, in respect of sub-clause (i) of this clause (c), any Non-Debt Fund Affiliate and/or any Debt Fund Affiliate shall be permitted without the consent of the Administrative Agent to provide any Class of Replacement Loans, it being understood that in connection therewith, the relevant Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Person under Section 9.05.

Each party hereto hereby agrees that this Agreement may be amended by the Borrower, the Administrative Agent and the lenders providing the relevant Class of Replacement Loans to the extent (but only to the extent) necessary to reflect the existence and terms of such Class of Replacement Loans, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Class of Replacement Loans, may elect or decline, in its sole discretion, to provide such Class of Replacement Loans.

(d)           Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i)            the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive this Agreement and/or any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,

(ii)            the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary or advisable in the reasonable opinion of the Borrower and the Administrative Agent to (A) effect the provisions of Sections 2.22, 2.23, 5.12, 5.17, 5.18 and/or 9.02(c), or any other provision of this Agreement or any other Loan Document specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent, (B) add terms (including representations and warranties, conditions, prepayments, covenants or events of default) that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent (it being understood that, where applicable, any such amendment may be effectuated as part of an Incremental Facility Amendment, an Extension Amendment and/or a Refinancing Amendment) and/or (C) in connection with the establishment of a tranche of Customary Term A Loans under this Agreement pursuant to any Incremental Amendment and/or any Refinancing Amendment, incorporate a “financial maintenance covenant” that only applies for the benefit of the lenders in respect of such facility (but not any other Lender); it being understood that the Borrower and the Administrative Agent are hereby authorized under this clause (ii)(C) to amend such provisions of this Agreement (including, without limitation, Section 7.01 and this Section 9.02) as may be necessary to establish such financial maintenance covenant and ensure that only the Lenders in respect of such Customary Term A Loans have rights with respect thereto provided that any Replacement Loan that constitutes a Customary Term A Loan may include one or more financial covenants that do not apply for the benefit of any Lender that does not hold such Customary Term A Loan,

(iii)          if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them,

(iv)          the Administrative Agent and the Borrower may amend, restate, amend and restate or otherwise modify any Intercreditor Agreement and/or any other Additional Agreement as provided therein,

(v)           the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, implementations of Additional Commitments or incurrences of Additional Loans pursuant to Sections 2.22, 2.23 or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans,

(vi)          no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b),

(vii)         this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion,

(viii)        any amendment, waiver or modification of any term or provision that solely affects Lenders under one or more Classes and does not directly and adversely affect Lenders under one or more other Classes (including any waiver or modification of any condition to any extension of credit under any Class of Commitments, pricing or other modification) may be effected with the consent of Lenders owning more than 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders,

(ix)           this Agreement may be amended in the manner prescribed in Section 1.13,

(x)            this Agreement may be amended in the manner prescribed in Sections 2.22(i) and 2.23(c); it being understood and agreed that any such amendment may provide that with respect to any Class of Loans and/or Commitments that is structured as a “delayed draw” or similar facility, (i) any condition precedent to the funding of any Loan thereunder and/or (ii) any Event of Default arising as a result of any inaccuracy of any representation and/or warranty (including any certification) made in connection with the satisfaction of any such condition precedent, in each case, may be waived, amended or modified solely with the consent of a majority of the holders of such Loans and/or Commitments (or such other percentage of such holders as may be required in the amendment implementing such Class of Loans and/or Commitments (and without the consent of the Required Lenders or any other Lenders),

(xi)           for the avoidance of doubt, any “MFN” provision, including, without limitation, Sections 2.22(a)(v), may be amended solely with the consent of the Borrower and the Required Lenders, and

(xii)          the Required Lenders, without the consent of any other Lender, may (A) rescind any acceleration of the Loans and/or any other Obligation pursuant to Article 7 hereof and/or (B) agree that the Administrative Agent and the Lenders will forbear from exercising any remedy provided under any Loan Document with respect to any Event of Default.

(e)            It is understood that:

(i)             notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than any Lender that is a Regulated Bank) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall, unless the Borrower otherwise elects (in its sole discretion), have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders;

(ii)            for purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrower and/or any other Loan Party or any instrument issued or guaranteed by the Borrower and/or any other Loan Party shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and/or any other Loan Party and any instrument issued or guaranteed by the Borrower and/or any other Loan Party, collectively, represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (1) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (2) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (3) the Borrower and/or any other Loan Party is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivative transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of the Borrower and/or any other Loan Party other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and/or any other Loan Party and any instrument issued or guaranteed by the Borrower and/or any other Loan Party, collectively, represent less than 5% of the components of such index; and

(iii)           in connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).

Section 9.03.          Expenses; Indemnity.

(a)            Subject to Section 9.05(f), the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole) in connection with the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower and except as otherwise provided in a separate writing between the Borrower and/or the Administrative Agent) and (ii) without duplication of the obligation set forth in Section 9.03(b), all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Lenders or any of their respective Affiliates (but limited (x) in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole, and (y) in the case of other third party advisors, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of only third party advisors the engagement of whom has been approved by the Borrower (such approval not to be unreasonably withheld, delayed or conditioned) in writing) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 30 days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b)           The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses constituting any such losses, claims, damages and/or liabilities), to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or perceived conflict of interest, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Borrower, any of its Restricted Subsidiaries or any other Loan Party or any Environmental Liability related to the Borrower, any of its Restricted Subsidiaries or any other Loan Party and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement referred to below) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or, to the extent such judgment finds (or any such settlement agreement acknowledges) that any such loss, claim, damage, or liability has resulted from such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent acting in its capacity as the Administrative Agent) that does not involve any act or omission of Holdings, the Borrower or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. Any amount due under this Section 9.03(b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with reasonable backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c)            The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned) or any other losses, claims, damages, liabilities and/or expenses incurred in connection therewith, but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04.          Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement nor any Secured Party shall assert, and each hereby waives on behalf of itself and its Related Parties, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to, and in accordance with, the terms of Section 9.03.

Section 9.05.         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that (i) except as permitted under Section 6.07, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void and, if applicable, subject to Section 9.05(f)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in Section 9.05(e)), Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 or 9.02(c) at the time owing to it) with the prior written consent of:

(A)           the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, that (x) the Borrower shall be deemed to have consented to any assignment of Loans (other than any assignment to any Disqualified Institution or any natural Person) unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receipt by the Borrower of a written notice for consent thereto and (y) the consent of the Borrower shall not be required for any assignment (1) of Loans or Commitments to any Lender or any Affiliate of any Lender or an Approved Fund or (2) at any time when an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) (with respect to the Borrower) exists; it being understood and agreed that the Borrower may withhold its consent (in its sole discretion) to any assignment to any Person that is (I) known by it to be an Affiliate of a Disqualified Institution and/or an Affiliate of a Competitor (other than a Competitor Debt Fund Affiliate, unless the Borrower has other reasonable grounds on which to withhold its consent), regardless of whether any such Person constitutes a Disqualified Institution and/or (II) known by it to be a “loan to own” investor and/or an investor primarily in distressed credits or opportunistic or special situations or any affiliate of any such investor;

(B)            the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund; and

(C)            [reserved].

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than  $1,000,000 in the case of Loans and Commitments unless the Borrower and the Administrative Agent otherwise consent;

(B)            any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D)            the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any know your customer information, including the IRS form required under Section 2.17.

(iii)          Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the US a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)          By executing and delivering an Assignment Agreement, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment Agreement, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee represents and warrants that it is (1) an Eligible Assignee and (2) not a Disqualified Institution or an Affiliate of any Disqualified Institution, legally authorized to enter into such Assignment Agreement; (D) the assignee confirms that it has received a copy of this Agreement and each applicable Intercreditor Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) the assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)            (i) Any Lender may, without the consent of the Borrower (solely in the case of any participation in any Lender’s rights and obligations with respect to any Loan), the Administrative Agent or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural Person or, other than with respect to any participation to any Debt Fund Affiliate (any such participations to a Debt Fund Affiliate being subject to the limitation set forth in the first proviso of the final paragraph set forth in Section 9.05(g), as if the limitation applied to such participations), the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b); it being understood and agreed that no Lender may enter into any agreement or other arrangement with any Participant that provides such Participant with the right to agree to or approve (or direct such Lender to agree, approve, consent or not to agree, approve or consent) any other amendment, modification or waiver in respect of any Loan Document, and any such agreement or arrangement shall be deemed to be null and void and of no force or effect. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section and it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower and the Administrative Agent). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii)           No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant unless the participation is made with the prior written consent of the Borrower (in its sole discretion), expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16, and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the grant to such Participant.

Each Lender that sells a participation or makes a grant to an SPC (as defined in Section 9.05(e)) shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and each SPC and their respective successors and registered assigns, and the principal and interest amounts of each Participant’s and each SPC’s interest in the Loans or other obligations under the Loan Documents (a “Participant/SPC Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant/SPC Register (including the identity of any Participant or SPC or any information relating to any Participant’s or SPC’s interest in any Commitment, Loan or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the Treasury Regulations (or any amended or successor version). The entries in the Participant/SPC Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant/SPC Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant/SPC Register.

(d)           (i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(ii)           No Lender may at any time enter into a total return swap, total rate of return swap, credit default swap or other derivative instrument under which any Secured Obligation is a reference obligation (any such swap or other derivative instrument, an “Obligations Derivative Instrument”) with any counterparty that is a Disqualified Institution.

(e)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower (in its sole discretion), expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the US or any State thereof; provided that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f)            (i) Any assignment, participation, entry into an Obligations Derivative Instrument or pledge by a Lender (A) to or with any Disqualified Institution or (B) in the case of any assignment and/or participation, without the Borrower’s consent to the extent the Borrower’s consent is required under this Section 9.05 (and, if applicable, not deemed to have been given pursuant to Section 9.05(b)(i)(A)), in each case, to any Person shall be null and void, and Holdings and the Borrower shall each be entitled to seek specific performance to unwind any such assignment, participation, Obligations Derivative Instrument or pledge and/or specifically enforce this Section 9.05(f) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedy available to the Borrower at law or in equity; it being understood and agreed that the Borrower, Holdings and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment or participation to a Disqualified Person, any entry into any Obligations Derivative Instrument with any Disqualified Person, the pledge or assignment of any security interest in any Loan or Commitment to a Disqualified Person and/or any assignment or participation of, or pledge or assignment of a security interest in, any Loan or Commitment to any Person to whom the Borrower’s consent is required but not obtained. Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity. The Administrative Agent may make the list of Disqualified Institutions available on a confidential basis in accordance with Section 9.13 to any Lender who specifically requests a copy thereof, and such Lender may provide such list of Disqualified Institutions to any potential assignee or participant or counterparty to any Obligations Derivative Instrument who agrees to keep such list confidential in accordance with Section 9.13 solely for the purpose of permitting such Person to verify whether such Person (or any Affiliate thereof) constitutes a Disqualified Institution.

(ii)           If any assignment or participation under this Section 9.05 is made to any Disqualified Institution and/or any Affiliate of any Disqualified Institution (other than any Competitor Debt Fund Affiliate) and/or any other Person to whom the Borrower’s consent is required but not obtained, in each case, without the Borrower’s prior written consent (any such person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) in the case of any outstanding Loan, held by such Disqualified Person, purchase such Loan by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Loan, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans and participations in Letters of Credit, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower, (II) in the case of clauses (A) and (B), the Borrower shall not be liable to the relevant Disqualified Person under Section 2.16 if any LIBO Rate Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto, (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (x) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (y) any Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed to the Borrower or any of its subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled)) and (IV) in no event shall such Disqualified Person be entitled to receive amounts set forth in Section 2.13(d). Further, any Disqualified Person identified by the Borrower to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders or the majority of Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class, all Lenders or all affected Lenders, as the case may be, have taken any action, and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons (1) in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Loan Party and/or (2) for purposes of any matter requiring the consent of each Lender or each affected Lender and (C) shall not be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(iii)          Notwithstanding anything to the contrary herein, each of Holdings, the Borrower and each Lender acknowledges and agrees that the Administrative Agent shall not have any liability for any assignment or participation made to any Disqualified Institution or Affiliated Lender (regardless of whether the consent of the Administrative Agent is required thereto), and none of the Borrower, any Lender or any of their respective Affiliates will bring any claim to that effect.

(g)           Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to any Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions open to all Lenders holding the relevant Loans on a pro rata basis or (B) through open market purchases (including, for the avoidance of doubt, any negotiated transaction), in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i)            any Loan acquired by Holdings, the Borrower or any of its Restricted Subsidiaries shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided, that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Loans so retired and cancelled;

(ii)           any Loan acquired by any Non-Debt Fund Affiliate (other than Holdings, the Borrower or any of its Restricted Subsidiaries) may (but shall not be required to) be contributed to the Borrower or any of its subsidiaries (it being understood that any such Loans shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled promptly upon such contribution); provided, that upon any such cancellation, the aggregate outstanding principal amount of the Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and cancelled;

(iii)          the relevant Affiliated Lender and assigning or purchasing, as applicable, Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv)          subject to Section 9.05(f)(ii), after giving effect to the relevant assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Loans then outstanding (after giving effect to any substantially simultaneous cancellation thereof) (the “Affiliated Lender Cap”); provided, that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loan made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender or the provision of Additional Loans by any Affiliated Lender); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be null and void (except to the extent such excess amount is subsequently assigned to a Person that is not an Affiliated Lender);

(v)           in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Borrower or any of its Restricted Subsidiaries, no Event of Default exists at the time of the launch of the relevant Dutch Auction or the confirmation of such open market purchase, as applicable; and

(vi)          by its acquisition of Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)           subject to clause (iv) above, the Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote; provided that (x) such Affiliated Lender shall have the right to vote (and the Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payment in which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B)            such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article 2);

(vii)         no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to Holdings and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g); and

(viii)        in any proceeding under any Debtor Relief Law, (A) the interest of any Affiliated Lender in any Loan will be deemed to be voted in the same proportion as the vote of Lenders that are not Affiliated Lenders on the relevant matter; provided that each Affiliated Lender will be entitled to vote its interest in any Loan to the extent that any plan of reorganization or other arrangement with respect to which the relevant vote is sought proposes to treat the interest of such Affiliated Lender (in its capacity as a Lender) in such Loan in a manner that is less favorable to such Affiliated Lender than the proposed treatment of Loans held by other Lenders and (B) all Affiliated Lenders shall be treated as a single lender for purposes of any “numerosity” or similar requirement applicable therein.

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans and/or Commitments to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Loans and/or Commitments (x) on a pro rata basis through Dutch auctions open to all applicable Lenders in accordance with customary procedures or (y) on a non-pro rata basis through open market purchases (including, for the avoidance of doubt, negotiated transactions) without the consent of the Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (viii) of this clause (g); provided that the Loans and Commitments held by all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document; it being understood and agreed that the portion of the Loan and/or Commitments that accounts for more than 49.9% of the relevant Required Lender action shall be deemed to be voted pro rata along with other Lenders that are not Debt Fund Affiliates. Any Loan acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings or any of its subsidiaries for purposes of cancelling such Indebtedness (it being understood that any Loan so contributed shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon thereof); provided that upon any such cancellation, the aggregate outstanding principal amount of the relevant Class of Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and cancelled.

Section 9.06.         Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07.         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, each Intercreditor Agreement and the Fee Letters constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement. It is understood and agreed that, subject to any Requirement of Law, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any Loan Document shall be deemed to include any Electronic Signature, delivery or the keeping of any record in electronic form, each of which shall have the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state laws based on the Uniform Electronic Transactions Act.

Section 9.08.         Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09.         Right of Setoff. At any time when an Event of Default exists, the Administrative Agent and, upon the written consent of the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent or such Lender, respectively, to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by the Administrative Agent or such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different than the branch or office holding such deposit or obligation on such Indebtedness. The Administrative Agent shall promptly notify the Borrower and any applicable Lender shall promptly notify the Borrower and the Administrative Agent of such set-off or application, as applicable; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Administrative Agent may have.

Section 9.10.          Governing Law; Jurisdiction; Consent to Service of Process.

(a)            THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)            EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY US FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c)            EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d)            To the extent permitted by APPLICABLE REQUIREMENTS OF law, each party hereto hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) directed to it at its address for notices as provided for in Section 9.01. each Party hereto hereby waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any loan document that service of process was invalid and ineffective. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by APPLICABLE REQUIREMENTS OF law.

Section 9.11.          Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12.          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13.          Confidentiality. Each of the Administrative Agent and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed:

(a)            to its and its Affiliates’ members, partners, directors (or equivalent managers), officers, managers, employees, agents, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent or any Lender that is a Disqualified Institution,

(b)            to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, (i) to the extent practicable and permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment),

(c)            upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates or as otherwise required by applicable Requirements of Law (in which case (except in the case of any Lender’s obligation to report the existence of its investment in the Term Facility (but not other Confidential Information) in periodic filings with the SEC in accordance with applicable Requirements of Law) such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) to the extent practicable and permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment),

(d)            to the extent provided by or on behalf of the Borrower to the Administrative Agent for distribution to the Lenders, by the Administrative Agent to any Lender party to this Agreement, as applicable,

(e)            subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent) in accordance with market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution and/or any Person to whom the Borrower has, at the time of disclosure, affirmatively declined to consent to any assignment or participation), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party,

(f)            subject to the Borrower’s prior approval of the information to be disclosed, to the CUSIP Service Bureau or any similar agency on a confidential basis in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or

(g)            (i) the existence of this Agreement (but not the terms hereof) and the existence of the Term Facility (but not the terms thereof) and (ii) certain other limited generic information regarding the Term Facility (but not any other Confidential Information), may be disclosed to market data collectors and other similar service providers to the lending industry and, in the case of the Administrative Agent, to service providers to the Administrative Agent in connection with the administration of the Term Facility,

(h)            to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives, and

(i)             with the prior written consent of the Borrower.

For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrower and/or any of its subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent or any Lender, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Holdings, the Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or Lender on a non-confidential basis prior to disclosure by Holdings or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to any Person that is a Disqualified Institution at the time of disclosure.

Section 9.14.          No Fiduciary Duty. Each of the Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Credit Parties”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Credit Party, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Credit Party, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Credit Party has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Credit Party, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.15.          Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16.          USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act and the requirements of the Beneficial Ownership Regulation hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Borrower in accordance with the Beneficial Ownership Regulation.

Section 9.17.          Disclosure of Agent Conflicts. Each Loan Party and each Lender hereby acknowledge and agree that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18.          Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender (other than the Administrative Agent) obtains possession of any Collateral, such Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19.          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender.

Section 9.20.          Intercreditor Agreements. REFERENCE IS MADE TO EACH INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTION CONTRARY TO THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO EACH APPLICABLE INTERCREDITOR AGREEMENT AS “SECOND LIEN AGENT” (OR EQUIVALENT) AND ON BEHALF OF SUCH LENDER. THE PROVISIONS OF THIS SECTION 9.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF ANY INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO EACH INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN ANY INTERCREDITOR AGREEMENT. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE FIRST LIEN CREDIT AGREEMENT AND/OR THE LENDERS OR HOLDERS OF ANY OTHER INDEBTEDNESS SUBJECT TO ANY APPLICABLE INTERCREDITOR AGREEMENT TO EXTEND CREDIT THEREUNDER AND SUCH LENDERS AND/OR HOLDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF EACH APPLICABLE INTERCREDITOR AGREEMENT.

Section 9.21.          Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Intercreditor Agreement and any Loan Document, the terms of such Intercreditor Agreement shall govern and control.

Section 9.22.          Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, (a) any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty and any Lien granted by such Subsidiary Guarantor pursuant to any Collateral Document) shall be automatically released) (i) upon the consummation of any transaction or series of related transactions not prohibited hereunder if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (or is or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions not prohibited hereunder), (ii) upon the occurrence of the Termination Date and/or (iii) with respect to any Discretionary Guarantor, at the election of the Borrower at any time as a result of a single transaction or series of related transactions not prohibited hereunder so long as (x) the Borrower shall have delivered written notice of such election to the Administrative Agent and (y) after giving pro forma effect to such release and the consummation of the relevant transaction (if applicable), (1) the Borrower is deemed to have made a new Investment in such Person in an amount equal to the aggregate outstanding amount of all Investments made in such Person while such Person was a Discretionary Guarantor and (2) no Event of Default shall exist (including after giving effect to clause (1)) and (b) any Subsidiary Guarantor that meets the definition of an “Excluded Subsidiary” shall be released by the Administrative Agent promptly following the request therefor by the Borrower, subject, if applicable, to the Specified Guarantor Release Provision. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.22 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 9.23.          Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding of the parties hereto, each such party acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.24.          Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(a)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(b)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(c)            (i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(d)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto). To the extent the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing is not reimbursed and indemnified by the Borrower, the Lenders severally agree to reimburse and indemnify the Administrative Agent (or any such sub-agent), such Related Party, as the case may be, in proportion to their respective “pro rata shares” (determined as set forth below) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or such sub-agent) or such Related Party in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Related Party’s, as applicable, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). For purposes of this paragraph, a Lender’s “pro rata share” shall be determined based upon its share of the sum of, without duplication unused Commitments and outstanding Loans, in each case, at the time (or most recently outstanding and in effect).

Section 9.25.          [Reserved].

Section 9.26.          Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Derivative Transactions or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the US or any other state of the US):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the US or a state of the US. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the US or a state of the US. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 9.26, the following terms have the following meanings:

“BHC ACT Affiliate” means an “affiliate” (as defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)).

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SOVOS BRANDS INTERMEDIATE, INC., as the Borrower

By:	/s/ Chris Hall
	Name:	Chris Hall
	Title:	Treasurer and Chief Financial Officer

SOVOS BRANDS HOLDINGS, INC., as Holdings

By:	/s/ Chris Hall
	Name:	Chris Hall
	Title:	Treasurer and Chief Financial Officer

[Signature Page to Second Lien Credit Agreement]

OWL ROCK CAPITAL CORPORATION, as Administrative Agent and as an Initial Lender

By:	/s/ Jeff Walwyn
	Name:	Jeff Walwyn
	Title:	Authorized Signatory

[Signature Page to Second Lien Credit Agreement]

OR LENDING LLC, as an Initial Lender

By:	/s/ Jeff Walwyn
	Name:	Jeff Walwyn
	Title:	Authorized Signatory

OR LENDING II LLC, as an Initial Lender

By:	/s/ Jeff Walwyn
	Name:	Jeff Walwyn
	Title:	Authorized Signatory

OR LENDING III LLC, as an Initial Lender

By:	/s/ Jeff Walwyn
	Name:	Jeff Walwyn
	Title:	Authorized Signatory

[Signature Page to Second Lien Credit Agreement]

TCG BDC, INC., as Initial Lender

By:	/s/ Miles Toben
	Name:	Miles Toben
	Title:	Managing Director

CARLYLE DIRECT LENDING CLO 2015-1R LLC, as Initial Lender

By:	/s/ Miles Toben
	Name:	Miles Toben
	Title:	Managing Director

TCG BDC II SPV LLC, as Initial Lender

By:	/s/ Miles Toben
	Name:	Miles Toben
	Title:	Managing Director

OCPC CREDIT FACILITY SPV LLC, as Initial Lender

By:	/s/ Brian Marcus
	Name:	Brian Marcus
	Title:	Managing Director

CARLYLE SKYLINE CREDIT FUND L.P., as Initial Lender

By:	/s/ Peter Gaunt
	Name:	Peter Gaunt
	Title:	Principal

[Signature Page to Second Lien Credit Agreement]

FORTRESS CREDIT CORP., as Initial Lender

By:	/s/ Avraham Dreyfuss
	Name:	Avraham Dreyfuss
	Title:	Chief Financial Officer

[Signature Page to Second Lien Credit Agreement]